Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

RECTORSEAL, LLC,

RS ACQUISITION SUB, LLC,

ASPEN MANUFACTURING, LLC

and

solely in his capacity as the Holder Representative,

MICHAEL KUTSCH

dated as of March 17, 2025

i

4.19	Environmental Matters	49
4.20	Absence of Changes	50
4.21	Affiliate Agreements	50
4.22	Intellectual Property	50
4.23	Permits	52
4.24	Top Customers & Top Suppliers	52
4.25	Privacy and Security	53
4.26	Anti-Corruption Laws; Sanctions	53
4.27	Recalls; Product Warranties and Liability	54
4.28	Bank Accounts and Powers of Attorney	55
4.29	Accounts Receivable; Inventory	55
4.30	No Additional Representations and Warranties	55

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB		56

5.1	Corporate Organization	56
5.2	Due Authorization	56
5.3	No Conflict	57
5.4	Litigation and Proceedings	57
5.5	Governmental Authorities; Consents	57
5.6	Cash Available	57
5.7	Brokers’ Fees	57
5.8	Solvency; Surviving Company After the Merger	57
5.9	No Outside Reliance	57
5.10	Investment Intent	58

ARTICLE VI. COVENANTS OF THE COMPANY		58

6.1	Conduct of Business	58
6.2	Inspection	61
6.3	Regulatory Consents	62
6.4	Termination of Certain Agreements	62
6.5	No Shop	62
6.6	Resignations	63
6.7	Use of Company Intellectual Property	63
6.8	280G	64
6.9	Tail Policies	64

ARTICLE VII. COVENANTS OF ACQUIROR		64

7.1	Regulatory Consents	64
7.2	Indemnification and Insurance	66
7.3	Post-Closing Access; Preservation of Records	67
7.4	Employee Benefits	67
7.5	RWI Policy	68
7.6	No Outside Reliance	69

ARTICLE VIII. JOINT COVENANTS		70

8.1	Support of Transaction	70
8.2	Tax Matters	70
8.3	Further Assurances	77

ARTICLE IX. CONDITIONS TO OBLIGATIONS		77

9.1	Conditions to Obligations of Acquiror, Merger Sub and the Company	77
9.2	Conditions to Obligations of Acquiror and Merger Sub	77
9.3	Conditions to the Obligations of the Company	78
9.4	Satisfaction of Conditions	79

ARTICLE X. TERMINATION/EFFECTIVENESS		79

10.1	Termination	79
10.2	Effect of Termination	80

ARTICLE XI. HOLDER REPRESENTATIVE		81

11.1	Designation and Replacement of Holder Representative	81

ARTICLE XII. MISCELLANEOUS		83

12.1	Non-Survival of Representations, Warranties and Covenants	83
12.2	Waiver	83
12.3	Notices	83
12.4	Assignment	85
12.5	Rights of Third Parties	85
12.6	Expenses	85
12.7	Governing Law	86
12.8	Captions; Counterparts	86
12.9	Schedules and Annexes	86
12.10	Entire Agreement	86
12.11	Amendments	87
12.12	Publicity	87
12.13	Severability	87
12.14	Jurisdiction; WAIVER OF TRIAL BY JURY	87
12.15	Enforcement	88
12.16	Non-Recourse	88
12.17	Acknowledgement and Waiver	89
12.18	Release	90

ANNEXES

Annex A-1 – Form of DE Certificate of Merger

Annex A-2 – Form of TX Certificate of Merger

Annex B – Form of Escrow Agreement

Annex C – Illustrative Net Working Capital Example

Annex D – Amendment to Heyday Lease

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of March 17, 2025, is entered into by and among RectorSeal, LLC, a Delaware limited liability company (“Acquiror”), RS Acquisition Sub, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Acquiror (“Merger Sub”), Aspen Manufacturing, LLC, a Texas limited liability company (the “Company”), and Michael Kutsch, an individual, solely in his capacity as the initial Holder Representative hereunder.

RECITALS

WHEREAS, the Holders collectively own 100% of the Company Units;

WHEREAS, the Company owns beneficially and of record all of the issued and outstanding membership interests of APK Manufacturing, LLC, a Texas limited liability company (the “Company Subsidiary”, and together with the Company, collectively, the “Acquired Companies”);

WHEREAS, the Acquired Companies are engaged in the business of manufacturing and selling evaporator coils, air handlers and other air conditioning products for the residential and light commercial heating, ventilation, and air conditioning (HVAC) marketplace (the “Business”);

WHEREAS, the Acquiror wishes to acquire the Company Units, subject to the terms and conditions set forth herein;

WHEREAS, the board of managers (or the equivalent governing body) of the Company has (a) determined that the Transactions are in the best interest of the Company and the Holders; (b) approved this Agreement, the Merger and the consummation of the Transactions, upon the terms and subject to the conditions set forth herein; and (c) has resolved to recommend to the Holders the approval of this Agreement and the Merger, in accordance with each of the Limited Liability Company Act of the State of Delaware, as amended (the “DLLCA”), and the Texas Business Organizations Code, as amended (the “TBOC”);

WHEREAS, the respective sole members of Acquiror and Merger Sub have approved this Agreement and the Transactions, in each case upon the terms and subject to the conditions set forth herein;

WHEREAS, for certain limited purposes, and subject to the terms set forth herein, the Holder Representative shall serve as a representative of the Holders;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Acquiror and Merger Sub’s willingness to execute and deliver this Agreement, each of the Persons set forth on Schedule A has executed and delivered to Acquiror an acknowledgement, release and restrictive covenant agreement (each, an “Acknowledgement Agreement”); and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.

CERTAIN DEFINITIONS

1.1 Definitions. As used herein, the following terms shall have the following meanings:

“2022 Audited Financial Statements” has the meaning specified in Section 4.7(a).

“2023 Audited Financial Statements” has the meaning specified in Section 4.7(a).

“2024 Audited Financial Statements” has the meaning specified in Section 6.2.

“2024 Unaudited Financial Statements” has the meaning specified in Section 4.7(a).

“Accounting Principles” means GAAP, as modified by the adjustments, principles and methodologies set forth on Schedule 1.1(a). For further clarification, (a) the Accounting Principles shall be applied consistently with the adjustments, principles and methodologies used in the consolidated balance sheet included in the 2023 Audited Financial Statements solely to the extent that such adjustments, principles and methodologies are (i) consistent with GAAP and (ii) not addressed in Schedule 1.1(a) and (b) if alternative methodologies, principles and adjustments exist for calculating Cash and Cash Equivalents, Funded Debt or Net Working Capital under GAAP, then the methodologies, principles and adjustments utilized on Schedule 1.1(a) shall apply and control.

“Acknowledgement Agreement” has the meaning specified in the Recitals hereto.

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Cure Period” has the meaning specified in Section 10.1(d)(i).

“Acquiror Indemnitees” has the meaning specified in Section 8.2(k)(i).

“Acquiror Material Adverse Effect” has the meaning specified in Section 5.1.

“Acquiror Releasor” has the meaning specified in Section 12.18.

“Acquisition Transaction” has the meaning specified in Section 6.5.

“Action” means any claim, charge, demand, action, suit (whether civil, criminal, administrative, judicial or investigative), litigation, audit, hearing, assessment, arbitration, mediation, investigation, inquiry or proceeding, whether at law or in equity, in each case commenced, brought, conducted, heard before or otherwise involving any Governmental Authority, arbitrator or mediator.

“Adjustment Amount” means the sum (each component of which may be positive or negative) of (a) the Net Working Capital Adjustment Amount; plus (b) Estimated Closing Date Funded Debt minus Closing Date Funded Debt (as finally determined in accordance with Section 3.4); plus (c) Closing Date Cash (as finally determined in accordance with Section 3.4) minus Estimated Closing Date Cash; plus (d) Estimated Closing Date Outstanding Company Expenses minus Closing Date Outstanding Company Expenses (as finally determined in accordance with Section 3.4).

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, including through one or more intermediaries or otherwise. For the avoidance of doubt, unless specifically stated otherwise, following the Closing, Affiliates of Acquiror shall include the Acquired Companies.

“Affiliate Agreement” has the meaning specified in Section 4.21.

“Agreement” has the meaning specified in the preamble hereto.

“Allocation” has the meaning specified in Section 8.2(g).

“Amendment to Heyday Lease” means that certain Third Amendment to Heyday Lease as set forth on Annex D attached hereto.

“Ancillary Documents” has the meaning specified in Section 11.1(a).

“Antitrust Laws” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and any federal, state, local, municipal, foreign or supra-national antitrust, competition, trade regulation or merger control Laws and all other Laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Anti-Corruption Laws” means any domestic or international Laws relating to anti-bribery, anti-corruption, or anti-kickback matters in the public and private sector, including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Audited Financial Statements” has the meaning specified in Section 4.7(a).

“Balance Sheet Date” has the meaning specified in Section 4.7(a).

“Base Purchase Price” means $313,500,000.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Houston, Texas or New York, New York are authorized or required by Law to close.

“Calculation Time” means 11:59 p.m. (Central time) on the Business Day immediately preceding the Closing Date.

“Cash and Cash Equivalents” means, as of any time, all cash and cash equivalents of any kind which are convertible to cash within 90 days (including bank account balances, marketable securities, commercial paper, treasury bills and short-term investments) held by the Acquired Companies. Cash and Cash Equivalents shall: (a) exclude any restricted cash that is subject to any limitations under Law or Contract (including all cash security deposits made or held by the Acquired Companies and other cash collateral posted with lessors or to otherwise support letters of credit in respect of real property lease obligations); (b) be increased for all deposits in transit and checks on hand available for deposit, in each case that actually clear, but only to the extent a corresponding receivable has not been included for purposes of measuring Net Working Capital as finally determined under this Agreement; (c) be decreased for all issued but uncleared checks, wire transfers, drafts, money orders or similar instruments, including bank overdrafts, but only to the extent a corresponding payable has not been included for purposes of measuring Net Working Capital as finally determined under this Agreement; and (d) exclude any cash to the extent distributed or used by the Acquired Companies following the Calculation Time and prior to the Closing, including whether used to pay or reduce Outstanding Company Expenses, Funded Debt, or to make any dividends or distributions.

“Certificates of Merger” has the meaning specified in Section 2.1(a).

“Change in Control Payments” means (a) any amounts payable by any of the Acquired Companies to any Company Employee solely as a result of the Transactions, including any change in control or similar payments, and (b) all employment, payroll and similar employer-paid Taxes payable by the Acquired Companies with respect to any amount described in the preceding clause (a); provided that “Change in Control Payments” shall exclude any amounts payable by the Acquired Companies (x) pursuant to any employment agreements entered into by any Acquired Company pursuant to this Agreement or (y) that is incurred at the direction of Acquiror or as a result of actions taken by Acquiror or its Affiliate.

“Closing” has the meaning specified in Section 2.3.

“Closing Balance Sheet” has the meaning specified in Section 3.4(b).

“Closing Date” has the meaning specified in Section 2.3.

“Closing Date Cash” has the meaning specified in Section 3.4(a).

“Closing Date Funded Debt” has the meaning specified in Section 3.4(b).

“Closing Date Net Working Capital” has the meaning specified in Section 3.4(b).

“Closing Date Outstanding Company Expenses” has the meaning specified in Section 3.4(a).

“Closing Statement” has the meaning specified in Section 3.4(b).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Units” means the Units designated as “Common Units” under the Company Operating Agreement.

“Company” has the meaning specified in the preamble hereto.

“Company 401(k) Plan” has the meaning specified in Section 2.6(a)(xii).

“Company Benefit Plan” has the meaning specified in Section 4.12(a).

“Company Contractor” means any natural Person who is a current or former individual independent contractor of, or individual consultant to, the Acquired Companies.

“Company Cure Period” has the meaning specified in Section 10.1(c).

“Company Employee” means any natural Person who is a current or former employee of the Acquired Companies.

“Company Intellectual Property” means any Intellectual Property owned or purported to be owned by an Acquired Company.

“Company Member Approval” has the meaning specified in Section 4.3.

“Company Operating Agreement” means that certain Company Agreement of the Company, effective as of August 31, 2011, as amended by that certain First Amendment to Company Agreement of the Company, dated as of July 14, 2020.

“Company Subsidiary” has the meaning specified in the Recitals hereto.

“Company Units” means all of the issued and outstanding Common Units, Preferred Units and Profits Interests Units.

“Confidentiality Agreement” has the meaning specified in Section 12.10.

“Consent” means any approval, clearance, consent, authorization, exception, exemption, waiver, variance, filing, registration or notification of any Person.

“Constituent Companies” has the meaning specified in Section 2.1(a).

“Contract” means any written or unwritten legally binding contracts, agreements, subcontracts, sales or purchase orders, licenses, guarantees, loans or credit agreements, notes, bonds, mortgages, leases, deed of trust, indenture or other legally binding commitment in the nature of a contract.

“control” of a Person means the power, directly or indirectly, including through one or more intermediaries, either to (a) vote 50.1% of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Credit Agreement” means that certain Loan Agreement dated January 27, 2023 between Aspen Manufacturing, LLC, as borrower, and Zions Bancorporation, N.A. dba Amegy Bank, as lender, as amended by the first Amendment effective July 19, 2023, the Second Amendment effective January 27, 2024, the Third Amendment effective January 27, 2025, and any renewals, modifications, extensions, rearrangements, amendments, and amendments and restatements thereof and replacements or substitutions therefor.

“CSWI” has the meaning specified in Section 12.10.

“Damages” means any and all fines, penalties, interests, losses (including any reasonably foreseeable lost profits, lost benefits, loss of enterprise value, diminution in value or loss of goodwill), damages, judgments, liabilities, and other reasonable costs and expenses (including reasonable legal and attorneys’ fees and expenses).

“Data Room” has the meaning specified in Section 1.2(k).

“DE Certificate of Merger” has the meaning specified in Section 2.1(a).

“Deficit Amount” has the meaning specified in Section 3.4(e).

“Determination Date” has the meaning specified in Section 3.4(c).

“Disputed Items” has the meaning specified in Section 3.4(c).

“DLLCA” has the meaning specified in the Recitals hereto.

“Effect” has the meaning specified in the definition of Material Adverse Effect.

“Effective Time” has the meaning specified in Section 2.3.

“Environmental Laws” means any and all applicable Laws relating to human health and safety (to the extent relating to the handling of or exposure to Hazardous Materials), pollution, preservation, restoration or the protection of the environment, including the investigation, cleanup, remediation, removal, use, generation, disposal, treatment, storage, handling, transportation, or actual or threatened Release of, or exposure to, Hazardous Materials.

“ERISA” has the meaning specified in Section 4.12(a).

“ERISA Affiliate” has the meaning set forth in Section 4.12(e).

“Escrow Agent” has the meaning specified in Section 2.6(b)(ii).

“Escrow Agreement” has the meaning specified in Section 2.6(a)(ii).

“Escrow Amount” means an amount equal to $5,000,000.

“Escrow Funds” means, at any given time after Closing, the funds remaining in the account in which the Escrow Agent has deposited the Escrow Amount in accordance with the Escrow Agreement, including remaining amounts of income actually earned.

“Escrow Percentage” means, with respect to any Holder, the ratio (expressed as a percentage) set forth opposite such Holder’s name on the Payment Allocation Schedule.

“Estimated Closing Date Cash” has the meaning specified in Section 3.3.

“Estimated Closing Date Funded Debt” has the meaning specified in Section 3.3.

“Estimated Closing Date Net Working Capital” has the meaning specified in Section 3.3.

“Estimated Closing Date Outstanding Company Expenses” has the meaning specified in Section 3.3.

“Estimated Closing Statement” has the meaning specified in Section 3.3.

“Estimated Net Working Capital Adjustment Amount” has the meaning specified in Section 3.3.

“Export Control Laws” means all Laws administered by the United States Commerce Department, United States State Department, or any other Governmental Authority, concerning the export, reexport, or in-country transfer commodities, software, technology, and technical data, including: (a) commodities, software, and technology subject to the United States Commerce Department’s Export Administration Regulations; and (b) defense articles, defense services, and technical data subject to the United States State Department’s International Traffic in Arms Regulations.

“Financial Assurances” has the meaning specified in Section 4.7(d).

“Financial Statements” has the meaning specified in Section 4.7(a).

“Fraud” means an actual (and not constructive or imputed) and intentional common law fraud by a Person in the making of the representations and warranties by such Person in Article IV or Article V, as applicable, and not with respect to any other matters; provided that, such actual and intentional common law fraud of such Person specifically excludes any statement, representation or omission made negligently or recklessly and shall only be deemed to exist if (a) such Person had actual knowledge that the representations and warranties made by such Person were inaccurate when made, (b) such representations and warranties were made with the intent (i) to induce a party to rely thereon and (ii) that such party would take action, or not act, to such other party’s detriment, (c) such reliance and subsequent action or inaction by such party was justifiable and (d) such action or inaction resulted in actual material damages to such party.

“Fundamental Representations” has the meaning specified in Section 9.2(a)(i).

“Funded Debt” means, as of any date and without duplication, all obligations or liabilities of the Acquired Companies (on a consolidated basis) or the Business with respect to (a) all indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, in each case whether secured or unsecured, including indebtedness for borrowed money under the Credit Agreement, (b) amounts owing as deferred purchase price of property, assets, securities or services (other than ordinary course trade payables and any accrued capital expenditures), and including any purchase price settlement or adjustment obligations and earn-outs, in each case, calculated as to the maximum amount payable thereunder, (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security or similar instrument (but excluding performance, surety, statutory, appeal, customs or similar bonds), (d) obligations under any interest rate, currency or other similar hedging agreement, in each case, assuming the applicable agreement is terminated or settled at the Closing, (e) obligations under any performance, surety, statutory, appeal, customs or similar bond or any bankers acceptance or letter of credit, but in each case only to the extent drawn or called (and not paid in full or otherwise discharged) prior to the Closing, (f) all unpaid distributions or other amounts payable, due or owed to any Holder or its Affiliates other than any amounts due from one Acquired Company to another Acquired Company or any amounts owed to employees of the Acquired Companies in connection with any employment arrangement, (g) all obligations of the Acquired Companies with respect to leases that are, or in accordance with GAAP as of the date of this Agreement are required to be, classified as finance leases (formerly referred to as capital leases in ASC 840) in accordance with ASC 842 or otherwise capitalized in the preparation of the Financial Statements, (h) any conditional sale or other title retention Contracts with respect to assets, securities, services or property acquired, including any “earnout” or similar payments, in each case, calculated as the maximum amount payable thereunder, (i) any purchase money mortgage or other Lien securing all or part of the purchase price of property subject to such mortgage or Lien, (j) any incurred but unpaid capital expenditures, (k) all amounts of any unfunded liability under any defined benefit pension plan, or retiree benefit plan, including any withdrawal liability under any similar plan, (l) any Liability for unpaid amounts pursuant to a settlement Contract or other arrangement, (m) with respect to any indebtedness of a type described in clauses (a) through (l) above (after taking into account the Funded Debt Exclusions) of any Person other than the Acquired Companies, any such indebtedness that is guaranteed by the Acquired Companies or that is secured by a Lien on any asset or property of the Acquired Companies, and (n) for clauses (a) through (m) above, all accrued or unpaid interest, prepayment and other penalties, fees, guarantees, premiums, reimbursements, damages, breakage costs, early retirement and make-whole payments and other costs and expenses of unwinding or repayment. Notwithstanding this definition of Funded Debt and for the avoidance of doubt, Funded Debt shall not include any Funded Debt Exclusions.

“Funded Debt Exclusions” means (a) any obligations under any performance, surety, statutory, appeal or similar bond or any letter of credit, in each case to the extent undrawn or uncalled, (b) any intercompany indebtedness solely between or among the Acquired Companies to the extent eliminated in consolidation, (c) any lease that any Acquired Company treats as an operating lease in the preparation of the Financial Statements (in accordance with the Accounting Principles), (d) the Insurance Note (to the extent it is terminated without Liability to the Acquired Companies as of the Closing), (e) future rent payments under the Heyday Lease or (f) any Outstanding Company Expenses.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any supra-national, federal, regional, state, commonwealth, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, legislature, governmental commission, department, board, bureau, agency, ministry or instrumentality, court or tribunal (whether United States, foreign or multinational), or self-regulatory body (including any securities exchange), or any political or other subdivision, department, agency or branch of any of the foregoing.

“Governmental Order” means any order, judgment, injunction, decree, decision, writ, stipulation, determination or award, in each case, entered or issued by, with or under the supervision of any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “contaminant” or a “pollutant” (or words of similar intent or meaning) under applicable Environmental Law, including petroleum, petroleum by-products, mold, asbestos or asbestos-containing material, per- or polyfluoroalkyl substances, polychlorinated biphenyls, radioactive materials, flammable or explosive substances, or pesticides.

“Heyday Lease” means that certain Commercial Lease by and between Heyday Holdings, LP and the Company effective August 31, 2011, as amended effective September 1, 2017, as further amended March 1, 2023, and as otherwise may be amended and restated from time to time.

“Holder Allocable Expenses” has the meaning specified in Section 2.6(b)(iv).

“Holder Representative” has the meaning specified in Section 11.1.

“Holder Representative Expenses” has the meaning specified in Section 11.1(e).

“Holders” means any Person that holds any Company Units.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnifying Holder” has the meaning set forth in Section 8.2(l)(i).

“Independent Accountant” has the meaning specified in Section 3.4(c).

“Information or Document Request” means any voluntary or compulsory request or demand for the production, delivery or disclosure of documents, information or other evidence, or any voluntary or compulsory request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Governmental Authority or other Person relating to the Transactions, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition issued, requested or required by any Governmental Authority.

“Insurance Note” means that certain promissory note of the Company in favor of First Insurance Funding, a division of Lake Forest Bank & Trust Company, N.A. for purposes of financing insurance premiums.

“Intellectual Property” means all intellectual property rights or similar proprietary rights anywhere in the world, whether registered or not, including all rights in and to any of the following: (a) utility models, patents and patent applications, (b) trademarks, service marks, trade dress, trade names, logos and other similar designations of source or origin and the goodwill associated therewith and symbolized thereby (collectively, “Trademarks”), (c) copyrights and copyrightable works (including rights in Software), (d) Internet domain names, (e) confidential or proprietary information, including trade secrets and know-how, ideas, marketing, business and technical information, algorithms, inventions (whether or not patentable), processes, formulae, research and development data, models and methodologies (collectively, “Trade Secrets”) and (f) any applications, registrations, renewals, extensions, divisionals, continuations, continuations-in-part, reissues or reexaminations of any of the foregoing (a) – (d).

“Intentional and Willful Breach” means, with respect to any agreement or covenant set forth in this Agreement, a material breach of such agreement or covenant as a result of an action or omission (including a failure to cure circumstances) taken or omitted to be taken that the breaching party intentionally takes (or intentionally fails to take) and knows would, or would reasonably be expected to, cause a material breach of such representation, warranty, agreement or covenant.

“Interim Financial Statements” has the meaning specified in Section 4.7(a).

“Interim Period” has the meaning specified in Section 6.1.

“Inventory Count” has the meaning specified in Section 3.4(a).

“Inventory Measurement Date” means the last day of the month of the Closing (or the day immediately before or after such day), as determined in the Acquiror’s sole discretion (subject to reasonable advance notice to the Holder Representative).

“IRS” means the U.S. Internal Revenue Service.

“IT Systems” means the hardware, servers, computers, firmware, middleware, Software, networks, routers, hubs, switches, data communication lines and databases, network and telecommunication systems, platforms, Internet-related information technology infrastructure, wide area network and other information technology equipment, interfaces or related systems used and controlled by or on behalf of the Acquired Companies in the operation of their business.

“Knowledge” means, with respect to the Company, the knowledge of the Persons listed on Schedule 1.1(b)(i) and, with respect to Acquiror, the knowledge of the Persons listed on Schedule 1.1(b)(ii), in each case including the knowledge such individuals would reasonably be expected to have acquired after reasonable inquiry about the subject matter thereof.

“L&W” has the meaning specified in Section 12.5.

“Labor Contract” has the meaning specified in Section 4.11(a)(ii).

“Law” means any international, national, federal, state, provincial or local law, constitution, treaty, convention, statute, Governmental Order, ordinance, code, rule, regulation, published administrative position, or common law, applicable industry standards (including PCI-DSS) or other similar requirement enacted, adopted, promulgated, entered, issued, enforced or applied, in each case, by any Governmental Authority, each as amended and in effect as of the relevant time.

“Leased Real Property” means all real property and interests in real property leased by the Acquired Companies.

“Letter of Transmittal” has the meaning specified in Section 3.2(b).

“Liability” means any and all liabilities, debts, obligations, losses, Damages, deficiencies, awards, fines, penalties, Actions, costs and expenses, in each case, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, whenever or however arising (including whether arising out of any Law or Contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in the Financial Statements or disclosed in the notes thereto.

“Lien” means any lien (statutory or otherwise), mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest, pledge, charge, option, preemptive right, right of first refusal, right of first offer, easement, encroachment, license, or other lien of any kind, or any interest or title of any vendor, lessor, lender or other secured party under a conditional sale, finance lease, trust receipt or other title retention agreement.

“Material Adverse Effect” means any effect, state of facts, circumstance, change, event, condition or occurrence (each an “Effect”) that, individually or in combination with any other Effect, (a) has had or would reasonably be expected to have a material adverse effect on the Business or the results of operations or condition (financial or otherwise) of the Acquired Companies, taken as a whole, or (b) has had or would reasonably be expected to have a material adverse effect on the ability of the Holders or the Acquired Companies to perform their obligations under this Agreement or to consummate the Transactions in a timely manner; provided, however, that in no event shall any of the following Effects (or the effect of any of the following Effects), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been, is or will be, a “Material Adverse Effect” with respect to clause (a): (i) any change in applicable Laws, GAAP or regulatory policies or interpretations thereof following the date of this Agreement; (ii) the announcement or the execution of this Agreement, the identity of Acquiror, the pendency or consummation of the Merger or the performance of this Agreement (or the obligations hereunder), including the impact thereof on relationships, contractual or otherwise, with customers, vendors, suppliers, partners (including independent contractors) and employees (it being understood that this clause (ii) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 and the condition to Closing with respect thereto); (iii) any change in interest rates or economic, political, business, financial, social, commodity, currency or market conditions generally, or any change generally affecting any of the industries or markets in which the Acquired Companies operate, (iv) the compliance with the terms of this Agreement (other than compliance with Section 6.1) or the taking of any action expressly required or contemplated by this Agreement or with the prior written consent or at the express written request of Acquiror, or the failure to take any action expressly prohibited by Section 6.1 to the extent Acquiror declined consent after a written request therefor; (v) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of God, force majeure event or other calamity, or any escalation or worsening relating to the foregoing (in each case other than those changes or other Effects that are described in clause (viii) below); (vi) any national, international, foreign, domestic or regional political or social conditions, or the outbreak or escalation of hostilities, acts of terrorism, cyber terrorism, military action, political instability or any governmental or other response to any of the foregoing, in each case whether or not involving the United States; (vii) any failure of the Acquired Companies, taken as a whole, to meet any projections, forecasts or budgets or estimates of revenues, earnings or other financial metrics for any period; provided, that this clause (vii) shall not prevent a determination that any change or other Effect underlying such failure to meet projections, forecasts or budgets has resulted in a Material Adverse Effect (to the extent such change or other Effect is not otherwise excluded from this definition of Material Adverse Effect) or (viii) any pandemic, public health event, outbreak of disease or illness, or any escalation or worsening relating to the foregoing, or any response of any Governmental Authority (including requirements for business closures or “sheltering-in-place”), related to any of the foregoing; except, in the case of clauses (i), (iii), (v), (vi) and (viii) above, to the extent that any such Effect has a materially disproportionate and adverse effect on the Business or the Acquired Companies, taken as a whole, relative to other Persons operating in the industry sector or sectors in which the Acquired Companies operate or in which the Business is conducted.

“Material Contract” has the meaning specified in Section 4.11(a).

“Material Lease” has the meaning specified in Section 4.17(b).

“Material Permits” has the meaning specified in Section 4.23.

“Merger” has the meaning specified in Section 2.1(a).

“Merger Consideration” means, subject to the adjustments set forth in Section 3.4, the sum of (a) the Base Purchase Price, plus (b) the Estimated Net Working Capital Adjustment Amount, minus (c) Estimated Closing Date Funded Debt, plus (d) Estimated Closing Date Cash, minus (e) the Holder Allocable Expenses, minus (f) the Estimated Closing Date Outstanding Company Expenses, minus (g) the Escrow Amount, minus (h) the Specified Tax Matters Escrow Amount, minus (i) the Specified Employee Matters Escrow Amount.

“Merger Sub” has the meaning specified in the preamble hereto.

“Net Working Capital” means an amount (which may be positive or negative), calculated (x) without giving effect to the Closing and (y) in accordance with the Accounting Principles (other than the amount of any current Tax liabilities, which shall be determined in accordance with Section 8.2(f)), and without duplication, equal to (a) the consolidated current assets of the Acquired Companies (excluding any amounts associated with the Heyday Lease or otherwise included in the calculation of the Closing Date Cash), minus (b) the consolidated current liabilities of the Acquired Companies (excluding any amounts associated with the Heyday Lease or otherwise included in the Closing Date Funded Debt and Closing Date Outstanding Company Expenses). The determination of Net Working Capital shall be made consistent with Accounting Principles and shall exclude all Tax assets and all deferred Tax liabilities. For illustrative purposes only, Annex C includes a calculation of the Net Working Capital set forth therein.

“Net Working Capital Adjustment Amount” means (a) for purposes of the Estimated Closing Statement, the amount, which may be positive or negative, equal to (i) the Estimated Closing Date Net Working Capital, minus (ii) Target Net Working Capital and (b) for purposes of the Closing Statement and the calculation of the Adjustment Amount, the amount, which may be positive or negative, equal to (i) the Closing Date Net Working Capital, minus (ii) Target Net Working Capital.

“Notice of Disagreement” has the meaning specified in Section 3.4(c).

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, partnership agreement, certificate of limited partnership, shareholders agreement and all other similar documents, instruments or certificates executed, constitution, memorandum and articles of association, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.

“Outstanding Company Expenses” means all unpaid and outstanding fees, costs, expenses and disbursements incurred, payable or reimbursable by the Acquired Companies, the Holder Representative or any Holder in connection with the Transactions or the negotiation, documentation, preparation, execution, delivery and performance of this Agreement and the Ancillary Documents or otherwise in connection with the Acquired Companies’ or the Holders’ exploration of strategic alternatives or engagements in sales processes undertaken in respect of the Acquired Companies, including (a) all fees, costs, expenses and other similar amounts payable to attorneys, financial advisors, tax advisors, accountants and other agents, advisors, consultants, experts and service providers, (b) 50% of any fees and expenses payable to the Escrow Agent pursuant to the Escrow Agreement, (c) 50% of any Transfer Taxes, (d) 100% of the premium for, and any other fees and expenses in obtaining, any insurance policy to be obtained pursuant to Section 6.9, (e) any fees, costs and expenses related to obtaining any Consent required to be obtained by the Acquired Companies in connection with the Transactions, (f) any dissenters’ costs or Liabilities, and (g) the Change in Control Payments. For the avoidance of doubt, no amounts included in the calculation of Funded Debt (or Funded Debt Exclusions) shall be included in the Outstanding Company Expenses.

“Partnership Audit Rules” means the provisions of Subchapter C of Subtitle A, Chapter 63 of the Code, as amended by the Bipartisan Budget Act of 2015, P.L. 114-74 (together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder and published administrative interpretations thereof), or any similar provisions or procedures established under state, local or non-U.S. Law.

“Partnership Representative” shall have the meaning specified in Section 8.2(i).

“Pass-Through Income Tax Contest” shall have the meaning specified in Section 8.2(i).

“Pass-Through Income Tax Return” means any Tax Return reporting the income of the Acquired Companies for a Pre-Closing Tax Period that is allocable to, and reportable as income of the Holders (or their direct or indirect equityholders under applicable Tax Law (including an IRS Form 1065)). For the avoidance of doubt, a Pass-Through Income Tax Return shall not include any Tax Return with respect to (A) which the Company is considered the entity that is legally responsible for the payment of Tax shown as due on such Tax Return under applicable Tax Law, including any Tax Return reporting Texas Franchise Taxes or (B) any Tax Return that is the subject of or relates to a State and Local Tax VDA.

“Payment Allocation Schedule” has the meaning specified in Section 3.1(d).

“Payoff Funded Debt” has the meaning specified in Section 3.5.

“Payoff Letters” means one or more customary payoff letters (including, as applicable, any deeds of release and discharge together with draft filings for public registries recording such releases and discharges), in form and substance reasonably satisfactory to Acquiror, from each applicable creditor (or its duly authorized agent or representative) or holder of Payoff Funded Debt, in each case, setting forth (a) the aggregate amount of Payoff Funded Debt under such obligation as of the date specified in such letter (together with a customary per diem for payment following such date), (b) the instructions for payment of the same to fully discharge and repay in full such Payoff Funded Debt and (c) a release of Liens granted to such creditor or holder or otherwise arising with respect to such Payoff Funded Debt effective upon the repayment of such Payoff Funded Debt.

“Pending Specified Employee Matters Claim” has the meaning set forth in Section 8.2(l)(i).

“Pending Specified Tax Matters Claim” has the meaning set forth in Section 8.2(k)(i).

“Permits” means all permits, licenses, certificates of authority, franchises, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords under leases for Real Leased Property, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business (i) that relate to obligations that are not delinquent or that the Company or its Subsidiaries is contesting in good faith by appropriate proceedings and (ii) for which adequate reserves have specifically been established in the latest balance sheet included in the Audited Financial Statements, (b) Liens incurred in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation, (ii) securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty, liability or other insurance to the Acquired Companies or under self-insurance arrangements as well as Liens on insurance policies and the proceeds thereof securing the financing of insurance premiums with respect thereto, or (iii) securing obligations in respect of letters of credit that have been posted by the Acquired Companies to support the payment of the items in the immediately preceding clauses (i) and (ii), (c) Liens to secure the performance of tenders, bids, trade contracts, governmental contracts, leases and other Contracts (other than indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds, performance and completion guarantees and other obligations of a like nature (including (i) those to secure health, safety and environmental obligations, (ii) those required or requested by any Governmental Authority and (iii) letters of credit issued in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business, (d) Liens for Taxes not yet delinquent or which are being contested in good faith through appropriate Actions and for which adequate reserves have been established in accordance with GAAP, (e) Liens securing rental payments under capital lease agreements and purchase money obligations, (f) Liens on real property (including easements, covenants, rights of way and similar restrictions of record) that (i) are disclosed in publicly recorded documents and (ii) that, individually or in the aggregate, do not materially interfere with the present uses of such real property or materially detract from the value of such real property, (g) Liens arising out of any non-exclusive license of Intellectual Property granted in the ordinary course of business, (h) Liens constituting a lease, sublease or occupancy agreement that gives any third party any right to occupy any real property, (i) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, including (i) Liens that are customary contractual rights of setoff relating to deposit accounts or relating to purchase orders and other agreements entered into with customers in the ordinary course of business and (ii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods or equipment in the ordinary course of business and (j) Liens set forth on Schedule 1.1(P-L).

“Person” means any individual, firm, corporation, general or limited partnership, limited liability company, incorporated or unincorporated association, business trust, trust, joint venture, joint stock company, association, Governmental Authority, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means all information irrespective of the form or medium in which it exists (including paper, electronic and other forms) that (i) identifies, relates to, describes, is reasonably capable of being associated with or could reasonably be linked, directly or indirectly, with a particular individual or household or (ii) otherwise constitutes personal data or personal information (or any other similar term) under any applicable Law.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on (and including) the Closing Date.

“Preferred Units” means the Units designated as “Preferred Units” under the Company Operating Agreement.

“Privacy and Security Requirements” means, to the extent applicable to the Acquired Companies, (a) any Laws regulating the Processing of Personal Information; (b) the PCI DSS and any other privacy- or data security- related industry standards to which any Acquired Company is legally or contractually bound; (c) all obligations in Contracts to which any Acquired Company is bound that are applicable to the Processing of Personal Information; and (d) all published policies applicable to any Acquired Company relating to the Processing of Personal Information.

“Privileged Deal Communications” has the meaning specified in Section 12.17(a).

“Process” means any operation or set of operations which is performed on Personal Information, including but not limited to the collection, use, maintenance, storage, processing, recording, distribution, transfer, disposal or disclosure (whether electronically or in any other form or medium) of such Personal Information.

“Profits Interests Units” means the Units designated as “Profits Interests Units” under the Company Operating Agreement.

“Regulatory Consent” means any Consent or waiting period (including any extension thereof) expiration or termination required from any Governmental Authority under applicable Law (including under the HSR Act and other Antitrust Laws) in connection with the Transactions.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, migration or leaching of any Hazardous Material into or through the environment (including soil, soil vapor, sediment, subsurface strata, groundwater, surface water, drinking water supply, or indoor or outdoor air).

“Remedies Exception” has the meaning specified in Section 4.3.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, contractors, consultants, financial advisors, counsel, accountants and other representatives and agents of such Person.

“RWI Policy” has the meaning set forth in Section 7.5.

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive region or country-wide Sanctions (currently, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

“Sanctioned Person” means any Person with whom any transactions or dealings are restricted, prohibited, or sanctionable under any Sanctions, including as a result of: (a) being named on any Sanctions-related list of designated Persons, (b) being located, organized, or resident in, or directly or indirectly owned or controlled by the government of, any Sanctioned Country, or (c) any direct or indirect relationship of ownership, control, or agency with, or any direct or indirect commercial dealings with, a Person described in (a) or (b).

“Sanctions” means all national and supranational Laws, decrees, orders, or other acts with force of Law of the United States, the United Kingdom, the European Union or any member state thereof, or United Nations Security Council resolutions concerning trade and economic sanctions including embargoes; the freezing or blocking of assets of targeted Persons; or other restrictions on exports, imports, investment, payments, or other transactions targeted at particular Persons or countries, including any Laws threatening to impose such trade and economic sanctions on any Person for engaging in proscribed or targeted behavior.

“Schedules” has the meaning specified in the introductory paragraph of Article IV.

“Securities Act” has the meaning specified in Section 4.7(c).

“Seller Parties” means (a) the Company (prior to the Closing), the Holder Representative, the Holders and their Affiliates and (b) the former, current or future general or limited partners, equity holders, managers, members, Affiliates, directors, officers, employees, agents, Representatives, successors and assigns of the Persons identified in clause (a), in each case, in their capacity as such.

“Software” means any and all computer programs, software, firmware, middleware and other code (including operating systems, libraries, applications, data files and interfaces), in each case, in source code, object code or any other form, together with all documentation related to the foregoing.

“Specified Employee Matters” has the meaning set forth in Section 8.2(l)(i).

“Specified Employee Matters Claim” has the meaning set forth in Section 8.2(l)(i).

“Specified Employee Matters Escrow Amount” means an amount equal to $450,000.

“Specified Employee Matters Escrow Funds” means, at any given time after Closing, the funds remaining in the account in which the Escrow Agent has deposited the Specified Employee Matters Escrow Amount in accordance with the Escrow Agreement, including remaining amounts of income actually earned.

“Specified Tax Matters” has the meaning set forth in Section 8.2(k)(i).

“Specified Tax Matters Claim” has the meaning specified in Section 8.2(k)(i).

“Specified Tax Matters Escrow Amount” means an amount equal to $2,550,000.

“Specified Tax Matters Escrow Funds” means, at any given time after Closing, the funds remaining in the account in which the Escrow Agent has deposited the Specified Tax Matters Escrow Amount in accordance with the Escrow Agreement, including remaining amounts of income actually earned.

“State and Local Tax VDA” has the meaning specified in Section 8.2(e)(ii).

“Straddle Period” means any Tax period beginning before or on the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person with respect to which such first Person (alone or in combination with any of such first Person’s other Subsidiaries) owns (a) capital stock, shares or other equity interests having the voting power to elect a majority of the board of directors or other governing body of such Person, including as a result of any Contract or voting trust, or (b) if no such governing body exists, a majority of the outstanding voting securities of such Person, provided that a limited partnership is a Subsidiary of its general partner and of any Person of which its general partner is a Subsidiary.

“Surviving Company” has the meaning specified in Section 2.1(b).

“Surviving Provisions” has the meaning specified in Section 10.2.

“Target Net Working Capital” means $14,500,000.

“Tax” means all federal, state, local, or non-U.S. taxes, assessments and other charges (including income, profits, windfall profits, capital gains, franchise (including the Texas Franchise Tax), alternative minimum, gross receipts, sales, use, customs duties, value added, ad valorem, transfer, real property, personal property, stamp, capital stock, excise, premium, social security, payroll, occupation, employment, unemployment, severance, disability, environmental, registration, license, withholding, estimated and any similar tax), and any interest, penalty, or addition with respect thereto, including any penalties resulting from any failure to file or timely, properly or electronically file a Tax Return.

“Tax Return” means any return, report, statement, declaration, form or document (including any refund claim, election, information statement, estimated or withholding Tax return or report, any schedule or attachment or any amendment thereof) with respect to Taxes that is filed or required to be filed with a Governmental Authority.

“TBOC” has the meaning specified in the Recitals hereto.

“Terminating Acquiror Breach” has the meaning specified in Section 10.1(d)(i).

“Terminating Company Breach” has the meaning specified in Section 10.1(c)(i).

“Termination Date” has the meaning specified in Section 10.1(c)(ii).

“Top Customers” has the meaning specified in Section 4.24(a).

“Top Suppliers” has the meaning specified in Section 4.24(b).

“Trademarks” has the meaning specified in the definition of Intellectual Property.

“Trade Secrets” has the meaning specified in the definition of Intellectual Property.

“Transactions” means, collectively, the transactions contemplated by this Agreement or the Ancillary Documents.

“Transfer Tax” means any transfer, sales, use, stamp, documentary, registration, conveyance, recording, or other similar tax or governmental fee (and any interest, penalty, or addition with respect thereto) payable as a result of the consummation of the Transactions.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code. All references in this Agreement to sections of the Treasury Regulations shall include any corresponding provisions or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“TX Certificate of Merger” has the meaning specified in Section 2.1(a).

“Units” means the units representing membership interests of the Company.

“Waived 280G Benefits” has the meaning specified in Section 6.8.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, and similar state, local and foreign laws related to plan closing, relocations, mass layoffs and employment losses.

1.2 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender and neuter form, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement (including the Annexes, and Schedules delivered herewith) and not to any particular provision of this Agreement, (iv) the terms “Article,” “Section,” “Schedule,” and “Annex” refer to the specified Article, Section, Schedule, or Annex of or to this Agreement unless otherwise specified and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs, (v) whenever any other word derived from a defined term shall be used in this Agreement, such derived word shall have the meaning correlative to such defined term (e.g., “controlled” or “controlling” shall have the meaning correlative to “control”), (vi) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (vii) the word “or” shall be disjunctive but not exclusive, (viii) the term “party” or “parties” shall refer to the parties to this Agreement (ix) with respect to the determination of any period of time, “from” means “from and including”, and (x) “any” shall mean “any and all”.

(b) Unless the context of this Agreement otherwise requires, references to Contracts, agreements and other documents (including this Agreement and any Ancillary Documents but excluding the Schedules) shall be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to any Law shall include all regulations and rules promulgated thereunder and references to any Law shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) References to any Person include references to such Person’s successors and assigns (provided, however, that nothing contained in this clause is intended to authorize any assignment or transfer not otherwise permitted by this Agreement), and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.

(e) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent. The parties acknowledge that each party and its respective attorney has reviewed and participated in the drafting of this Agreement and that no rule of strict construction shall be applied against any party.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. Except as otherwise expressly provided herein, any reference in this Agreement to a date or time shall be deemed to be such date or time in Houston, Texas.

(g) The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(h) The term “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in visible form.

(i) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(j) All monetary figures shall be in United States dollars unless otherwise specified. With respect to any calculation of amounts required to be made pursuant to this Agreement that are in any currency other than United States dollars, on any particular day, the value of such currency shall be calculated using the relevant exchange rate of such currency relative to the United States dollar as quoted in the Money Rates column of the Wall Street Journal or, if no such rate is quoted by the Wall Street Journal on such date, on the most recent preceding date prior to such particular day on which such rates are quoted by the Wall Street Journal.

(k) Whenever the phrase “made available,” “delivered” or words of similar import are used in reference to a document, it shall mean the document was delivered to Acquiror or its Representatives at least one (1) Business Day prior to the date of this Agreement, or made available for viewing by Acquiror or its Representatives in the “Project Arrow” electronic data room hosted by Intralinks (the “Data Room”) at least one (1) Business Day prior to the date of this Agreement.

(l) References herein to “ordinary course of business” shall be deemed to be followed by the phrase “consistent with past practice.”

(m) All terms defined in this Agreement have the defined meanings when used in any Ancillary Document, certificate or other instrument delivered or made available pursuant hereto, unless otherwise defined therein.

ARTICLE II.

THE MERGER; CLOSING

2.1 Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Companies”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving company (the “Merger”). The Merger shall be consummated in accordance with this Agreement and evidenced by (i) a Certificate of Merger, prepared in accordance with the DLLCA, between Merger Sub and the Company in substantially the form of Annex A-1 (the “DE Certificate of Merger”) and (ii) a Certificate of Merger, prepared in accordance with the TBOC, between Merger Sub and the Company in substantially the form of Annex A-2 (the “TX Certificate of Merger” and together with the DE Certificate of Merger, the “Certificates of Merger”), such Merger to be consummated as of the Effective Time.

(b) Upon consummation of the Merger, the separate entity existence of Merger Sub shall cease and the Company, as the surviving company of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”), shall continue its limited liability company existence under the TBOC as a wholly owned Subsidiary of Acquiror.

2.2 Effects of the Merger. At and after the Effective Time: (a) all rights, privileges, powers and franchises of each Constituent Company, and all property, real, personal and mixed, and all debts due to each such Constituent Company, on whatever account, and all choses in action belonging to each such company, shall become vested in the Surviving Company and shall thereafter be the property of the Surviving Company as they are of the Constituent Company and (b) and all debts, liabilities, obligations, restrictions, disabilities and duties of each such Constituent Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company. The Merger shall have the effects, including with respect of the foregoing, set forth in this Agreement, the Certificates of Merger and the applicable provisions of the DLLCA and the TBOC.

2.3 Closing; Effective Time. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place remotely via the electronic exchange and release of documents and signature pages on the date which is three (3) Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other date and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article

IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror, Merger Sub and the Company shall cause the DE Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DLLCA on the Closing Date and the TX Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Texas in accordance with the relevant provisions of the TBOC on the Closing Date. The Merger shall become effective at the time when the Certificates of Merger have been duly filed with each of the Secretary of State of the State of Delaware and the Secretary of State of the State of Texas or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificates of Merger (the “Effective Time”).

2.4 Certificate of Formation and Operating Agreement of the Surviving Company. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, (a) the certificate of formation of the Company as in effect immediately prior to the Effective Time shall continue to be the certificate of formation of the Surviving Company (except that Articles II and III thereof shall be amended and restated in their entirety to (i) change the Surviving Company’s registered agent and (ii) reflect that the governing authority of the Surviving Company shall be with the Acquiror as its sole member as set forth in the TX Certificate of Merger, respectively), and (b) the operating agreement of the Surviving Company shall be amended and restated in its entirety in the form of the operating agreement of Merger Sub as in effect immediately prior to the Effective Time (except that all references therein to Merger Sub shall be amended to become references to the Surviving Company and all references based on the DLLCA shall be revised to become references based on the corresponding provisions of the TBOC), and in each case, as amended shall be the certificate of formation and operating agreement, respectively, of the Surviving Company until thereafter amended as provided therein and under the TBOC.

2.5 Officers of the Surviving Company. At the Effective Time, Acquiror, Merger Sub and the Company shall take all requisite actions so that (a) the officers of Merger Sub immediately prior to the Effective Time shall be the officers, of the Surviving Company, each to hold office in accordance with the certificate of formation and operating agreement of the Surviving Company until such officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal and (b) the managers of the Company as of immediately prior to the Effective Time shall resign from such positions.

2.6 Closing Deliverables.

(a) At the Closing, the Company shall deliver or cause to be delivered to Acquiror:

(i) the certificate required by Section 9.2(c);

(ii) a copy of the Escrow Agreement in the form attached hereto as Annex B (the “Escrow Agreement”), duly executed by the Holder Representative and the Escrow Agent;

(iii) a properly completed and duly executed IRS Form W-9 of each Holder (or, if such Holder is treated as an entity disregarded as separate from its regarded owner for U.S. federal income Tax purposes), the Person that is treated as its regarded owner;

(iv) the resignation letters required by Section 6.6;

(v) documentary evidence of the termination of Affiliate Agreements required by Section 6.4;

(vi) the Payoff Letters duly executed and delivered by the Acquired Companies, as applicable, required by Section 3.5;

(vii) certificates of good standing or existence (as applicable) and a certified copy of the certificate of formation for each of the Acquired Companies issued by the applicable Governmental Authority of its jurisdiction of formation, dated as of a date not more than five (5) Business Days prior to the Closing Date;

(viii) a certificate duly executed by the secretary (or equivalent authorized officer) of the Company, certifying that attached thereto are true, correct and complete copies of (A) the Organizational Documents of each Acquired Company, (B) the resolutions duly adopted by the Company’s board of managers authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents, and the consummation of all Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions and (C) the Company Member Approval;

(ix) substantially complete and correct copies of all minute books, records, registers and seals of the Acquired Companies, in each case that are not in the possession of the Acquired Companies, as applicable;

(x) the Amendment to Heyday Lease, duly executed by the Company and Heyday Holdings, LP;

(xi) evidence of the entry by the Company into the tail insurance policies required by Section 6.9;

(xii) duly executed resolutions terminating any and all Company Benefit Plans intended to be “qualified” within the meaning of Code Section 401(a) that includes a Code Section 401(k) arrangement (each a “Company 401(k) Plan”), effective no later than one (1) Business Day immediately preceding the Closing Date and contingent on the Closing;

(xiii) invoices, if applicable, reflecting the Estimated Closing Date Outstanding Company Expenses, together with wire transfer instructions for the payees thereof; and

(xiv) all other documents, instruments or writings required to be delivered by the Company, the Holders or the Holder Representative at or prior to the Closing pursuant to this Agreement.

(b) At the Closing, Acquiror shall:

(i) pay to each Holder, such Holder’s share of the Merger Consideration as of the Closing Date in accordance with Section 3.2;

(ii) pay to Goldman Sachs Bank USA, as escrow agent of the parties hereto pursuant to the Escrow Agreement (the “Escrow Agent”), by wire transfer of immediately available funds, the Escrow Amount, the Specified Tax Matters Escrow Amount and the Specified Employee Matters Escrow Amount to be held in escrow in segregated accounts maintained by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement;

(iii) pay to such third parties as are directed by the Company, by wire transfer of immediately available funds, an amount equal to the Estimated Closing Date Outstanding Company Expenses; provided, that any compensatory payments (including the employer portion of Taxes related thereto) included in such Estimated Closing Date Outstanding Company Expenses shall be paid to the Company for processing through payroll (and subject to withholding), and Acquiror shall cause such payments to be made as soon as reasonably practicable following the Closing;

(iv) pay to the Holder Representative a cash amount equal to $50,000 (the “Holder Allocable Expenses”), by wire transfer of immediately available funds;

(v) on behalf of the Acquired Companies, pay to the payees thereof, by wire transfer of immediately available funds, an amount equal to the Payoff Funded Debt in accordance with the Payoff Letters;

(vi) deliver to the Holder Representative a copy of the Escrow Agreement, executed by Acquiror;

(vii) deliver to the Company the certificate required by Section 9.3(d);

(viii) a certificate duly executed by the secretary (or equivalent authorized officer) of Acquiror, certifying that attached thereto are true, correct and complete copies of the resolutions duly adopted by the Acquiror’s sole member authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents, and the consummation of all Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions; and

(ix) all other documents, instruments or writings required to be delivered by the Acquiror at or prior to the Closing pursuant to this Agreement.

ARTICLE III.

EFFECTS OF THE MERGER ON THE COMPANY UNITS

3.1 Effect of the Merger on the Company Units and Merger Sub.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company or any Holder, and upon the terms and subject to the conditions set forth in this Section 3.1 and elsewhere in this Agreement:

(i) each class, series and subclass of Company Units that is issued and outstanding immediately prior to the Effective Time shall be cancelled, extinguished and converted automatically into the right to receive a portion of the Merger Consideration in accordance with the Payment Allocation Schedule; and

(ii) all classes, series and subclasses of Company Units, when cancelled, extinguished, and converted pursuant to this Section 3.1(a), shall no longer be outstanding and shall automatically be cancelled and retired, and each former Holder thereof shall cease to have any rights with respect thereto, except the right to receive the consideration provided for in this Section 3.1(a).

(b) At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, the membership interests of Merger Sub shall be converted into the equivalent membership interests of the Surviving Company, and Acquiror shall continue as the sole member of the Surviving Company. Each certificate of Merger Sub evidencing ownership of any such membership interests (if applicable) shall automatically be deemed to evidence ownership of such membership interests of the Surviving Company.

(c) Any Company Unit that is owned by the Company and not issued and outstanding as of the Effective Time shall be automatically cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(d) Concurrently with the delivery of the Estimated Closing Statement pursuant to Section 3.3, the Company shall deliver to Acquiror a payment allocation schedule (the “Payment Allocation Schedule”), which shall set forth, with respect to each Holder, (i) such Holder’s address and email address, (ii) the number, class and series of Company Units held by such Holder, (iii) the respective certificate number(s) representing such Company Units, if applicable, (iv) if such Holder holds Profits Interests Units, the distribution threshold applicable thereto, (v) the portion of the Merger Consideration payable to each such Holder in accordance with the terms of this Agreement (after taking into account any distribution threshold applicable to any Profits Interests Units held by such Holder) and (vi) such Holder’s Escrow Percentage. Notwithstanding anything to the contrary herein, Acquiror and Merger Sub shall be entitled to rely on, and will have no Liability to any Holder for relying on, the Payment Allocation Schedule and other written payment instructions delivered by the Company in making payments of the portion of the Merger Consideration payable to each Holder as set forth in the Payment Allocation Schedule and any additional payments made to the Holders pursuant to Section 3.4(e). The parties acknowledge and agree that payments made in accordance with the Payment Allocation Schedule and other such written payment instructions delivered to Acquiror by the Company (including with respect to Payoff Funded Debt and Outstanding Company Expenses), will satisfy Acquiror’s payment obligations under this Agreement. Subject to actual payment of the amounts owed to the Holders pursuant to the terms of this Agreement, Acquiror will have no Liability to any Holder or any other Person with respect to any claim that the amounts payable or paid are incomplete or inaccurate or should have been allocated in any manner other than as set forth in the Payment Allocation Schedule or any other schedule to be provided hereunder, and no Holder will seek recourse and each Holder hereby waives, on behalf of itself and any of its Affiliates, any recourse against Acquiror or any of its Affiliates (including the Acquired Companies following the Closing) in connection with any calculation, allocation or payment of the Merger Consideration hereunder. In the event of a conflict between the Payment Allocation Schedule and the provisions of this Agreement, the Payment Allocation Schedule shall control.

3.2 Payment and Exchange of Letters of Transmittal.

(a) At the Closing, Acquiror shall pay to each Holder who has executed the Company Member Approval or, at least three (3) Business Days prior to the Effective Time, delivered a Letter of Transmittal, solely for the benefit of each such Holder, by wire transfer of immediately available funds, an amount equal to such Holder’s share of the Merger Consideration as of the Closing Date as set forth on the Payment Allocation Schedule (determined before giving effect to the adjustments provided for in Section 3.4).

(b) At or prior to the Effective Time, the Company or the Holder Representative, at the request of the Company, shall mail or cause to be mailed to each Holder of Company Units (other than any Holder who has executed the Company Member Approval) a letter of transmittal in a form reasonably agreed to by the Acquiror and the Holder Representative (each, a “Letter of Transmittal”).

(c) Each Holder, upon delivery of a properly completed and duly executed Letter of Transmittal (or on the Closing if such Holder has executed the Company Member Approval), and any other documentation required thereby, shall be entitled to receive from Acquiror in exchange therefor (subject to the provisions of Section 3.4) such portion of the Merger Consideration as of the Closing Date to which such Holder is entitled pursuant to the Payment Allocation Schedule by wire transfer of immediately available funds within three (3) Business Days of the delivery of such Letter of Transmittal if such Letter of Transmittal is delivered after the Effective Time or on the Closing Date if such Holder has executed the Company Member Approval or delivered a duly executed Letter of Transmittal at least three (3) Business Days prior to the Effective Time.

3.3 Estimated Closing Statement. Not less than five (5) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a written statement (“Estimated Closing Statement”) setting forth the Company’s good faith estimate of (a) the Closing Balance Sheet (the “Estimated Closing Balance Sheet”) and (b) (i) Closing Date Net Working Capital (the “Estimated Closing Date Net Working Capital”), (ii) Closing Date Funded Debt (“Estimated Closing Date Funded Debt”), (iii) Closing Date Cash (the “Estimated Closing Date Cash”), (iv) Closing Date Outstanding Company Expenses (the “Estimated Closing Date Outstanding Company Expenses”) and (v) the Net Working Capital Adjustment Amount (the “Estimated Net Working Capital Adjustment Amount”), in each case, together with reasonable backup documentation and supporting detail (including, for the avoidance of doubt, a schedule setting forth a list of the Funded Debt in the Estimated Closing Date Funded Debt and the Outstanding Company Expenses in the Estimated Closing Date Outstanding Company Expenses (including invoices for the payees thereto or other documentation in form reasonably satisfactory to Acquiror) and an itemization and reasonable detail concerning the line items within the Estimated Closing Date Net Working Capital). The Estimated Closing Statement shall also set forth the Company’s good faith calculation of the Merger Consideration payable to each Holder as of the Closing Date in accordance with the Payment Allocation Schedule. The Estimated Closing Balance Sheet shall be prepared, and the Estimated Closing Date Net Working Capital, Estimated Closing Date Funded Debt, Estimated Closing Date Cash and Estimated Closing Date Outstanding Company Expenses shall be calculated (A) in accordance with the Accounting Principles and the definitions contained herein, provided, however, to the extent there is a conflict between the Accounting Principles and the definitions contained herein, the definitions shall prevail and (B) in good faith based on the

Acquired Companies’ books and records and other readily available information, including the inventory valuations under Section 3.4(a). Following the delivery of the Estimated Closing Statement, during normal business hours and upon reasonable advance notice, the Company shall (x) provide Acquiror and its Representatives reasonable access to all workpapers (subject to the execution of customary workpaper access letters, if requested) and other books and records to the extent utilized by Company or its Representatives in the preparation of the Estimated Closing Statement and (y) use reasonable efforts to make available to Acquiror and its Representatives those of its Representatives involved in the preparation of the Estimated Closing Statement. Prior to the Closing Date, the Company shall promptly consider in good faith any comments of Acquiror to the Estimated Closing Statement, and the Estimated Closing Statement shall be updated to reflect any changes thereto mutually agreed to by the parties; provided, that if no such mutual agreement is obtained, the Estimated Closing Statement as delivered by the Company shall be used for purposes of the Closing. For the avoidance of doubt, any failure by Acquiror to provide any such comments shall not affect, modify or otherwise prejudice in any way Acquiror’s rights and remedies under this Agreement.

3.4 Adjustment Amount.

(a) On the Inventory Measurement Date, the Company shall conduct a complete physical identification of the Acquired Companies’ inventory and count thereof (the “Inventory Count”). The Inventory Count shall be valued and performed in a manner that is consistent with the method historically used by the Company to value and fully count its inventory. Acquiror and the Holder Representative shall have the right to have the Inventory Count observed by its outside accountants and other Representatives. No inventory shall be produced or shipped to customers or otherwise removed from, and the Company shall use commercially reasonable efforts to prevent suppliers from delivering inventory to, a plant or other location on the Inventory Measurement Date. Acquiror and the Holder Representative shall work together in good faith and use commercially reasonable efforts to resolve any disputes as to the Inventory Count, including the usability or salability of any item of inventory, while such Inventory Count is being taken. Acquiror and the Holder Representative shall attempt to settle any unresolved dispute regarding the foregoing not otherwise resolved during the Inventory Count as soon as expeditiously practicable thereafter and, if unable to be resolved within ten (10) Business Days following the Inventory Measurement Date, Acquiror and the Holder Representative shall mutually select an independent third party to resolve any such disputes. The determination of such third party so engaged shall be final and binding on Acquiror and the Holder Representative.

(b) As soon as reasonably practicable following the Closing Date, and in any event within ninety (90) calendar days thereof, Acquiror shall prepare and deliver to the Holder Representative a statement (the “Closing Statement”) setting forth the Acquiror’s good faith calculation of (i) the unaudited consolidated balance sheet of the Acquired Companies as of the Calculation Time (the “Closing Balance Sheet”) and (ii) (A) Net Working Capital as of the Calculation Time (“Closing Date Net Working Capital”), (B) the aggregate amount of all Funded Debt outstanding as of immediately prior to the Closing (“Closing Date Funded Debt”), (C) Cash and Cash Equivalents as of the Calculation Time (“Closing Date Cash”), (D) the aggregate amount of all Outstanding Company Expenses as of immediately prior to the Closing (“Closing Date Outstanding Company Expenses”) and (E) the Net Working Capital Adjustment Amount, in each case, together with reasonable backup documentation and supporting detail. The Closing Balance

Sheet shall be prepared, and the Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and Closing Date Outstanding Company Expenses shall be calculated (1) in accordance with the Accounting Principles and the definitions contained herein, provided, however, to the extent there is a conflict between the Accounting Principles and the definitions contained herein, the definitions shall prevail, (2) without giving effect to any change in assets or liabilities as a result of purchase accounting adjustments arising from the Transactions and (3) in good faith based on the Acquired Companies’ books and records and other readily available information, including the inventory valuations under Section 3.4(a). The determination of any items included in the Closing Statement shall be based on the facts and circumstances as they exist as of the Calculation Time in accordance with FASB Accounting Standards Codification Topic 855, Subsequent Events and shall exclude the effect of any change of Law or GAAP occurring on or after the Calculation Time. Following the delivery of the Closing Statement, during normal business hours and upon reasonable advance notice, Acquiror shall, and shall cause the Company to, (x) provide the Holder Representative and his Representatives reasonable access all workpapers (subject to the execution of customary workpaper access letters, if requested) and other books and records to the extent utilized by Acquiror or its Representatives in the preparation of the Closing Statement and (y) use reasonable efforts to make available to the Holder Representative and his Representatives those of their Representatives involved in the preparation of the Closing Statement.

(c) If the Holder Representative disagrees with any aspect of the Closing Balance Sheet or the calculation of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash or Closing Date Outstanding Company Expenses set forth in the Closing Statement, Holder Representative shall notify Acquiror of such disagreement in writing (the “Notice of Disagreement”), setting forth in reasonable detail the particulars of such disagreement (including a quantification of each disagreement and the reason underlying each disagreement) (the “Disputed Items”), within thirty (30) days after its receipt of the Closing Statement. In the event that the Holder Representative does not provide such a Notice of Disagreement within such thirty (30)-day period, the Holder Representative shall be deemed to have accepted the Closing Balance Sheet and the calculation of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and Closing Date Outstanding Company Expenses set forth in the Closing Statement, which shall be final, binding and conclusive on the parties for all purposes hereunder. In the event any such Notice of Disagreement is timely provided, Acquiror and the Holder Representative shall use their respective reasonable best efforts to work in good faith for a period of thirty (30) days (or such longer period as they may mutually agree in writing) to resolve any disagreements with respect to any Disputed Items. Any such disagreements resolved by Acquiror and the Holder Representative in writing during such period shall be final, binding and conclusive for all purposes hereunder. If, at the end of such period, Acquiror and the Holder Representative are unable to resolve all such disagreements, then RSM US (or, if RSM US is unwilling or unable to serve in such role, such other independent accounting or financial consulting firm of recognized national standing as may be mutually agreed by Acquiror and the Holder Representative) (the “Independent Accountant”) shall resolve any remaining disagreements. Each of Acquiror and the Holder Representative shall promptly execute an engagement letter with the Independent Accountant and shall promptly, and in any event within thirty (30) days (or such longer period as they mutually agree in writing) following the end of the good-faith negotiation period outlined above, provide their respective assertions regarding the Disputed Items in writing to the Independent Accountant and to each other; provided, that this process may be amended by the terms of the Independent

Accountant’s engagement letter as mutually agreed by the Acquiror and Holder Representative; provided, further, that any proposals exchanged between Acquiror and the Holder Representative relating to any Disputed Item that are intended solely for purposes of facilitating settlement discussions shall be kept confidential by or on behalf of Acquiror and the Holder Representative and shall not be disclosed in any court or arbitration hearing or proceeding, including with respect to the Independent Accountant’s engagement in connection with any such remaining disagreements (and the Independent Accountant shall be instructed to disregard any evidence of such settlement proposals and negotiations in its consideration of such remaining disagreements). Neither Acquiror nor the Holder Representative shall engage in any ex parte communication with the Independent Accountant following submission of each such party’s respective assertions; provided, however, that the Independent Accountant may ask specific written questions or request specific historical documents from Acquiror or the Holder Representative to clarify its understanding of the submissions (and any document provided by Acquiror or the Holder Representative to the Independent Accountant shall also be concurrently provided to the other party). The Independent Accountant shall act as an expert and not as an arbitrator. The parties shall use reasonable commercial efforts to require the Independent Accountant to, within thirty (30) days after acceptance of its appointment as Independent Accountant, to render its determination with respect to such disagreements (and provide in reasonable detail the basis for each such determination); provided, however, that the failure of the Independent Accountant to strictly conform to any deadline or time period contained herein shall not render the determination of the Independent Accountant invalid and shall not be a basis for seeking to overturn any determination rendered by the Independent Accountant. The Independent Accountant shall base its determination solely on (i) the written submissions of Acquiror and the Holder Representative, and the Independent Accountant shall not conduct an independent investigation or arbitration hearing and (ii) the extent (if any) to which the Disputed Items require adjustment (only with respect to the remaining disagreements submitted to the Independent Accountant) in order to be determined in accordance with this Agreement and, with respect to each Disputed Item, the Independent Accountant’s determination, if not in accordance with the position of either Acquiror or the Holder Representative, shall not be greater than the greatest value claimed for such Disputed Item by Acquiror in the Closing Statement or the Holder Representative in the Notice of Disagreement or lesser than the lowest value claimed for such Disputed Item by Acquiror in the Closing Statement or the Holder Representative in the Notice of Disagreement. The determination of the Independent Accountant shall be final, conclusive and binding on the parties and no party shall seek further recourse to any Governmental Authority other than to enforce the determination of the Independent Accountant. The parties acknowledge that the agreements contained in this Section 3.4 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement. The date on which Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and Closing Date Outstanding Company Expenses are finally determined in accordance with Section 3.4(b) or this Section 3.4(c) is hereinafter referred to as the “Determination Date.” All fees and expenses of the Independent Accountant relating to the work, if any, to be performed by the Independent Accountant hereunder shall be borne pro rata as between Acquiror, on the one hand, and Holder Representative, on the other hand, in proportion to the allocation of the dollar value of the amounts in dispute as between Acquiror and the Holder Representative (set forth in the written submissions to the Independent Accountant) made by the Independent Accountant such that the party prevailing on the greater dollar value of such disputes pays the lesser proportion of the fees and expenses, with any amount allocated to the Holder Representative constituting a Holder Allocable Expense. For example, if Independent Accountant challenges items underlying the calculations of any Disputed Item in the net amount of $1,000,000, and the Independent Accountant determines that Acquiror has a valid claim for $400,000 of the $1,000,000, Acquiror shall bear sixty percent (60%) of the fees and expenses of the Independent Accountant and the Holder Representative shall bear the remaining forty percent (40%) of the fees and expenses of the Independent Accountant.

(d) If the Adjustment Amount is a positive number, then the Merger Consideration shall be increased by the Adjustment Amount, and if the Adjustment Amount is a negative number, the Merger Consideration shall be decreased by the absolute value of the Adjustment Amount.

(e) The Adjustment Amount shall be paid in accordance with this Section 3.4(e).

(i) If the Adjustment Amount is a positive number, then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, (A) Acquiror shall pay to each Holder an amount in cash equal to (1) such Holder’s Escrow Percentage, multiplied by (2) the Adjustment Amount, provided, that the maximum amount payable to the Holders in the aggregate under this clause (A) shall be limited to the Escrow Amount, and (B) the Escrow Agent shall pay to each Holder an amount in cash equal to (1) the balance of the Escrow Funds (less the Tax Distribution Amount (as defined in the Escrow Agreement) relating to the Escrow Funds, which shall be paid to Acquiror), multiplied by (2) such Holder’s Escrow Percentage.

(ii) If the Adjustment Amount is a negative number (the absolute value of such amount, the “Deficit Amount”), then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, (A) the Escrow Agent shall pay to Acquiror an amount of Escrow Funds equal to the Deficit Amount (subject to the last sentence of this Section 3.4(e)), and (B) if any of the Escrow Funds remain after such payment to Acquiror, the Escrow Agent shall pay to each Holder an amount in cash equal to (1) the balance of the Escrow Funds (less the Tax Distribution Amount (as defined in the Escrow Agreement) relating to the Escrow Funds, which shall be paid to Acquiror), multiplied by (2) such Holder’s Escrow Percentage.

(iii) If the Adjustment Amount is zero, then, promptly following the Determination Date, the Escrow Agent shall pay to each Holder an amount in cash equal to (A) the balance of the Escrow Funds (less the Tax Distribution Amount (as defined in the Escrow Agreement) relating to the Escrow Funds, which shall be paid to Acquiror), multiplied by (B) such Holder’s Escrow Percentage.

(iv) Upon determination of the Adjustment Amount pursuant to Section 3.4(c), each of Acquiror and the Holder Representative shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse the Escrow Funds in accordance with this Section 3.4(e). In no event shall the Holder Representative or any Holder have any liability under this Section 3.4 in excess of such Holder’s Escrow Percentage of the Escrow Funds. Notwithstanding anything to the contrary in this Agreement, in no event shall Acquiror be entitled to payment pursuant to this Section 3.4(e) of any amount, or have any liability under this Section 3.4, in excess of the Escrow Funds.

(f) Any adjustments made pursuant to this Section 3.4 shall be treated by the parties as adjustments to the Merger Consideration for U.S. federal income Tax purposes, except as otherwise required by applicable Law.

3.5 Repayment of Certain Funded Debt. Concurrently with the Closing, and subject to the other terms and conditions set forth in this Agreement, (a) Acquiror or Merger Sub shall make available to the Company, or pay directly, an amount sufficient to pay the Funded Debt related to the indebtedness set forth on Schedule 3.5 (the “Payoff Funded Debt”), and (b) the Company, if such amount is not paid directly by Acquiror, shall apply such cash to pay the Payoff Funded Debt in accordance with the Payoff Letters. The Company shall deliver to Acquiror drafts of the Payoff Letters and any other payoff letters pursuant to this Section 3.5 at least five (5) Business Days prior to the Closing Date and executed copies of the Payoff Letters and any other payoff letters pursuant to this Section 3.5 at least one (1) Business Day prior to the Closing Date, and shall provide Acquiror with a reasonable opportunity to review and comment on such draft Payoff Letters.

3.6 Withholding. Notwithstanding any other provision of this Agreement, Acquiror, the Company, the Holder Representative and their respective agents shall be entitled to deduct and withhold (or cause to be deducted or withheld) from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. Tax Law or under any applicable legal requirement; provided, that, except with respect to a compensatory payment or any deduction or withholding that arises as a result of the failure of a Holder or its regarded owner to deliver an IRS Form W-9 in accordance with Section 2.6(a)(iii), Acquiror shall: (a) notify the Company and the Holder Representative of its intent to so deduct or withhold prior to the date that such deduction or withholding is required and (b) cooperate in good faith with the Person to whom such amounts would otherwise have been paid to reduce or eliminate the amount of any such deduction or withholding. To the extent such amounts are so deducted or withheld and remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the written disclosure schedules to this Agreement delivered to Acquiror by the Company concurrently with the execution and delivery of this Agreement (the “Schedules”), the Company represents and warrants to Acquiror and Merger Sub as follows:

4.1 Organization of the Company.

(a) The Company has been duly formed and is validly existing as a limited liability company and is in good standing under the Laws of the State of Texas and has the limited liability company power and authority to own, operate or lease its properties and to conduct the Business as it is now being conducted.

(b) The copies of the certificate of formation and the Company Operating Agreement of the Company previously made available by the Company to Acquiror constitute all of the Organizational Documents of the Company and are true, correct and complete, and the Company is not in violation of any such Organizational Documents.

(c) The Company is duly licensed or qualified and, where applicable, in good standing as a foreign limited liability company in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to be material to the Acquired Companies, taken as a whole.

4.2 Subsidiaries. The Company Subsidiary is the only Subsidiary of the Company. The Company Subsidiary has been duly formed and is validly existing and is in good standing under the Laws of the State of Texas and has the limited liability company power and authority to own or lease its properties and to conduct its business as it is now being conducted. The Company has previously made available to Acquiror true, correct and complete copies of the Organizational Documents of the Company Subsidiary and such Organizational Documents remain in full force and effect as of the date hereof. Neither the Company nor the Company Subsidiary is in violation of any such Organizational Documents. The Company Subsidiary is duly licensed or qualified and in good standing as a foreign limited liability company in each jurisdiction in which its ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to be material to the Acquired Companies, taken as a whole.

4.3 Due Authorization. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and (subject to the approvals described in Section 4.5) to consummate the Transactions. The execution and delivery of this Agreement and the consummation by the Acquired Companies of the Transactions have been duly and validly authorized and approved by the board of managers of the Company, and no other organizational proceeding on the part of any Acquired Company is necessary to authorize this Agreement (other than the adoption of this Agreement by members of the Company holding a majority of the outstanding Company Units (the “Company Member Approval”)). This Agreement has been duly and validly authorized, executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”). Each of the Ancillary Documents or other agreements related to this Agreement to which the Company is or will be a party has been or will be duly and validly authorized, executed and delivered by the Company, and assuming the due and valid authorization, execution and delivery of each such agreement by the other parties thereto, constitutes or will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Remedies Exception.

4.4 No Conflict. Subject to the receipt of the Consents and other requirements set forth in Section 4.5 or on Schedule 4.5, and except as set forth on Schedule 4.4, the execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which the Company is or will be a party, and the consummation by the Company of the Transactions do not and will not (a) violate any provision of, or result in the breach of, any Governmental Order or Law applicable to the Acquired Companies, (b) conflict with the Organizational Documents of the Acquired Companies, (c) (i) conflict with or result in a violation or breach of, (ii) constitute a default or an event that would constitute a default under, (iii) result in the acceleration of or create in any party the right to accelerate, terminate, cancel or otherwise modify, or (iv) require the Consent of, or the giving of notice to, any other Person under, in each case of clauses (i) through (iv), any Material Contract, Material Lease or Material Permit, or (d) result in the creation of any Lien upon any of the properties, rights or assets of the Acquired Companies, or constitute an event which, with or without notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien or result in a violation or revocation of any required Permit from any Governmental Authority; except in the case of clauses (a), (c) or (d) where such violation, breach, conflict, default, right, consent or Lien would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole.

4.5 Governmental Authorities; Consents. Assuming the representations and warranties of Acquiror contained in this Agreement are true, correct and complete in all material respects, no Regulatory Consent of, or designation, declaration or filing with, any Governmental Authority is required by or with respect to the Company or its Affiliates in connection with the Company’s execution and delivery of this Agreement and the Ancillary Documents to which the Company is or will be a party or the consummation of the Transactions, except for (a) the applicable requirements of the HSR Act, (b) compliance with any applicable securities Laws, (c) as otherwise disclosed on Schedule 4.5, and (d) the filing of the Certificates of Merger in accordance with the DLLCA and TBOC.

4.6 Capitalization; Organizational Documents.

(a) Schedule 4.6(a) is a true, correct and complete list of the total amount of the Company Units and the name, class or series and number of Company Units held by each Holder, including with respect to each Holder of Profits Interests Units, the grant date, number of Profits Interests Units granted on such date and vested status. All of the Company Units have been (i) duly authorized and validly issued and are fully paid and non-assessable and (ii) issued and granted in compliance with all applicable Law, including applicable securities Law. None of the Company Units were issued in violation of any Contract or any preemptive or similar rights of any Person. Other than the Company Units, there are no equity securities of any class of the Company or any securities convertible into or exchangeable or exercisable for any such equity securities issued, reserved for issuance or outstanding.

(b) Except as set forth on Schedule 4.6(b), there are no outstanding or authorized options, warrants, rights, restricted equity, restricted equity units (including Profits Interests Units), Contracts, pledges, calls, puts, rights to subscribe, redemption rights, preemptive rights, repurchase rights, conversion rights or other agreements or commitments to which the Company is a party or which is binding upon the Company providing for the issuance, disposition or acquisition of any of its equity interests (including the Company Units) or any rights or interests exercisable therefor. Except as set forth on Schedule 4.6(b), there are no outstanding or authorized equity appreciation rights, profit participation rights, phantom equity, or similar rights with respect to the Company or any of its Affiliates. Except as set forth on Schedule 4.6(b), there are no voting trusts, shareholders agreements, proxies or other similar Contracts or understandings or outstanding indebtedness with voting rights in effect with respect to the voting or sale or transfer of any of the Company Units or any other equity interests of the Company.

(c) The Holders own all of the Company Units, which represent all of the issued and outstanding equity interests of the Company, free and clear of all Liens (other than restrictions on transfer pursuant to applicable securities Laws). The allocation of the Merger Consideration set forth in the Payment Allocation Schedule will be, as of the Closing Date, consistent with the Organizational Documents of the Company, including the Company Operating Agreement (unless otherwise agreed in writing among Acquiror and the Company, on the one hand, and the Holders entitled to any portion of the Merger Consideration, on the other hand); provided, that, the Indemnifying Holder shall solely be responsible for the Specified Employee Matters Escrow Amount (and the Payment Allocation Schedule shall reflect the same). The information contained in the Payment Allocation Schedule will be complete and correct as of the Closing Date.

(d) The outstanding equity interests of the Company Subsidiary have been (i) duly authorized and validly issued and are fully paid and nonassessable and (ii) issued and granted in compliance with all applicable Law. The Company owns of record and beneficially all the issued and outstanding equity interests of the Company Subsidiary, free and clear of any Liens other than Permitted Liens that are being released at Closing. Except for the Company Subsidiary, the Company does not have any Subsidiaries and does not own any equity interests in any other Person. The Company Subsidiary does not own, directly or indirectly, any equity interest in any Person.

(e) Each Profits Interests Unit has at all times qualified as a “profits interest” under IRS Revenue Procedure 93-27 (1993-2 C.B. 343) and IRS Revenue Procedure 2001-43 (2001-2 C.B. 191) and, in accordance therewith, if the Company’s assets were sold at fair market value and the proceeds were distributed in a complete liquidation of the Company upon the date of grant of such Profits Interests Unit, such holder would not have been entitled a share of the proceeds at the time of such liquidation. Except as set forth on Schedule 4.6(e), each Holder of a Profits Interests Unit has been correctly treated as a member of the Company (and not as an employee of the Company) for purposes of the Company’s Organizational Documents and for U.S. federal income tax purposes and any applicable state or local income tax purposes, including by the timely delivery of correct Schedules K-1 to each such holder with respect to each applicable tax year. Except as set forth on Schedule 4.6(e), all holders of Profits Interests Units have made timely elections pursuant to Section 83(b) of the Code, in compliance with all Treasury Regulations, to include the fair market value (as of the date of grant) of the Profits Interests Units in the Profits Interests Unit Holders’ gross income at the time of the grant of such Profits Interests Units.

4.7 Financial Statements.

(a) Schedule 4.7(a)(i) sets forth true, correct and complete copies of (i) the audited consolidated balance sheets and statements of income, members’ equity and cash flows of the Acquired Companies, in each case, together with the auditor’s reports thereon, as of and for the years ended December 31, 2022 (the “2022 Audited Financial Statements”) and December 31, 2023 (the “2023 Audited Financial Statements”, and together with the 2022 Audited Financial Statements, the “Audited Financial Statements”), (ii) the unaudited consolidated balance sheet and statement of income of the Acquired Companies as of and for the year ended December 31, 2024 (the “2024 Unaudited Financial Statements”) and (iii) the unaudited consolidated balance sheet and statement of income of the Acquired Companies for the two-months ended January 31, 2025 (the “Interim Financial Statements” and, the Interim Financial Statements together with the Audited Financial Statements and the 2024 Unaudited Financial Statements, the “Financial Statements”). Except as set forth on Schedule 4.7(a)(ii), the Financial Statements have been prepared in accordance with the books and records of the Acquired Companies and present fairly, in all material respects, the consolidated financial position and results of operations of the Acquired Companies as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP applied on a consistent basis throughout the periods involved (except, in the case of the Interim Financial Statements and the 2024 Unaudited Financial Statements, for the absence of footnotes and other presentation items (that, if presented, would not differ materially from those presented in the Audited Financial Statements) and for normal year-end adjustments (the effect of which would not be material individually or in the aggregate to the Acquired Companies, taken as a whole)). January 31, 2025 shall be referred to herein as the “Balance Sheet Date”.

(b) The Acquired Companies maintain a system of internal control over financial reporting that is designed, and is sufficient, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, which includes policies and procedures that: (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Acquired Companies; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Acquired Companies are being made only in accordance with authorizations of management and directors of the Acquired Companies; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Acquired Companies that could have a material effect on the consolidated financial statements of the Acquired Companies. There are no material weaknesses in the design or operation of such internal control over financial reporting that are reasonably likely to adversely affect the Acquired Companies’ ability to record, process, summarize and report financial data. There are no internal or governmental inquiries or investigations pending or, to the Knowledge of the Company, threatened regarding any accounting practices of any Acquired Company, any malfeasance by a director of any Acquired Company, or an employee of the Acquired Companies who have a significant role in the internal controls over financial reporting of the Acquired Companies.

(c) No Acquired Company is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among any Acquired Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the U.S. Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”)), where the intended result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any Acquired Company in the Financial Statements.

(d) Schedule 4.7(d) sets forth a true, correct and complete list of all surety bonds, performance bonds, letters of credit and other financial assurances of the Acquired Companies in effect prior to the Closing (the “Financial Assurances”), and with respect to each such Financial Assurance, (i) the name of the Person in favor of whom such Financial Assurance is issued, (ii) the name of the issuing Person, (iii) the maximum amount of indebtedness that may be drawn and (iv) the current amount drawn.

(e) The Estimated Closing Statement sets forth all of the Payoff Funded Debt and the Outstanding Company Expenses to be repaid or retired pursuant to Section 2.6(b). After the Effective Time, following payment of the Funded Debt and the Outstanding Company Expenses pursuant Section 2.6(b), none of the Acquired Companies nor any of their respective Affiliates (including Acquiror or Merger Sub) will have any Liability in respect of any Funded Debt for borrowed money or Outstanding Company Expenses.

4.8 Undisclosed Liabilities. Except as set forth on Schedule 4.8, there is no Liability of the Acquired Companies, except for Liabilities (a) specifically reflected or disclosed and adequately reserved for on the Interim Financial Statements, (b) that have arisen since the Balance Sheet Date in the ordinary course of the operation of the Business (none of which (i) is material to the Acquired Companies, individually or in the aggregate, taken as a whole, and (ii) relate to any breach of Contract, breach of warranty, violation of Law, infringement or tort claims), (c) incurred in connection with the Transactions, or (d) that would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

4.9 Litigation and Proceedings.

(a) Except as set forth on Schedule 4.9(a), (i) there are no, and for the past four (4) years there have not been any, pending or, to the Knowledge of the Company, threatened Actions before or by any Governmental Authority or any third party, against or by any Acquired Company or affecting any properties or assets of an Acquired Company, or the Business that have been, or would reasonably be expected to be, material to the Acquired Companies, taken as a whole, and (ii) there is no Action pending or, to the Knowledge of the Company, threatened that challenges the legality, validity or enforceability of this Agreement or the Ancillary Documents or the Transactions. No event has occurred, or circumstance exists that would give rise to or serve as the basis for any commencement of such Action.

(b) Except as set forth on Schedule 4.9(b), and except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole, (i) there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting or applicable to the Acquired Companies, and (ii) the Acquired Companies are in compliance with the terms of each such outstanding Governmental Order set forth on Schedule 4.9(b).

4.10 Compliance with Laws. Except as set forth on Schedule 4.10, and except where the failure to be, or to have been, in compliance with such Laws would not reasonably be expected to be material to the Acquired Companies, taken as a whole, (a) each Acquired Company is, and since January 1, 2021 has been, in compliance with all applicable Laws, and (b) since January 1, 2021, no Acquired Company has received any written notice from any Governmental Authority of a violation or alleged violation of, or failure on the part of any Acquired Company to comply with, any applicable Law. None of the Acquired Companies is currently liable for the payment of any material claims, damages, fines, penalties or other amounts for failure to comply with any Laws and no material expenditures are required to remain in compliance with such Laws.

4.11 Contracts; No Defaults.

(a) Schedule 4.11(a) sets forth a true, correct and complete list of the following Contracts to which, as of the date of this Agreement, any Acquired Company is a party or by which any Acquired Company’s assets or properties are bound (each such Contract set forth, or required to be set forth, on such Schedule, a “Material Contract”):

(i) each employment Contract, written offer letter, compensation arrangement or severance agreement with (A) any current Company Employee that provides for annual base compensation or wage (including hourly and anticipated overtime) in excess of $100,000 or (B) former Company Employee that has ongoing financial liability of any Acquired Company to such Company Employee;

(ii) each employee collective bargaining Contract (a “Labor Contract”);

(iii) any Contract pursuant to which an Acquired Company licenses or obtains the right to use Intellectual Property from a third party, including any covenant not to sue or non-assert clause, other than (A) non-exclusive shrink-wrap, click-wrap and off-the shelf Software licenses, and any other non-exclusive licenses for generally unmodified Software that is commercially available to the public generally with aggregate annual fees of less than $75,000 and (B) non-exclusive licenses that are implied by or incidental to the purchase of products or services in the ordinary course of business;

(iv) any Contract pursuant to which any right in Intellectual Property has been granted by an Acquired Company to a third party, including any license, covenant not to sue or non-assert clause (other than (A) non-exclusive licenses that are implied by or incidental to the sale of products or services in the ordinary course of business and (B) non-exclusive licenses granted to suppliers or vendors in the ordinary course of business for the sole purpose of providing goods or services to an Acquired Company);

(v) any Contract under which an Acquired Company has (A) created, incurred, assumed or guaranteed indebtedness for money borrowed, (B) granted a Lien on its assets, whether tangible or intangible, to secure any indebtedness for money borrowed or (C) extended credit to any Person (other than (I) intercompany loans and advances and (II) customer payment terms in the ordinary course of business), in the case of clauses (A) and (C), in an amount in excess of $250,000 of committed credit;

(vi) any Contract pursuant to which an Acquired Company may be entitled to receive or obligated to pay in excess of $500,000 over the last twelve (12) months prior to the date hereof, other than purchase orders for ordinary course trade receivables or payables;

(vii) any Contract that requires any Acquired Company to purchase its total requirements, a minimum amount or applicable percentage of any product or service from any other Person or contains “take or pay” or similar provisions;

(viii) any Contract that contains an exclusivity, “meet competition”, “most-favored-nation” or similar clause or term that provides preferential pricing or treatment in favor of any party other than an Acquired Company;

(ix) any Contract that expressly (A) limits or purports to limit (or that following the Closing could limit) the ability of any Acquired Company, Acquiror or any of Acquiror’s Affiliates to (I) compete in any line of business, with any Person, in any geographic area or during any period of time, including by limiting the ability to sell any particular services or products to any Person, or (II) solicit any customers or individuals for employment, (B) restricts the development, performance, marketing or distribution of the products and services of any Acquired Company or (C) restricts or limits the entering into of any market or line of business by any Acquired Company or its employees;

(x) any Contract that grants another Person exclusivity or a right of first offer or refusal or similar rights with respect to any product or service sold or provided by an Acquired Company;

(xi) any Contract (or group of related Contracts) requiring or otherwise relating to any capital expenditures by an Acquired Company with a value in excess of $150,000, for which the underlying assets have not been delivered or under which any Acquired Company has any outstanding payment obligations;

(xii) any Contract that relates to the acquisition or disposition of any business, a material amount of the shares of capital stock of any Person, a material amount of the assets of any Person (outside the ordinary course of business), or any real property, including the Leased Real Property (whether by arrangement, merger, sale of shares of capital stock, sale of assets or otherwise);

(xiii) any broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research or marketing Contract or any consulting Contract pursuant to which any Acquired Company may be entitled to receive or obligated to pay more than $75,000;

(xiv) any lease or similar agreement under which (A) any Acquired Company is the lessee of, or holds or uses, any machinery, equipment, vehicles or other tangible personal property owned by any other Person for an annual rent in excess of $150,000 or (B) any Acquired Company is the lessor of, or makes available for use by any other Person, any tangible personal property owned by it for an annual rent in excess of $150,000;

(xv) any Contracts providing for rebates, discounts, loyalty programs or any similar program or provisions with a value in excess of $150,000, either provided by or to an Acquired Company;

(xvi) any Contract involving any resolution or settlement of any actual or threatened Action, including such Contracts (A) that provide for any injunctive or other non-monetary relief or (B) providing for restrictions on the use or licensing of any material Intellectual Property or the operation of the Company or any Subsidiary thereof;

(xvii) any hedging, swap, derivative or similar Contract;

(xviii) any Contract providing for “earn-out”, revenue share or other similar contingent payment obligations;

(xix) any Contract establishing any partnership, joint venture, strategic alliance or other material collaboration or that otherwise involves sharing of profits or losses by an Acquired Company with any other Person;

(xx) any Contract that includes a power of attorney granted to any Person by any Acquired Company that is currently in effect and outstanding;

(xxi) each Affiliate Agreement;

(xxii) any Contract for or relating to the making of any advance, loan, extension of credit or capital contribution to, or other investment in, any other Person;

(xxiii) any Contract with a Company Employee providing for a transaction bonus, change of control payment, retention bonus, or termination or severance;

(xxiv) any sales representative, distributor, reseller, agency, advertising or similar Contracts;

(xxv) each Contract with a Top Customer or Top Supplier;

(xxvi) each Contract with any Governmental Authority; and

(xxvii) any Contract with any broker, investment banker, finder, financial advisor or other advisor of any kind that relates to any obligation to pay any commission, broker fees, finder fees, transaction bonus or other transaction-based compensation in connection with this Agreement or the Transactions.

(b) True, correct and complete copies of each Material Contract (including all modifications, amendments, supplements, annexes and schedules thereto and written waivers thereunder) have been delivered to or made available to Acquiror or its agents or Representatives. Except as set forth on Schedule 4.11(b), (i) all of the Material Contracts are in full force and effect and represent the legal, valid and binding obligations of the applicable Acquired Company and, to the Knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto (subject to the Remedies Exception), (ii) neither the applicable Acquired Company nor, to the Knowledge of the Company, any other party thereto, is or is alleged to be (with or without the lapse of time or the giving of notice, or both) in material breach of or material default under any such Material Contract, (iii) no Acquired Company has received any written claim or notice of material breach of or material default under, or has provided or received any written notice of any intention to terminate, any such Material Contract, and (iv) to the Knowledge of the Company, no event has occurred (with or without the lapse of time or the giving of notice, or both), individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Material Contract by the applicable Acquired Company or any other party thereto or would cause or permit the modification, acceleration, or termination of any such Material Contract, or would create in any other party thereto additional rights or compensation under or result in the creation of a Lien on the assets or properties of any Acquired Company (other than a Permitted Lien) (in each case, with or without notice or lapse of time or both).

4.12 Company Benefit Plans.

(a) Schedule 4.12(a) sets forth a true and complete list, as of the date of this Agreement, of each (i) “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA), and (ii) plan, policy, program, letter, Contract, arrangement or agreement providing compensation, stock option, equity or equity-based compensation, employee loan, bonus or incentive, Profits Interests Units, commission, profit sharing, deferred compensation, provident fund, gratuity, retirement, pension, medical, accident or life insurance, supplemental retirement, severance, salary continuation, termination, change in control (including the Change in Control Payments), retention, transition, employment, consulting, welfare, health, sick leave, vacation pay, disability, hospitalization, insurance, medical, educational, employee assistance, non-subscriber workers’ compensation, fringe or other benefits to any Company Employee or Company Contractor, in each case, (A) that is maintained, contributed to, required to be contributed to or sponsored by the Acquired Companies or (B) under which the Acquired Companies has any current, or is reasonably expected to have any future, Liability, other than offer letters that do not provide for the payment of severance (each of (i) and (ii) hereof, whether written or unwritten, a “Company Benefit Plan”). No Acquired Company sponsors, maintains, contributes to or is required to contribute to any benefit plan, policy, program, agreement or similar employment, compensatory or benefit arrangement for the benefit of employees or service providers outside of the United States of America.

(b) With respect to each Company Benefit Plan, the Company has delivered or made available to Acquiror true and complete copies of, if applicable (i) such Company Benefit Plan and any trust agreement related thereto, (ii) for any material Company Benefit Plan that is not written, a written description of the Company Benefit Plan, (iii) the most recent summary plan description, amendments, modifications, and material supplements related thereto, (iv) the most recent annual report on Form 5500 and all attachments thereto filed with the IRS, (v) the most recent determination or opinion letter issued by the IRS, (vi) all material correspondence to or from any Governmental Authority relating to any Company Benefit Plan since January 1, 2021 and (vii) any correspondence with any participant in any Company Benefit Plan regarding such Company Benefit Plan other than routine plan disclosures or as relates to a routine claim for benefits.

(c) Since January 1, 2021, (i) each Company Benefit Plan has, and all related arrangements, agreements, trusts, insurance contracts and funds have been administered, established, operated and maintained in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code and (ii) materially all required contributions, premiums, reimbursements, accruals and benefit payments required to have been paid under or with respect to any Company Benefit Plan by the Acquired Companies have been made, or, to the extent not yet due, properly accrued in accordance with the terms of such Company Benefit Plan, appropriate accounting rules and applicable Laws. None of the Company Benefit Plans has any material unfunded liabilities. No Acquired Company or any Company Employee or Company Contractor has engaged in any transaction with respect to any Company Benefit Plan that could reasonably be expected to subject the Acquired Companies to any material Tax or penalty. There has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA and no breach of fiduciary duty (as determined under ERISA) has occurred with respect to any Company Benefit Plan.

(d) Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification and nothing has occurred that would amend, alter, diminish or revoke such qualification or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable IRS advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. To the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to adversely affect the qualified status of any Company Benefit Plan.

(e) None of the Acquired Companies nor any Person which together with the Acquired Companies would be deemed a “single employer” under Section 414(b) or (c) of the Code or within the meaning of Section 4001 of ERISA (a “ERISA Affiliate”) has, at any time during the last six (6) years, had any actual or contingent liabilities relating to, contributed to or been obligated to contribute to (i) a plan that is or was subject to Section 412 of the Code or Section 302 or Title IV of ERISA, (ii) a multiemployer pension plan (as defined in Section 3(37) of ERISA), a “defined benefit plan” (as defined in Section 3(35) of ERISA) or other pension plan, in each case, that is subject to Title IV of ERISA, (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (iv) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code).

(f) As of the date hereof, (i) no material actions, suits or claims (other than routine claims for benefits in the ordinary course), audits or other proceedings by a Governmental Authority by, or behalf of, or against with respect to the Company Benefit Plans are pending, have occurred at no time since January 1, 2021, or, to the Knowledge of the Company, threatened against the Acquired Companies, and (ii) to the Knowledge of the Company, no facts or circumstances exist that would give rise to any such actions, suits, claims, audits or other proceedings by a Governmental Authority.

(g) Except as disclosed on Schedule 4.12(g), neither the execution and delivery of this Agreement by the Company nor the consummation of the Transactions could, alone or in combination with any other event(s), (i) result in the acceleration of the payment, funding, vesting or creation of any rights, any compensation or benefit due to any Company Employee or Company Contractor, (ii) entitle any Company Employee or Company Contractor to payments, forgiveness of indebtedness, severance pay, termination or severance benefits or any other benefits, (iii) increase any payments or benefits, create or increase any loan forgiveness, in each case, from the Acquired Companies under a Company Benefit Plan or otherwise, or (iv) result in the payment of any amount that could be considered an “excess parachute payment” under Section 280G of the Code.

(h) Each Company Benefit Plan that is a “non-qualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in all material respects in compliance with Section 409A of the Code and the Treasury Regulations and other official guidance promulgated thereunder. No Acquired Company has any obligation to gross up, indemnify or otherwise reimburse any Company Employee or Company Contractor for any reason, including for any excise Taxes, interest or penalties incurred pursuant to Section 4999, Section 105(h), or Section 409A of the Code. No Company Benefit Plan is a split-dollar life insurance program or otherwise provides for loans to executive officers.

(i) No Company Benefit Plan provides, and the Acquired Companies and their respective Affiliates do not have, any liability or obligation under any Company Benefit Plan to provide, any retiree or post-termination health, life or other welfare-type benefits to any Person other than as required by COBRA or similar state Law. Neither of the Acquired Companies nor any of their Affiliates have incurred (whether or not assessed), and are not reasonably expected to incur or be subject to, any Tax, penalty or other material liability under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code. To the extent applicable, the Acquired Companies have complied in all material respects with the Affordable Care Act reporting requirements under Sections 6055 and 6056 of the Code.

4.13 Labor Matters.

(a) Schedule 4.13(a) sets forth a list of all current Company Employees, which sets forth for each Company Employee the following information as of the date of this Agreement: (i) name, (ii) title or position, (iii) status (whether full- or part-time and whether active or on a leave of absence and, if on a leave of absence, the type of leave of absence and anticipated end date of such leave of absence), (iv) date of hire, (v) current annual base salary or hourly wage rate, (vi) terms of any commission compensation, (vii) target bonus opportunity and any other applicable incentive compensation, (viii) state of residence, (ix) period of service recognized by each Company Benefit Plan, and (x) classification as exempt or nonexempt for overtime under applicable Law. All current Company Employees reside and are employed in the United States of America.

(b) Except as set forth on Schedule 4.13(b), the Acquired Companies are not and, since January 1, 2021 have not been party to, bound by, or in the process of negotiating any Labor Contract, works council agreement, labor union contract, trade union contracts or similar agreement with any labor organization, union works council or trade union applicable to persons employed by the Acquired Companies, and, no Company Employees are or have been represented by a works council or a labor organization in connection with their employment with the Acquired Companies and there are no and there have been no activities or proceedings of any labor union or other labor organization to organize any such Company Employees.

(c) Since January 1, 2021, each of the Acquired Companies (i) is in material compliance with all applicable Laws regarding employment and employment practices, including classification under the Fair Labor Standards Act, classification as an employee versus an independent contractor, WARN Act, wages, hours and benefits, frequency of pay, immigration and eligibility, social security, workers’ compensation, unemployment insurance, paid sick leave and other paid time off, overtime pay, pay equity, employment discrimination, reasonable accommodation, wrongful discharge, background and criminal history checks, drug testing, personnel record-keeping, labor relations, collective bargaining and occupational health and safety; (ii) has not received notice or is otherwise aware of any unfair labor practice complaint against it pending or threatened before the National Labor Relations Board (or its equivalent in the relevant jurisdiction) or other Governmental Authority, nor any grievances, complaints, claims or judicial or administrative proceedings, in each case, which are pending or that remain unsolved, or to the Knowledge of the Company, threatened by or on behalf of any Company Employee or Company Contractor; (iii) is not currently experiencing, has not received any threat of, or experienced any work stoppage, lockout, walkout, strike or other organized work interruption by employees of the Acquired Companies and (iv) has not received notice or is otherwise aware of any charge or complaint with respect to or relating to them pending before the United States Equal Employment Opportunity Commission (or its equivalent in the relevant jurisdiction) or any other Governmental Authority responsible for the prevention of unlawful employment practices, or notice to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, and have not conducted any such investigation. As of the date hereof and since January 1, 2021, each Company Employee or Company Contractor is and has been properly classified as an employee or independent contractor and as overtime exempt or non-exempt under applicable Law. The Acquired Companies have timely, fully and accurately completed Forms I-9 in accordance with applicable Laws and otherwise fulfilled all other federal, state or local requirements pertaining to every aspect of the employment eligibility verification process for each Company Employee.

(d) There is, and since January 1, 2021 there has been no Action against the Acquired Companies pending, or, to the Knowledge of the Company, threatened to be brought or filed in connection with the employment (including hiring or termination) of any Company Employee or Company Contractor, including any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment-related matter arising under applicable Laws or any actual or alleged material failure of the Acquired Companies to provide any compensation or employee benefits owing to such Company Employee or Company Contractor.

(e) Since January 1, 2021, the Acquired Companies are and have been in compliance in all material respects with the WARN Act. Since January 1, 2021, the Acquired Companies have not (i) effectuated (A) a “plant closing” (as defined in the WARN Act or any similar term under any analogous applicable Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Acquired Companies, or (B) a “mass layoff” (as defined in the WARN Act, or any analogous applicable Law) affecting any site of employment or facility of the Acquired Companies, and (ii) been affected by any transaction or engaged in layoffs or employment terminations sufficient in number, including as aggregated, to trigger application of the WARN Act. The Acquired Companies have not caused any Company Employee to suffer an “employment loss” (as defined in the WARN Act) during the ninety (90) day period prior to the date hereof, and there has been no termination which would trigger any notice or other obligations under the WARN Act.

(f) No Company Employee or Company Contractor has notified the Acquired Companies of an intention to resign, cease working, retire or terminate his or her employment or engagement with the Acquired Companies, or to the Knowledge of the Company, has any intention to do so. To the Knowledge of the Company, no Company Employee or Company Contractor is subject to a noncompetition, nonsolicitation, nondisclosure, confidentiality, employment, consulting or similar agreement or common law nondisclosure obligation or fiduciary duty materially relating to, affecting or in conflict with the Business as currently conducted, except for agreements between any Acquired Company and Company Employees or Company Contractors.

(g) The Acquired Companies have paid in full to all Company Employees and Company Contractors all material wages, salaries, fees, commissions, bonuses, benefits, compensation, overtime, cash-outs of accrued unused paid time off or leave and severance or any other amounts due upon termination of employment or engagement that are due and payable as of the date hereof.

(h) As of the date hereof and since January 1, 2021, there are and have been no allegations made to the Company of sexual harassment, discrimination, or assault against any Company Employee, no Acquired Company is otherwise aware of any such allegations, and the Acquired Companies have not entered into any agreement to settle claims of sexual harassment, discrimination, or assault with respect to any Company Employee or Company Contractor.

4.14 Taxes. Except as set forth on Schedule 4.14:

(a) All income and other material Tax Returns required by Law to be filed by the Acquired Companies have been timely filed (taking into account applicable extensions that are validly obtained), and all such Tax Returns are true, correct and complete in all material respects.

(b) All income and other material Taxes (whether or not reflected on such Tax Returns) required by Law to be paid by the Acquired Companies have been timely paid.

(c) No Acquired Company is a party to, or is bound by, any closing agreement or ruling with any Governmental Authority with respect to Taxes, in each case, that will be binding on Acquiror or any of its Affiliates (including the Acquired Companies) following the Closing.

(d) Except for Permitted Liens, there are no Liens for Taxes upon the property or assets of the Acquired Companies.

(e) The Acquired Companies have (i) timely withheld or collected and paid to the appropriate Governmental Authority in accordance with applicable Law all material Taxes required to have been withheld or collected and paid in connection with any amounts paid or owing to their employees, creditors, customers, stockholders, independent contractors, customers and other third parties, and (ii) otherwise complied in all material respects with all applicable Laws relating to the payment, withholding, deduction, collection, remittance and reporting of such Taxes.

(f) The Acquired Companies have collected, remitted and reported to the appropriate Governmental Authority all material sales, use, value added, excise and similar Taxes required to be so collected, remitted or reported pursuant to all applicable Laws. For all sales made by the Acquired Companies that are exempt from sales, use, value added, and similar Taxes and that were made without charging or remitting such Taxes, the Acquired Companies have received and retained any appropriate Tax exemption certificates and other documentation qualifying such sales as exempt from sales, use, value added, and similar Taxes.

(g) No audits, proceedings or other examinations of any material Tax Return of the Acquired Companies are in progress, pending or have been threatened in writing. No adjustment relating to any material Tax Return filed by the Acquired Companies has been proposed in writing by any Governmental Authority. There is no material Tax deficiency outstanding, assessed or proposed in writing against the Acquired Companies.

(h) No Acquired Company has (i) waived any statute of limitations (and no request for any such waiver or consent is pending or has been requested in writing by a Governmental Authority) with respect to material Taxes; (ii) agreed to any extension of the period for assessment or collection of any material Taxes or deficiencies against the Acquired Companies or (iii) executed or filed any power of attorney with respect to any Taxes. No Acquired Company has requested an extension of time within which to file any material Tax Return in respect of any taxable year, which has not since been filed. No Acquired Company is a party to, or bound by, a closing or other agreement or ruling with any Governmental Authority with respect to any Taxes.

(i) No Acquired Company has received or requested any ruling or similar guidance with respect to Taxes, and no request for any such ruling or similar guidance is pending.

(j) No Acquired Company is a party to or bound by any Tax sharing, indemnification or allocation agreement or other similar Contract, other than (i) any Tax sharing, indemnification or allocation agreement the only parties to which are any of the Acquired Companies and (ii) any customary commercial Contracts not primarily related to Taxes. No Acquired Company (i) has any liability for any Tax or any portion of a Tax (or any amount calculated with reference to any portion of a Tax) of any Person other than the other Acquired Company, including under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), as transferee or successor or by operation of Law, or (ii) has been a member of an affiliated, combined, consolidated, unitary or similar Tax group (except for any such group of which the Company is the common parent) for federal, state, local or non-U.S. Tax purposes.

(k) No Acquired Company has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any corresponding or comparable state, local or non-U.S. Tax Law).

(l) No written claim has ever been made by a Governmental Authority in any jurisdiction where the Acquired Companies do not file Tax Returns that the Acquired Companies are required to file any Tax Return in such jurisdiction.

(m) The Company is currently classified as a partnership for U.S. federal income Tax purposes, and since its formation has been classified as either a partnership or disregarded entity for U.S. federal income Tax purposes (and not as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code). The Company Subsidiary has been classified as a disregarded entity for U.S. federal income Tax purposes at all times since its date of formation.

(n) The Acquired Companies are in compliance in all respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction contract or order. No submission made to any Governmental Authority in connection with obtaining any such Tax exemption, Tax holiday or other Tax reduction Contract or Governmental Order contained any misstatement or omission. No Tax exemption, Tax holiday or other Tax reduction contract or order will be subject to a termination, recapture or clawback as a result of the Transactions.

(o) Except as set forth on Schedule 4.6(e), there are no Company Units that were issued in connection with the performance of services and subject to vesting for which no valid and timely election was filed pursuant to Section 83(b) of the Code.

(p) No Acquired Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) any prepaid amount received on or prior to the Closing Date, (iii) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or non-U.S. income Tax Law) entered into on or prior to the Closing Date, or (iv) a change in the method of accounting for a period ending prior to or including the Closing Date.

(q) No Acquired Company has elected to be subject at the entity level to income Tax imposed by a state of the United States, a political subdivision thereof, or the District of Columbia.

(r) The Acquired Companies have properly complied in all material respects with all applicable Laws relating to, and duly accounted for, any available tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act (or any corresponding provision of state, local or non-U.S. Law) and Section 2301 of the Coronavirus Aid, Relief, and Economic Safety Act of 2020 (or a corresponding or similar provisions of Law), if any, and no submission or applicable made to any Governmental Authority in connection with obtaining any such tax credits contained any material misstatement or omission.

(s) There is no material property or asset of any Acquired Company, including uncashed checks to vendors, customers or employees and non-refunded overpayment credits, that is escheatable or payable to any Governmental Authority under any applicable escheatment or unclaimed property Laws.

(t) The Company is not responsible for any “imputed underpayment” within the meaning of Section 6225 of the Code (or any corresponding provision of state, local or non-U.S. income Tax Law).

4.15 Brokers’ Fees. Except as set forth on Schedule 4.15, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission for which Acquiror or any Acquired Company would be liable after the Closing in connection with the Transactions based upon arrangements made by Holders, the Acquired Companies or any of their pre-Closing Affiliates.

4.16 Insurance. Schedule 4.16 sets forth a true, correct and complete list, as of the date hereof, of all material insurance policies and coverage (including formal funded self-insurance programs) maintained by the Acquired Companies, or for the benefit of the Acquired Companies, (the insurance policies required to be disclosed under Schedule 4.16, the “Insurance Policies”), and no claims made by the Acquired Companies (or any Affiliate of the Acquired Companies in connection with the properties and assets of the Acquired Companies or the Business) under any such Insurance Policy or coverage since January 1, 2021 have been denied or disputed. The Company has previously made available to Acquiror true, correct and complete copies of the Insurance Policies. With respect to each Insurance Policy, except as would not be material to the Acquired Companies, taken as a whole: (i) such Insurance Policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) no Acquired Company is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Knowledge of the Company, no event has occurred which, with or without notice or the lapse of time or both, will constitute such a breach or default, or permit termination or modification, under such Insurance Policy; (iii) to the Knowledge of the Company, no insurer on such Insurance Policy has been declared insolvent or placed in receivership, conservatorship or liquidation; and (iv) no written notice of cancellation or termination of, material premium increase with respect to, or material alteration of coverage under, any of the Insurance Policies has been received other than in connection with ordinary renewals. There are no material claims related to the Business pending under any Insurance Policies as to which coverage has been denied or disputed.

4.17 Real Property; Assets.

(a) No Acquired Company owns any real property or has ever owned, directly or indirectly, any fee simple or equivalent interest in any real property.

(b) Schedule 4.17(b) contains a true, correct and complete list of all Leased Real Property together with the name of the lessor and lessee and street address, city, province or state and country of such real property. Each lease, license or similar agreements related to the Leased Real Property to which an Acquired Company is a party (each, a “Material Lease”) is a legal, valid, binding and enforceable obligation of the applicable Acquired Company, and each such lease is in full force and effect. None of the Acquired Companies is in material breach or material default under any such lease, and no condition exists which (with or without notice or lapse of time or both) would (i) constitute a material breach of or material default by, (ii) result in a right of termination for, or (iii) cause or permit the acceleration of or other changes to any right or obligation or the loss of any benefit for, in each case, the applicable Acquired Company or to the Knowledge of the Company (with respect to the Leased Real Property other than the Heyday Lease only) by the other parties thereto. No Acquired Company has collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect. Except for the Permitted Liens, there exist no Liens affecting the Leased Real Property created by, through or under any Acquired Company. The Company has made available to Acquiror true, correct and complete copies of each Material Lease (including all modifications, amendments, supplements, annexes and schedules thereto and written waivers thereunder).

(c) The buildings and structures that are part of the Leased Real Property are in good repair and condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy the Business’ current activities as conducted thereon. Each Acquired Company has adequate rights of ingress and egress to and from the Leased Real Property for the operation of the Business as currently conducted or proposed to be conducted and are served by all utilities in such quantity and quality as are necessary and sufficient to satisfy the material Business activities conducted at such Leased Real Property, and, to the Knowledge of the Company, there is no condition that would reasonably be expected to result in the termination of any such utilities or other services. No Acquired Company subleases as sublessor or has granted another Person the right to use or occupy any Leased Real Property. No Person has any right to purchase, or holds any right of first refusal to purchase, any of the Acquired Companies’ interest in the Leased Real Property. Except for the Material Leases, no Acquired Company has entered into any lease, sublease, license, occupancy agreement, option or other Contract with respect to any real property. None of the Leased Real Property is subject to any use by any Acquired Company, any Affiliate of any Acquired Company or any other Person that would materially interfere with the use thereof in the conduct of the Business, other than in a landlord capacity in accordance with the terms of the Heyday Lease. No Acquired Company uses or permits any of its assets or properties to be held at any real property other than the Leased Real Property.

(d) There are no Actions pending, nor to the Knowledge of the Company, threatened against or affecting the Leased Real Property or any portion thereof or interest therein in the nature or in lieu of expropriation, condemnation or eminent domain proceedings or similar actions or casualties.

4.18 Title, Condition and Sufficiency of Assets.

(a) The Acquired Companies have good and valid title to, a valid leasehold interest in or a valid license to use, all material tangible and intangible personal property and other assets of the Acquired Companies reflected in the Interim Financial Statements or acquired after the Balance Sheet Date, free and clear of all Liens other than Permitted Liens, except for properties and assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date.

(b) Except as would not be material to the Acquired Companies, taken as a whole, the buildings, structures, equipment, vehicles and other items of tangible personal property of the Acquired Companies are structurally sound, in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs. None of the tangible personal property and assets of the Acquired Companies have been materially and adversely affected in any way as the result of any fire, explosion, earthquake, disaster, flood, erosion, accident or other similar or dissimilar casualty, whether or not covered by insurance. The Acquired Companies have made all capital expenditures related to maintenance of the existing operating assets of the Acquired Companies in the ordinary course and have not reduced or otherwise delayed any capital expenditures related to maintenance of the existing operating assets of the Acquired Companies in contemplation of the execution of this Agreement and the consummation of the Transactions, and no maintenance of any material equipment or other asset has been deferred at any time within the last 12 months. Since January 1, 2021, there has not been any significant interruption of operations of the Business due to inadequate maintenance of such tangible property.

(c) The properties, assets (including tangible and intangible assets) and rights of the Acquired Companies include all properties, assets and rights used or held for use in connection with the conduct and operation of the Business as presently operated and are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to Closing.

4.19 Environmental Matters. Except as set forth on Schedule 4.19:

(a) the Acquired Companies are, and for the past five (5) years have been, in compliance with all Environmental Laws, except for any such non-compliance that would not reasonably be expected to be material to the Acquired Companies, taken as a whole;

(b) the Acquired Companies possess, and for the past five (5) years have been and are in compliance in all material respects with, all Permits required by applicable Environmental Laws, such Permits are in full force and effect, and all applications as necessary for renewal of such Permits have been timely filed;

(c) there has been no Release of or exposure to any Hazardous Material at, in, on, off, from or under any Leased Real Property or, during the period of its ownership, lease or operation, any property formerly owned, leased or operated by the Acquired Companies, except for any such Release or exposure that would not reasonably be expected to result in material liability to the Acquired Companies or a requirement for notification or investigation, or material remediation by the Acquired Companies under any Environmental Law;

(d) no Acquired Company is currently conducting or funding any material investigation, remediation, removal or cleanup of, or remedial or corrective action with respect to, any Release of Hazardous Materials;

(e) any Hazardous Materials sent offsite by the Acquired Companies for storage, treatment or disposal were sent and disposed of in material compliance with applicable Environmental Laws, and in a manner that has not resulted, and would not reasonably be expected to result, in any material liability to the Acquired Companies under applicable Environmental Law;

(f) no Acquired Company is subject to any Governmental Order relating to compliance with Environmental Laws or Hazardous Materials, except for any such Governmental Order that would not reasonably be expected to be material to the Acquired Companies, taken as a whole;

(g) in the past five (5) years (or to the extent not fully and finally resolved, prior thereto), no Acquired Company has received any notice (i) alleging noncompliance by the Acquired Companies of any Environmental Law or Permit required by applicable Environmental Laws, or (ii) alleging the Company or any Subsidiary has liability under any applicable Environmental Law, including for any Release of Hazardous Materials sent offsite for treatment, storage or disposal or for any exposure to Hazardous Materials, except for any such notice that, in the case of (i) or (ii), would not reasonably be expected to be material to the Acquired Companies, taken as a whole;

(h) there is no Action or information request pending or, to the Company’s Knowledge, threatened against the Acquired Companies either pursuant to Environmental Law or arising from the Release or presence of or exposure to Hazardous Materials, except for any such Action that would not reasonably be expected to be material to the Acquired Companies, taken as a whole;

(i) no material Liens pursuant to Environmental Laws have been imposed on the Leased Real Property, and to the Company’s Knowledge no such Liens have been threatened;

(j) no Acquired Company has entered into any Contract or other binding agreement pursuant to which it has retained or assumed any Liabilities of any other Person arising under Environmental Law, except for any Liabilities that would not reasonably be expected to be material to the Acquired Companies, taken as a whole; and

(k) the Company has made available to Acquiror copies of all material written environmental, health and safety reports, audits, assessments, and studies prepared in the past five (5) years, which are in the possession or control of the Acquired Companies and relate to the Leased Real Property, any other property currently or formerly owned, leased or operated by the Acquired Companies, or the Acquired Companies’ compliance with Environmental Law.

4.20 Absence of Changes.

(a) Since the Balance Sheet Date, there has not been any Material Adverse Effect.

(b) Except as set forth on Schedule 4.20(b) and except as expressly contemplated by this Agreement, since the Balance Sheet Date, the Acquired Companies (i) have, in all material respects, conducted the Business and operated their assets and properties in the ordinary course of business and (ii) have not taken any action or omitted to take any action that would require the consent of Acquiror pursuant to Section 6.1 if such action had been taken or omitted to be taken after the date of this Agreement.

4.21 Affiliate Agreements. Other than as set forth on Schedule 4.21, no Holder, equityholder, officer, director, employee or Affiliate of any Acquired Company, as applicable, nor, to the Knowledge of the Company, any immediate family member of any such Persons or any trust, partnership or corporation in which any such Persons has or has had an interest, is a party to any Contract with any Acquired Company (each such Contract or business arrangement, an “Affiliate Agreement”) or has any interest in any material property right (tangible or intangible) used by the Acquired Companies in the conduct of the Business.

4.22 Intellectual Property.

(a) Schedule 4.22(a) contains a complete and accurate list of all (i) issued patents and patent applications, (ii) registered Trademarks and applications to register Trademarks, (iii) copyright registrations and applications to register copyrights and (iv) domain name registrations, in each case, that are owned by the Acquired Companies (the “Registered Intellectual Property”).

Each item of Registered Intellectual Property is subsisting and unexpired and valid and enforceable. Each item of Company Intellectual Property is solely and exclusively owned by an Acquired Company, free and clear of all Liens other than Permitted Liens. No Action is pending or threatened in writing that challenges the ownership, use, scope, validity or enforceability of any Company Intellectual Property and the Acquired Companies have not received any written notice or claim challenging the same or sent any written notice or claim challenging any of the foregoing with respect to any third party’s Intellectual Property rights.

(b) The Acquired Companies use and have used commercially reasonable efforts to maintain, protect and enforce (i) the Company Intellectual Property and (ii) the confidentiality of the Trade Secrets owned by the Acquired Companies and of any third Person that has provided any Trade Secrets to the Acquired Companies. There has been no loss, disclosure, misappropriation or misuse of any such Trade Secrets. The execution and delivery of this Agreement by the Company and the consummation of the Transactions will not result in the loss, limitation or termination of any rights of the Acquired Companies in any material Intellectual Property.

(c) The Acquired Companies either own or have a valid license to use all material Intellectual Property used in, held for use in, or otherwise necessary for their respective businesses as currently conducted. None of the Acquired Companies is infringing, misappropriating or diluting, or has in the past infringed, misappropriated, or diluted, any third party’s Intellectual Property rights in any material respect. Since January 1, 2021, (i) no Action is pending or has been threatened in writing alleging any such infringement, misappropriation or dilution, and (ii) no Acquired Company has received any written notice or claim (including cease and desist letters, indemnification claims or invitation to license letters) alleging the same. To the Knowledge of the Company, no third party is infringing, misappropriating or diluting, or has infringed, misappropriated or diluted, the Company Intellectual Property.

(d) All Company Employees have executed valid and enforceable written Contracts providing for (i) the assignment (by way of a present grant of assignment) by such Person to any Acquired Company, as applicable, of any Intellectual Property rights arising out of such person’s employment or engagement with such Acquired Company, as applicable, except to the extent ownership of such Intellectual Property rights would otherwise vest in the Company by operation of applicable Law and (ii) the non-disclosure by such Person of any confidential information or Trade Secrets used or accessed in connection with the engagement by such Person with any Acquired Company.

(e) Except as set forth in Schedule 4.22(e), no Acquired Company (i) owns any proprietary Software or (ii) uses or has used any generative artificial intelligence technologies or other machine-learning tools or applications, or any outputs of any of the foregoing, in each case, in connection with the development of any Company Intellectual Property, or any Intellectual Property that was intended to be owned by an Acquired Company or would have been owned by an Acquired Company if no such generative artificial intelligence technologies or other machine-learning tools or applications were used in its development, or (B) in a manner that would materially affect the confidentiality or proprietary nature of any Trade Secrets in the possession or control of an Acquired Company or any Company Intellectual Property.

4.23 Permits. Except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole, each Acquired Company has, and since January 1, 2021 has had, all Permits that are required to own, lease or operate its properties and assets and to conduct the Business as currently conducted, including all such Permits required by Environmental Law (the “Material Permits”). Schedule 4.23 sets forth a true, correct and complete list of all Material Permits. All fees and charges with respect to such Material Permits as of the date hereof have been paid in full. Except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by any Acquired Company, (c) there are no Actions pending or, to the Knowledge of the Company, threatened in writing that seek the revocation, cancellation or termination of any Material Permit, (d) to the Knowledge of the Company, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, cancellation or termination of any Material Permit, and (e) each Acquired Company is in compliance with all Material Permits applicable to such Acquired Company.

4.24 Top Customers & Top Suppliers.

(a) Schedule 4.24(a) sets forth a true, correct and complete list of the twenty (20) largest customers of the Acquired Companies on a consolidated basis by dollar volume of sales for the twelve (12)-month periods ended December 31, 2023 and 2024 (the “Top Customers”). No Acquired Company has received a written notice from any of such customers or vendors stating the intention of such Person to (i) cease doing business with the Acquired Companies, or (ii) change, in a manner materially adverse to the Acquired Companies, taken as a whole, the relationship of such Person with the Acquired Companies. To the Knowledge of the Company, as of the date hereof, no fact, circumstance, condition or situation exists which, after notice or lapse of time or both, reasonably would be expected to cause the business with any Top Customer not to continue after the Closing Date in substantially the same manner as of prior to the date hereof.

(b) Schedule 4.24(b) sets forth a true, correct and complete list of the fifteen (15) largest third-party suppliers of the Acquired Companies on a consolidated basis by dollar volume of purchases for the twelve (12)-month periods ended December 31, 2023 and 2024 (the “Top Suppliers”). No Acquired Company has received a written notice from any of such suppliers stating the intention of such Person to (i) cease doing business with the Acquired Companies, or (ii) change, in a manner materially adverse to the Acquired Companies, taken as a whole, the relationship of such Person with the Acquired Companies. To the Knowledge of the Company, as of the date hereof, no fact, circumstance, condition or situation exists which, after notice or lapse of time or both, reasonably would be expected to cause the business with any Top Supplier not to continue after the Closing Date in substantially the same manner as of prior to the date hereof.

(c) No Acquired Company is, nor since January 1, 2021 has been, engaged in any material dispute or controversy with any Top Customer or Top Supplier with respect to the supply of products or services by or to the Acquired Companies.

4.25 Privacy and Security.

(a) The Acquired Companies are, and since January 1, 2021 have been, in material compliance with all applicable Privacy and Security Requirements. Since January 1, 2021, no Acquired Company has received any written complaint, claim, warning or notification from any Governmental Authority or individual, and neither has been subject to any audit, Action, or, to the Knowledge of the Company, investigation, in each case, with respect to the use, Processing or security of Personal Information by or by a third party on behalf of the Acquired Companies. There have been no material breaches, violations, thefts, phishing attacks, outages or unauthorized uses of or accesses to Personal Information, Confidential Information or Trade Secrets processed or maintained by or, to the Knowledge of the Company, on behalf of the Acquired Companies, and no disclosure of any data breach or IT Systems or network security breach has been, or should have been, made by the Acquired Companies, under any Privacy and Security Requirements.

(b) Except as would not reasonably be expected to be material to the Acquired Companies, taken as whole, each Acquired Company has valid and legal rights to Process all Personal Information that is Processed by or on behalf of the Acquired Companies in connection with the use and/or operation of the businesses of the Acquired Companies.

(c) The IT Systems operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required for the operation of the Business as currently conducted, and since January 1, 2021, there has been no failure or other substandard performance of the IT Systems which has caused any material disruption to the operations of the Acquired Companies. The Acquired Companies have taken commercially reasonable (i) steps to provide for backup and recovery of data and disaster recovery plans and (ii) actions (including implementing administrative, technical and physical safeguards) to protect the integrity, confidentiality and security of its IT Systems and the information (including Trade Secrets) and data stored therein, including from unauthorized use or access by third parties and from viruses and contaminants. The IT Systems are free from any viruses and contaminants that are designed to disrupt, disable, harm, or otherwise impede the operation of, or providing unauthorized access to, a computer system or network or other device on which such virus or contaminant is stored or installed. Since January 1, 2021, there have been no unauthorized intrusions, misuses or breaches of the security of any of the IT Systems (including ransomware attacks).

(d) None of the Acquired Companies use generative artificial intelligence to Process Personal Information.

4.26 Anti-Corruption Laws; Sanctions.

(a) For the past five (5) years, (i) none of the Acquired Companies, any of their respective Subsidiaries, Affiliates, officers, directors, or, to the Knowledge of the Company, employees, agents, Representatives or sales intermediaries acting on behalf of the Acquired Companies or any of their respective Affiliates, has violated, conspired to violate, or aided and abetted the violation of any Anti-Corruption Law, (ii) no Acquired Company or Affiliate thereof has been convicted of violating, conspiring to violate, or aiding and abetting the violation of any Anti-Corruption Laws or, to the Knowledge of the Company, has been subjected to any investigation by a Governmental Authority for violation of any Anti-Corruption Laws, (iii) no Acquired company nor Affiliate thereof has made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Laws, (iv) no Acquired Company or Affiliate thereof has received any written notice, request or citation for any actual or potential noncompliance with any of the foregoing from any Governmental Authority and (v) the Acquired Companies or their Affiliates have implemented and maintained policies and procedures reasonably designed to promote compliance with Anti-Corruption Laws.

(b) No Acquired Company or Affiliate thereof, nor any of its or their respective directors, officers or employees is the target of Sanctions or is a Sanctioned Person. None of the Acquired Companies or their Affiliates is located, organized or resident in a Sanctioned Country. No Acquired Company or Affiliate thereof conducts any business or has since January 1, 2020 conducted any business, directly or indirectly, with any Sanctioned Country, Sanctioned Person or any Person owned or controlled by an entity or individual that is a Sanctioned Person or located, organized or resident in a Sanctioned Country, or engaged in any transactions or dealings otherwise as could reasonably be expected to result in any Person becoming a Sanctioned Person. The Acquired Companies and their Affiliates are currently in material compliance with, and at all times since January 1, 2020 have been in material compliance with, and have not engaged in any conduct sanctionable under, any Sanctions or Export Control Laws. There are not now, nor have there been since January 1, 2020, any formal or informal proceedings, allegations, investigations, or inquiries pending, expected or threatened, against the Acquired Companies or their Affiliates, or any of their respective director, officers or employees concerning violations or potential violations of any Sanctions or conduct sanctionable under any Sanctions.

4.27 Recalls; Product Warranties and Liability.

(a) Schedule 4.27(a) identifies each product recall (whether voluntary or compulsory) and the circumstances surrounding each recall involving any products of the Acquired Companies since January 1, 2021. No product manufactured, sold, leased, licensed or delivered by the Acquired Companies is currently subject to a recall required by any Governmental Authority and the Acquired Companies have no plans to initiate a voluntary product recall.

(b) All products manufactured, sold or delivered by the Acquired Companies since January 1, 2021 have been in conformity in all respects with all applicable contractual commitments and express warranties, except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole. Except with respect to Contracts with customers entered into the ordinary course of business, the Acquired Companies have no warranties, warranty policies, service agreements or maintenance agreements in effect that provide for warranty coverage. Except as set forth in Schedule 4.27(b), there exist no pending or, to the Knowledge of the Company, threatened warranty claims relating to any Acquired Company, except to the extent adequately reserved for on the face of the Interim Financial Statements.

(c) Except as set forth in Schedule 4.27(c), since January 1, 2021, no claims have been asserted in writing against the Acquired Companies arising out of any injury to Person or property as a result of the ownership, possession or use of a product designed, manufactured, assembled, repaired, sold, leased, delivered, installed or otherwise distributed, or services rendered, by the Acquired Companies, except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole.

4.28 Bank Accounts and Powers of Attorney. Schedule 4.28 sets forth a true, correct and complete list of (a) (i) the account number for each bank account of the Acquired Companies, (ii) the name and address of each bank with whom each Acquired Company has an account or safe deposit box and (iii) the name of each Person who is an authorized signer for each such bank account and (b) the name of each Person holding a power of attorney on behalf of any Acquired Company.

4.29 Accounts Receivable; Inventory.

(a) Except as would not reasonably be expected to be material to the Acquired Companies taken as a whole, all accounts receivable reflected on the Interim Financial Statements (i) are valid, genuine and subsisting, incurred in the ordinary course of business for bona fide sales and deliveries of goods, performance of services or other business transactions, (ii) have been appropriately recorded in accordance with GAAP and (iii) will be collectible in full in the ordinary course of business (other than ordinary course contractual allowance and bad debt reserves). Except as would not reasonably be expected to be material to the Acquired Companies taken as a whole, no such accounts receivable are subject to any pending set-off, discount or counterclaim (other than for which a reserve has been established on the balance sheet included in the Interim Financial Statements) or have been assigned or pledged to any Person, except for Liens securing Funded Debt.

(b) All inventory used in the Business conforms in all material respects with all applicable specifications and warranties, is not obsolete, is useable or saleable in the ordinary course of business and, if saleable, is saleable at values not less than the book value amounts thereof except to the extent adequately reserved on the balance sheet included in the Interim Financial Statements, as applicable, and such amounts reflected on the balance sheet included in the Interim Financial Statements have been appropriately recorded in accordance with GAAP.

4.30 No Additional Representations and Warranties. Except for the express representations and warranties provided in this Article IV (including the Schedules), the Ancillary Documents or in any instrument, document or certificate delivered pursuant to this Agreement, neither the Company nor any other Seller Party has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to this Agreement or the Transactions to Acquiror or any of its Affiliates. The Company expressly disclaims any and all liability and responsibility for any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating or with respect to any financial information, financial projections, forecasts, budgets or any other document or information made available to Acquiror or any other Person (including information in the Data Room or provided in any formal or informal management presentation), except for the representations and warranties made in this Article IV (including the Schedules), the Ancillary Documents or in any instrument, document or certificate delivered pursuant to this Agreement. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS ARTICLE IV (INCLUDING THE SCHEDULES), THE ANCILLARY DOCUMENTS OR IN ANY INSTRUMENT, DOCUMENT OR CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, THE COMPANY MAKES NO OTHER REPRESENTATIONS OR

WARRANTIES TO ACQUIROR OR ANY OF ITS AFFILIATES, ORAL OR WRITTEN, EXPRESS OR IMPLIED, WITH RESPECT TO THE ACQUIRED COMPANIES OR THE BUSINESSES, OPERATIONS, PROPERTIES, LIABILITIES OR OBLIGATIONS, WHETHER ARISING BY STATUTE OR OTHERWISE IN LAW, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as set forth in the Schedules to this Agreement, Acquiror and Merger Sub represent and warrant to the Company as follows:

5.1 Corporate Organization. Each of Acquiror and Merger Sub has been duly formed and is validly existing as a limited liability company in good standing under the Laws of the State of Delaware and has the limited liability company power and authority to own, operate or lease its properties and to conduct its business as it is now being conducted. Each of Acquiror and Merger Sub is duly licensed or qualified and, where applicable, in good standing as a foreign limited liability company in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed, qualified or in good standing, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material and adverse effect on the ability of Acquiror or Merger Sub to perform its obligations pursuant to this Agreement or to consummate the Transactions in a timely manner (an “Acquiror Material Adverse Effect”).

5.2 Due Authorization. Each of Acquiror and Merger Sub has all requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation by Acquiror and Merger Sub of the Transactions have been duly and validly authorized and approved by the sole member of each of Acquiror and Merger Sub, and no other proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement. This Agreement has been duly and validly authorized, executed and delivered by each of Acquiror and Merger Sub and, assuming the due and valid authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub, as applicable, in accordance with its terms, subject to the Remedies Exception. Each of the Ancillary Documents or other agreements related to this Agreement to which Acquiror and Merger Sub is or will be a party has been or will be duly and validly authorized, executed and delivered by Acquiror or Merger Sub, as applicable, and assuming the due and valid authorization, execution and delivery of each such agreement by the other parties thereto, constitutes or will constitute a legal, valid and binding obligation of Acquiror or Merger Sub, as applicable, enforceable against the Acquiror or Merger Sub, as applicable, in accordance with its terms, subject to the Remedies Exception.

5.3 No Conflict. Except as set forth on Schedule 5.3, the execution and delivery of this Agreement by Acquiror and Merger Sub and the Ancillary Documents to which Acquiror and Merger Sub is or will be a party, and the consummation by Acquiror and Merger Sub, as applicable, of the Transactions and thereby do not and will not (a) violate any provision of, or result in the breach of any Governmental Order or Law applicable to Acquiror or Merger Sub, or (b) conflict with the Organizational Documents of Acquiror or Merger Sub, except to the extent that the occurrence of the foregoing would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

5.4 Litigation and Proceedings. There are no pending, or, to the Knowledge of Acquiror, threatened Actions before or by any Governmental Authority or any third party against or by Acquiror or Merger Sub that challenges the legality, validity or enforceability of this Agreement or the Ancillary Documents or seeks to prevent, enjoin or otherwise delay the Transactions. To the Knowledge of Acquiror, no event has occurred or circumstance exists that would give rise to or serve as the basis for any commencement of such Action.

5.5 Governmental Authorities; Consents. Assuming the representations and warranties of the Company contained in this Agreement are true, correct and complete in all material respects, no Regulatory Consent of, or designation, declaration or filing with, any Governmental Authority is required by or with respect to Acquiror or Merger Sub or any of their Affiliates in connection with Acquiror or Merger Sub’s execution and delivery of this Agreement and the Ancillary Documents to which Acquiror or Merger Sub is or will be a party or the consummation of the Transactions, except for (a) the applicable requirements of the HSR Act, (b) compliance with any applicable securities Laws, (c) as otherwise disclosed on Schedule 5.5 and (d) the filing of the Certificates of Merger in accordance with the DLLCA and TBOC.

5.6 Cash Available. Acquiror has, and will have at the Closing, sufficient cash and other adequate financial resources available to it to consummate the Transactions.

5.7 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by Acquiror or any of its Affiliates.

5.8 Solvency; Surviving Company After the Merger. Neither Acquiror nor Merger Sub is entering into this Agreement or the Transactions with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of the Company contained in this Agreement are true, correct and complete in all material respects, and after giving effect to the Merger, at and immediately after the Effective Time, each of Acquiror, the Surviving Company and its Subsidiaries (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due), (b) will have adequate capital and liquidity with which to engage in its business and (c) will not have incurred debts beyond its ability to pay as they mature or become due.

5.9 No Outside Reliance. Except for the express representations and warranties provided in this Article V (including the Schedules), the Ancillary Documents or in any instrument, document or certificate delivered pursuant to this Agreement, neither Acquiror, Merger Sub nor any other Person acting on their behalf has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied.

5.10 Investment Intent. Acquiror acknowledges that neither the offer nor the sale of the Common Units has been registered under the Securities Act, or under any state or foreign securities Laws. Acquiror is acquiring the Common Units for its own account and not with a view to or for sale in connection with any distribution (within the meaning of the Securities Act) thereof in violation of applicable securities Laws.

ARTICLE VI.

COVENANTS OF THE COMPANY

6.1 Conduct of Business.

(a) From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Acquired Companies shall, and the Holders shall cause the Acquired Companies to, except as expressly contemplated by this Agreement or as required by applicable Law or any Contract of the Acquired Companies with Acquiror’s prior written consent (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (i) operate the Business in the ordinary course of business and in compliance with all material respects with all applicable Laws, (ii) use commercially reasonable efforts to preserve their business relationships (including relationships with employees, customers and suppliers), property and assets in a manner consistent with then-present needs and past practices and (iii) maintain their books and records in the ordinary course of business.

(b) Without limiting the generality of Section 6.1(a), except as otherwise expressly contemplated by this Agreement, as set forth on Schedule 6.1(b), or with Acquiror’s prior written consent (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause the Company Subsidiary not to:

(i) change or amend the Organizational Documents of the Acquired Companies;

(ii) make, set aside, or declare or pay (or commit to pay) any non-cash distribution in respect of the Company Units;

(iii) except (A) as otherwise required by Law, (B) as provided by the terms of the Company Benefit Plans or any other written plan, policy, program, agreements or arrangements providing compensation or other benefits to any current or former director, officer or employee of the Company or any of its Subsidiaries, or in connection with any Change in Control Payments or (C) with respect to (4) and (5) (but solely in connection with any Company Employees with an annual base salary less than $125,000) in the ordinary course of business (including in connection with any promotions of employees), (1) increase, by $25,0000 or more with respect to any Company Employee, any compensation or benefits payable to any Company Employee, (2) make, grant, pay or increase any bonus, Change in Control Payment, deferred compensation, severance, retention, equity or equity-based right or other compensatory payment or benefit to any Company Employee, (3) take any action to accelerate any vesting, payment or benefit, or the funding of any payment or benefit, payable or to become payable to any Company Employee, or to forgive the indebtedness of any Company Employee, (4) establish, adopt, enter into, commence participation in, terminate, increase the coverage or benefits available under, or amend any Company Benefit Plan or any employee benefit plan, policy, Contract, program, agreement, arrangement that would be a Company Benefit Plan if in effect on the date of this Agreement, (5) hire, promote, transfer, engage, furlough, or terminate (other than for “cause”) any Company Employee with an annual base salary in excess of $125,000, (6) implement or announce any plant closing, employee layoff, reduction in force, furlough, temporary layoff, salary or wage reduction, material reduction in compensation, work schedule change or other similar action that could implicate WARN, (7) negotiate, modify, amend, extend, terminate or enter into any Labor Agreement; (8) recognize or certify any labor union, labor organization, employee representative body or group of employees as the bargaining representative for any Company Employee, or (9) release, amend or otherwise modify any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement or other restrictive covenant obligation of any Company Employee;

(iv) (A) acquire by merger or consolidation, or merge or consolidate with, or purchase all or a substantial portion of the assets of, or a substantial portion of any equity securities of, any Person or (B) enter into any new line of business outside of the existing Business;

(v) make any material loans or material advances to any Person (other than an Acquired Company) except for deferred payment terms given to clients of any Acquired Company in the ordinary course of business;

(vi) (A) make or change any material Tax election with respect to any Acquired Company, (B) adopt or change any material Tax accounting method, (C) settle or compromise any audit, claim, examination, assessment or other Tax proceeding with respect to any material Taxes of the Acquired Companies, (D) amend any Tax Return with respect to any Acquired Company for a Pre-Closing Tax Period, (E) enter into a voluntary disclosure or similar agreement or otherwise voluntarily disclose information to a Governmental Authority with respect to any Taxes of the Acquired Companies for a Pre-Closing Tax Period, (F) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any income or other material Taxes (other than as a result of extending the due date of a Tax Return), (G) receive, make, or request any material Tax ruling, (H) enter into any Tax sharing, indemnification or allocation agreement or other similar Contract (other than any customary commercial contract not primarily related to Taxes) or (I) file any Tax Return (including an amended Tax Return) with respect to a Pre-Closing Tax Period in a manner that is inconsistent with the past practice of the Acquired Companies;

(vii) enter into, renew or amend in any respect any Affiliate Agreement (other than pursuant to the Amendment to Heyday Lease);

(viii) except for any Actions that are resolved directly by any of the Company’s insurance carriers without any Liability to any Acquired Company, (A) commence any Action (other than as a result of an Action commenced against the Company or any of its Subsidiaries) or (B) discharge or settle any pending or threatened Action for amounts in excess of $250,000 individually and $1,000,000 in the aggregate (in each case, net of insurance recoveries), other than settlements that only involve the payment of money damages (without any admission of Liability or other adverse consequences or operating restrictions on the Acquired Companies, Acquiror or their Affiliates) that will be paid prior to the Closing;

(ix) incur or guarantee any Funded Debt under clauses (a), (b), (c), (d), (g), (h) or (i) of the definition thereof that will not be Payoff Funded Debt, other than (A) in the ordinary course of business in connection with borrowings and extensions of credit under the Credit Agreement or (B) any such indebtedness between the Acquired Companies in the ordinary course of business;

(x) sell, assign, transfer or otherwise dispose of, license, abandon, allow to lapse or otherwise fail to take any action necessary to maintain any Company Intellectual Property, other than in the ordinary course of business;

(xi) adopt or enter into a plan of complete or partial liquidation, dissolution or other reorganization of any Acquired Company (other than the Transactions);

(xii) make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Acquired Companies, except insofar as may have been required by a change in GAAP or Law;

(xiii) other than pursuant to any change in any insurance broker, fail to renew, make payments as due and otherwise comply in all material respects with the terms of material insurance policies with respect to the assets, operations and activities of the Acquired Companies as currently in effect;

(xiv) make any capital expenditures or authorization or commitment with respect thereto or commitments therefor, except in the ordinary course of business and in an aggregate amount less than $500,000;

(xv) effect any recapitalization, reclassification or like change in the capitalization of the Acquired Companies;

(xvi) cancel any debts owed to any Acquired Company, or waive any claims or rights in favor of the Acquired Companies, except for cancellations made or waivers granted in the ordinary course of business which, in the aggregate, are not material;

(xvii) mortgage, pledge or subject to any Lien (other than Permitted Liens) any material portion of the Acquired Companies’ tangible assets;

(xviii) sell, transfer, assign, convey, lease, license, pledge, encumber or otherwise dispose of any of the tangible assets or properties of the Acquired Companies, except in the ordinary course of business;

(xix) terminate, amend or modify any Material Contract in a manner adverse to any Acquired Company, or enter into, amend or modify any Contract that would be a Material Contract if it had been entered into prior to the date of this Agreement, in each case, other than any termination, amendment or modification of a Material Contract made in the ordinary course of business (including in connection with standard pricing negotiations); or

(xx) enter into any agreement to do any action prohibited under this Section 6.1.

Subject to the terms of this Agreement, prior to the Closing, Acquiror shall not directly or indirectly interfere with or control, or attempt to interfere with or control, the Acquired Companies conduct of the Business in the ordinary course. Prior to the Closing, each of the Company and Acquiror shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses. Notwithstanding any of the foregoing or anything else contained in this Agreement to the contrary, nothing herein will prevent the Acquired Companies from (x) repaying indebtedness (including Funded Debt) prior to the Closing or (y) declaring, setting aside or paying any cash distributions in respect of any outstanding Company Units or any of its Subsidiaries; provided, that, in each case of this clause (y), all such distributions are paid in full prior to the Calculation Time.

6.2 Inspection. Subject to confidentiality obligations, and except for any information that is subject to attorney-client privilege or other privilege from disclosure (provided, that the Acquired Companies shall use commercially reasonable efforts to make alternative arrangements to disclose information forming part of such privileged information in a manner that does not waive or violate such privilege under applicable Law), the Holders shall, and shall cause the Acquired Companies to, afford to Acquiror and its accountants, counsel and other Representatives reasonable access during the Interim Period, during normal business hours, in such manner as to not interfere with the normal operation of the Acquired Companies, to all of their respective properties, books and records, Contracts, commitments, and appropriate officers and employees of the Acquired Companies, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Acquired Companies as such Representatives may reasonably request for the sole purpose of preparing for the operation of the business of the Acquired Companies following the Closing; provided, however, that (a) any investigation shall be conducted in accordance with all applicable competition Laws, shall only be upon reasonable notice and shall be at Acquiror’s sole cost and expense, (b) Acquiror and its Representatives shall not contact or otherwise communicate with the officers, employees, customers or vendors of the Company or its Subsidiaries, unless, in each case, approved in advance by the Company (such approval not to be unreasonably withheld, conditioned or delayed) or otherwise as expressly permitted by the provisions of this Agreement; provided, that the Acquired Companies will permit and make such arrangements as reasonably requested by Acquiror to allow Acquiror to communicate with such officers regarding the Transactions, subject to reasonable advance notice and to the Acquired Companies’ right to review any such communication (if written) or be in the presence of any such communication (if verbal), (c) Acquiror and its Representatives shall not be permitted as part of such access to perform any environmental sampling or testing at any Leased Real Property, including sampling or testing of soil, groundwater, surface water, building materials, or air or wastewater emissions, without the prior written consent of the Company (to be withheld, conditioned or delayed in the Company’s sole discretion). All information obtained by Acquiror, Merger Sub and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement. During any visits to any offices, properties or sites of or leased by the Acquired Companies permitted by this Section 6.2, Acquiror shall comply, and shall cause its Representatives to comply, with all reasonable safety, health and security rules applicable to the premises being visited. Promptly following the issuance of the Company’s audited consolidated balance sheets and statements of income, members’ equity and cash flows of the Acquired Companies together with the auditor’s report thereon, as of and for the year ended December 31, 2024 (the “2024 Audited Financial Statements”), the Company will provide a copy of the 2024 Audited Financial Statements to Acquiror. As of the Closing, the term “Financial Statements” will be deemed to include the 2024 Audited Financial Statements for purposes of Section 4.7(a) (to the extent the 2024 Audited Financial Statements are available prior to Closing).

6.3 Regulatory Consents.

(a) In connection with the Transactions, the Company shall (and, to the extent required, shall cause its Affiliates to) promptly comply with the notification and reporting requirements of the HSR Act. The Company shall use reasonable best efforts to (i) substantially comply with any Information or Document Requests as promptly as practicable, (ii) obtain the expiration or termination of all applicable waiting periods under the HSR Act and (iii) complete lawfully the Transactions as soon as possible (but in any event prior to the Termination Date).

(b) The Company shall promptly furnish to the Acquiror copies of all correspondence, filings, notices and communications (and summaries of oral communications) between the Company or any of its Affiliates and any Governmental Authority with respect to the Transactions, and the Company shall permit counsel to Acquiror an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company or its Affiliates to any Governmental Authority concerning the Transactions. The Company shall not, and shall cause its Affiliates not to, (i) “pull-and-refile,” pursuant to 16 C.F.R. § 803.12, any filing made under the HSR Act, (ii) extend any waiting period or comparable period under the HSR Act or any other Antitrust Law or (iii) offer, negotiate or enter into any commitment or agreement, including any timing agreement, with any Governmental Authority to delay the consummation of, to extend the review or investigation period applicable to, or not to close before a certain date, the Transactions, in each case of clauses (i), (ii) and (iii), without the prior written consent of Acquiror. The Company agrees to provide Acquiror and its counsel the opportunity, on reasonable advance notice, to participate in any meetings or discussions, either in person or by video or telephone, between the Company or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions.

6.4 Termination of Certain Agreements. On and as of the Closing and except as requested otherwise by Acquiror prior to Closing, the Company shall take all actions necessary to cause the Contracts listed on Schedule 6.4 to be terminated without any further force and effect, and there shall be no further Liabilities of any of the relevant parties or their Affiliates (including, with respect to the Acquired Companies following the Closing, Acquiror or any of its Affiliates) thereunder following the Closing.

6.5 No Shop. During the Interim Period, the Company shall not take, nor shall it authorize or permit any of its Affiliates (including any Holder), officers, directors, employees or Representatives to take, any action to (a) solicit, initiate, seek, knowingly encourage, facilitate, support or induce the making of any inquiry, expression of interest, proposal or offer from, (b) knowingly engage in, participate in, maintain or continue communications, discussions or negotiations with, or provide any non-public information with respect to, or (c) enter into any letter of intent or any other non-binding or binding agreement with, in each case, any Person (other than Acquiror, Merger Sub or any of their Affiliates) concerning any purchase of any of the Company’s equity securities (other than any purchases of equity securities from employees of the Acquired Companies) or any merger or sale of a material portion of the assets of the Acquired Companies

(taken as a whole) (each such acquisition transaction, an “Acquisition Transaction”); provided, however, that Acquiror and Merger Sub hereby acknowledge that prior to the date of this Agreement, the Company has provided information relating to the Acquired Companies and has afforded access to, and engaged in discussions with, other Persons in connection with a proposed Acquisition Transaction and that such information, access and discussions could reasonably enable another Person to form a basis for an Acquisition Transaction without any breach by the Company of this Section 6.5.

6.6 Resignations. At or prior to the Closing Date, the Company shall deliver to Acquiror duly signed resignations, effective as of the Closing, of all managers and officers of the Acquired Companies requested by Acquiror in writing at least three (3) Business Days prior to the Closing Date, or shall take such other action as is necessary to accomplish the removal of such persons from such positions, in each case, effectuating his or her resignation from such position as a member of the board of managers (or equivalent governing body) or committee, or as officer (although not as an employee) and fully releasing the Acquired Companies from any Liabilities to such managers and officers.

6.7 Use of Company Intellectual Property.

(a) Within thirty (30) days following the Closing Date, the Holders shall cause all Affiliates of the Company (other than the Acquired Companies) to file all documents and take all actions reasonably necessary to (a) change their corporate names to names that do not include, and are not confusingly similar to, the name “Aspen” and (b) withdraw all fictitious name filings and “doing business as” filings for any name that includes, or is confusingly similar to, the name “Aspen”. Notwithstanding the foregoing, the Holders and all Affiliates of the Company (other than the Acquired Companies) may continue to use the name “Aspen” after the Closing Date in a nominative, non-trademark manner in textual sentences referencing the historical relationship between Holders, all Affiliates of the Company and the Acquired Companies. Except as provided herein, the Holders and all Affiliates of the Company (other than the Acquired Companies) will cease all use of the name “Aspen” and all other Company Intellectual Property.

(b) Promptly following the date of this Agreement and prior to the Closing, the Company shall (i) reasonably cooperate with Acquiror to identify any Company Employees or Company Contractors that have contributed, or are reasonably expected to contribute, to the creation of material Intellectual Property and (ii) use commercially reasonable efforts to put in place new assignment agreements with any such Company Employees or Company Contractors, as applicable, assigning to the Company all rights with respect to any such material Intellectual Property. For the avoidance of doubt, in no event shall the Company be required to pay any Person consideration for any such assignment, and in no event shall the Company be deemed to have breached this covenant due to the refusal of any Company Employee or Company Contractor to execute such an assignment at the Company’s request or the Company’s failure to obtain any such new assignment agreement.

6.8 280G. To the extent any payment or benefit provided in connection with the Transactions is determined by the parties to constitute a “parachute payment” (within the meaning of Section 280G(b)(2)(A) of the Code), the Company shall (a) no later than seven (7) Business Days prior to the Closing Date, solicit from each “disqualified individual” (within the meaning of Section 280G(c) of the Code) who would otherwise receive any such “parachute payment” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that all remaining payments and/or benefits, if any, shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code) and (b) no later than five (5) Business Days prior to the Closing Date, with respect to each individual who agrees to the waivers described in clause (a) submit to a vote of the stockholders of the Company (along with adequate disclosure satisfying the requirements of Section 280G(b)(5)(B)(ii) of the Code and any regulations promulgated thereunder) the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to soliciting such waivers and approval, the Company shall provide drafts of such waivers and approval materials to Acquiror for review, comment, and approval prior to soliciting such waivers and soliciting such approval.

6.9 Tail Policies. At or prior to the Closing, the Company shall obtain, maintain and fully pay for irrevocable “tail” insurance policies with a claims period of at least six (6) years from the Closing Date with respect to directors’ and officers’ liability insurance, errors and omissions insurance, employment practices liability insurance and cyber insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing Date. Acquiror shall not, and shall cause the Acquired Companies not to, cancel or change such insurance in any respect. Prior to the Closing, the Company shall provide Acquiror with satisfactory evidence that all premiums and other costs for such insurance have been fully paid by or on behalf of the Acquired Companies and that such coverage is in full force and effect as of the Closing. Such insurance will be primary and the source of indemnification of first resort with respect to all Liabilities for which indemnification may also be available under the Organizational Documents of the Acquired Companies, as applicable, and any obligation of the Acquired Companies to provide indemnification for the same Liabilities pursuant to Section 7.2.

ARTICLE VII.

COVENANTS OF ACQUIROR

7.1 Regulatory Consents.

(a) In connection with the Transactions, Acquiror shall (and, to the extent required, shall cause its Affiliates to) promptly comply with the notification and reporting requirements of the HSR Act. Acquiror shall, and shall cause its Affiliates to, use reasonable best efforts to substantially comply with any Information or Document Requests as promptly as practicable.

(b) Acquiror shall, and shall cause its Affiliates to, cooperate in good faith with Governmental Authorities and use reasonable best efforts to undertake (and cause its Affiliates to undertake) promptly any and all action required to (i) obtain the expiration or termination of all applicable waiting periods under the HSR Act in connection with the Transactions and (ii) complete lawfully the Transactions as soon as possible (but in any event prior to the Termination Date), including by taking any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any Action in any forum by or on behalf of any Governmental Authority or the issuance, entry, enactment, promulgation or enforcement of any Governmental Order or other Law that would delay, enjoin, prevent, restrain or otherwise prohibit or make unlawful the consummation of the Transactions, including by (A) proffering, negotiating and consenting or agreeing to a Governmental Order or other Law or agreement providing for (1) the sale, divestiture, transfer, licensing or other disposition of, or the holding separate or similar arrangement with respect to, of any assets, businesses or interests, (2) the termination, amendment, assignment or creation of relationships, contractual rights or obligations, ventures or other arrangements, (3) the limitation or modification of the conduct of any businesses, assets or operations or any action that limits the freedom of action, ownership, management or control with respect to, or the ability to retain or hold, any assets, businesses or interests, (4) any other change or restructuring of the Acquired Companies or of Acquiror or its Affiliates and other actions and non-actions with respect to the assets, businesses or interests of the Acquired Companies or Acquiror and its Affiliates and (5) any other condition, commitment, remedy or undertaking of any kind (each of the actions described in the foregoing subclauses (1), (2), (3), (4) and (5), a “Remedial Action”); provided, however, that notwithstanding anything to the contrary contained in this Agreement, neither this Section 7.1(b) nor the “reasonable best efforts” standard shall require, or be construed to require, Acquiror or any of its Affiliates to (I) propose, offer, negotiate, consent to, commit to, agree to, take or effect any Remedial Action that, individually or taken together with any other Remedial Actions, would reasonably be expected to have a material adverse effect on the business, financial condition, assets or operations of Acquiror and its Affiliates, taken as a whole, or the Acquired Companies, taken as a whole or (II) contest, resist, defend, litigate on the merits or appeal any Action, including any Action by a private party, that is instituted (or threatened to be instituted) challenging the Transactions as violative of any Law, or seeking to delay, restrain, prohibit or prevent the consummation of the Transactions, including through the issuance of a final, non-appealable Governmental Order or other Law. The entry by any Governmental Authority in any Action of a Governmental Order or other Law permitting the consummation of the Transactions but requiring the taking of any action required by this Section 7.1(b) shall not in and of itself be deemed a failure to satisfy any condition specified in Article IX. No actions taken pursuant to this Section 7.1(b) shall be considered for purposes of determining whether a Material Adverse Effect has occurred or may occur.

(c) Acquiror shall promptly furnish to the Company copies of all correspondence, filings, notices and communications (and summaries of oral communications) between Acquiror or any of its Affiliates and any Governmental Authority with respect to the Transactions, and Acquiror shall permit counsel to the Company an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed written communications by Acquiror or its Affiliates to any Governmental Authority concerning the Transactions. Acquiror shall not, and shall cause its Affiliates not to, (i) “pull-and-refile,” pursuant to 16 C.F.R. § 803.12, any filing made under the HSR Act, (ii) extend any waiting period or comparable period under the HSR Act or any other Antitrust Law or (iii) offer, negotiate or enter into any commitment or agreement, including any timing agreement, with any Governmental Authority to delay the consummation of, to extend the review or investigation period applicable to, or not to close before a certain date, the Transactions, in each case of (i), (ii) and (iii), without the prior written consent of the Company. Acquiror agrees to provide the Company and its counsel the opportunity, on reasonable advance notice, to participate in any meetings or discussions, either in person or by video or telephone, between Acquiror or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions.

(d) Acquiror shall be solely responsible for and pay all filing fees payable to Governmental Authorities in connection with the Transactions.

(e) Acquiror shall not, and shall cause its Affiliates not to, acquire or agree to acquire equity or assets of, or other interests in, or merge or consolidate with (or agree to merge or consolidate with), any corporation, partnership, association or other Person, or any business unit, division, subsidiary, assets or other portion thereof, if such action would reasonably be expected to (i) materially increase the risk of any Governmental Authority entering, promulgating, enacting or enforcing a Governmental Order prohibiting the consummation of the Transactions, (ii) materially increase the risk of not being able to remove any such Governmental Order on appeal or otherwise, (iii) materially delay the satisfaction of the conditions contained in Section 9.1 or (iv) otherwise prevent or materially delay the consummation of the Transactions.

7.2 Indemnification and Insurance.

(a) From and after the Effective Time through the sixth (6th) anniversary of the Closing Date, Acquiror agrees that it shall cause the Acquired Companies to indemnify, defend and hold harmless each present and former director and officer of the Acquired Companies against any, judgments, claims and Damages incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Acquired Companies, as the case may be, would have been permitted under applicable Law and its respective certificate of formation, operating agreement or other Organizational Documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law); provided, that the Person to whom expenses are advanced provides an undertaking to repay such expenses to the extent required by applicable Law or the Organizational Documents of the Acquired Companies. Without limiting the foregoing, Acquiror shall cause the Acquired Companies (i) to maintain for a period of not less than six (6) years from the Effective Time provisions in its certificate of formation, operating agreement and other Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Acquired Companies’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Organizational Documents of the Acquired Companies, as applicable, in each case, as of the date of this Agreement and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.2 shall survive the consummation of the Merger until the sixth (6th) anniversary of the Closing Date and shall be binding, jointly and severally, on all successors and assigns of Acquiror and the Surviving Company. In the event that Acquiror or the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 7.2.

7.3 Post-Closing Access; Preservation of Records. For a period of seven (7) years after the Closing and to the extent permitted by applicable Law, upon reasonable advance written notice by the Holder Representative, Acquiror will make or cause to be made available to the Holder Representative all books, records and documents of the Acquired Companies (and the assistance of employees responsible for such books, records and documents) during regular business hours solely to the extent such access is reasonably required by the Holder Representative in connection with matters relating to or affected by the operations of the Acquired Companies prior to the Closing Date, including in connection with (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Action relating to the Acquired Companies prior to the Closing (other than Actions between any Holder and its Affiliates, on the one hand, and Acquiror or its Affiliates, on the other hand) and (b) preparing reports to equityholders and Governmental Authorities; provided, however, that access to such books, records, documents and employees will occur during normal business hours and not unreasonably interfere with the normal operations of the Acquired Companies and the reasonable out-of-pocket expenses of the Acquired Companies incurred in connection therewith will be paid by the Holder Representative. Acquiror will cause each Acquired Company to maintain and preserve all such books, records and other documents for any applicable statutory or regulatory retention period, as the same may be extended.

7.4 Employee Benefits.

(a) Acquiror shall provide, or cause to be provided, each Company Employee who continues in the employ of Acquiror, or any Acquired Company immediately following the Closing Date (the “Affected Employees”), for a period of one (1) year following the Closing, (i) annual base salary or wages that are no less than the annual base salary or wages provided to each such Affected Employee immediately prior to the Closing Date and (ii) employee benefits plans and programs that are substantially comparable in the aggregate to either (A) those currently provided by the Acquired Companies to each such Affected Employee immediately prior to the Closing Date or (B) those currently provided by the Acquiror or one of its Subsidiaries to employees of the Acquiror or one of its Subsidiaries in substantially comparable positions.

(b) Acquiror shall, or shall cause the Surviving Company to, honor all unused vacation, holiday, sickness and personal days accrued by, and any leaves of absence granted to, the Affected Employees prior to the Closing Date under the policies and practices of the Acquired Companies for a period of one (1) year following the Closing. In the event of any change in the employee benefit plan(s) that provide welfare benefits to any employee of the Acquired Companies for a period of one (1) year following the Closing (or, if earlier, the applicable Affected Employee’s termination of employment), Acquiror shall use commercially reasonable efforts to, or shall use commercially reasonable efforts to cause the Surviving Company or the insurance carrier to, (i) waive all limitations as to preexisting conditions, actively-at-work requirements, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees and their covered dependents under such new or changed plan (except to the extent that such conditions, requirements, exclusions or waiting periods would apply under the Company’s or such Subsidiary’s then existing plans absent any change in the employee benefit plan) and (ii) provide each Affected Employee and his or her covered dependents with full credit for any co-payments, deductibles, out-of-pocket expenses and lifetime maximums paid prior to any such change in coverage in satisfying any applicable deductible or out-of-pocket requirements under such new or changed plan for the remaining portion of the plan year of the Company’s or Subsidiary’s applicable, then existing plan (except to the extent that such credit for co-payments and deductibles paid prior to any such change in coverage did not apply under the Company’s or Subsidiary’s then existing plans to satisfy any applicable deductible or out-of-pocket requirements). Acquiror shall, or shall cause the Surviving Company to use commercially reasonable efforts to provide each Affected Employee with full credit for all service with the Company and its Affiliates under each employee benefit plan, policy, program or arrangement in which such Affected Employee is eligible to participate, except for purposes of (A) participation in and benefits accrual under any defined benefit pension plan, (B) participation in and benefits accrual under any non-contributory retirement benefit plan, (C) nonqualified deferred compensation plan, or (D) to the extent that it would result in a duplication of benefits with respect to the same period of services.

(c) At the written request of Acquiror, effective at least ten (10) Business Days prior to the Closing Date, the Company shall adopt written resolutions to terminate any and all Company 401(k) Plans, effective no later than the Business Day prior to the Closing Date. Prior to the execution of the resolutions approving such actions, the Company shall provide Acquiror with unexecuted drafts of such resolutions for Acquiror’s review and consent, which shall not be unreasonably withheld or delayed. If the Company terminates each Company 401(k) Plan at the written request of Acquiror, Acquiror shall, or shall cause one of its Subsidiaries or Affiliates to, cause a Code Section 401(k) arrangement sponsored or maintained by the Acquiror or any such Subsidiary or Affiliate (each, an “Acquiror 401(k) Plan”) to permit each Affected Employee participating in such a terminated Company 401(k) Plan as of immediately prior to the Closing Date to elect to rollover his or her account balances in such Company 401(k) Plan (including earnings through the date of transfer and promissory notes evidencing all outstanding loans) to an applicable Acquiror 401(k) Plan, in each case in accordance with the terms of the applicable Company 401(k) Plan and Acquiror 401(k) Plan. The Company shall use commercially reasonable efforts to cooperate to effectuate any such rollovers, including by exchanging any necessary participant records or engaging any recordkeepers, administrators, providers, insurers, or other third parties.

(d) The provisions of this Section 7.4 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including, for the avoidance of doubt, any current or former employee, officer, director, consultant or other service provider of the Acquired Companies), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 7.4) under or by reason of any provision of this Agreement. The provisions of this Agreement do not constitute an amendment to any Company Benefit Plan or any analogous plan, policy, program or arrangement of the Acquiror or any of its Affiliates.

7.5 RWI Policy. Acquiror has (a) obtained (i.e., bound and incepted as of the date hereof) a buyer-side representation and warranty insurance policy (the “RWI Policy”) insuring Acquiror for Damages due to breaches of representations and warranties under Article IV and the other matters (if any) covered by such policy (the “RWI Policy”) and (b) delivered to the Holder Representative a true, correct and complete copy of such RWI Policy (to the extent it is so obtained). Acquiror acknowledges and agrees that the RWI Policy, if obtained, shall provide that (i) other than in respect of claims based on Fraud, the insurer shall waive and release any right of or via subrogation, contribution, or otherwise against the Seller Parties in connection with this Agreement and (ii) the Seller Parties are third party beneficiaries of such waiver with the right to enforce it. The cost of the RWI Policy and any fees, costs or deductibles associated therewith shall be borne solely by Acquiror. Acquiror shall not amend, or consent to the amendment of, the RWI Policy with respect to the subrogation provisions in a manner that would be material and adverse to the interests of the Seller Parties without the Holder Representative’s express written consent (which shall not be unreasonably withheld, conditioned or delayed).

7.6 No Outside Reliance. Notwithstanding anything contained in this Agreement to the contrary, Acquiror (on its own behalf and on behalf of its Affiliates) acknowledges and agrees that neither the Company, any Seller Party nor any other Person is making any representations or warranties whatsoever, oral or written, express or implied, at law or in equity, beyond those expressly given in Article IV (including the Schedules), the Ancillary Documents or in any instrument, document or certificate delivered pursuant to this Agreement, and Acquiror (on its own behalf and on behalf of its Affiliates) acknowledges and agrees that it is not relying and has not relied on any representations or warranties other than those representations or warranties set forth in Article IV (as supplemented by the Schedules), the Ancillary Documents or in any instrument, document or certificate delivered pursuant to this Agreement. Acquiror hereby expressly disclaims any representations or warranties beyond those expressly given in Article IV (including the Schedules), the Ancillary Documents or in any instrument, document or certificate delivered pursuant to this Agreement. Acquiror (on its own behalf and on behalf of its Affiliates) acknowledges and agrees that, except for the representations and warranties contained in Article IV (as supplemented by the Schedules), the Ancillary Documents or in any instrument, document or certificate delivered pursuant to this Agreement, the assets and the Business are being transferred on a “where is” and, as to condition, “as is” basis. Acquiror (on its own behalf and on behalf of its Affiliates) further acknowledges and agrees that, except for the representations and warranties contained in Article IV (including the Schedules), the Ancillary Documents or in any instrument, document or certificate delivered pursuant to this Agreement, none of the Acquired Companies, any of their respective Affiliates or any other Person will have or be subject to any liability to Acquiror, its Affiliates or any other Person resulting from the distribution to Acquiror, its Affiliates or their respective Representatives, or the use by any of the foregoing of, any confidential information memoranda distributed on behalf of the Company relating to the Acquired Companies or other publications or Data Room information provided to Acquiror, its Affiliates or of their respective Representatives. Acquiror (on its own behalf and on behalf of its Affiliates) acknowledges and agrees that it has conducted to its satisfaction its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the business and operations of the Acquired Companies. Acquiror acknowledges that it is an informed and sophisticated Person, and has engaged advisors experienced in the evaluation and purchase of companies such as the Acquired Companies as contemplated hereunder. Notwithstanding anything herein to the contrary, nothing in this Section 7.6 shall limit Acquiror’s recovery in the event of Fraud.

ARTICLE VIII.

JOINT COVENANTS

8.1 Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, including the obligations of the parties with respect to the notifications, filings, reaffirmations, applications, requests, registrations, notices and Regulatory Consents described in Section 6.3 and Section 7.1, which obligations shall control to the extent of any conflict with this Section 8.1, each of the parties shall, and shall each cause their respective Subsidiaries to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonable necessary, proper or advisable to satisfy the conditions of Article IX and otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable, including using reasonable best efforts to make or secure or cause to be made or secured, any Consents pursuant to the terms of any Contract to which any Acquired Company is a party in connection with the consummation Transactions. Notwithstanding the foregoing, in no event shall the Acquired Companies be obligated to pay any fee, agree to any amendment or waiver of any rights or obligations of such Acquired Company or grant any concession (financial, contractual or otherwise) in connection with obtaining any such Consents.

8.2 Tax Matters.

(a) Tax Treatment. For U.S. federal and applicable state and local income Tax purposes, the Holders and Acquiror agree that the Transactions shall be treated consistently with IRS Revenue Ruling 99-6, Situation 2. The Holders and Acquiror shall, and shall cause their respective Affiliates to, report consistently with the foregoing for all Tax purposes unless otherwise required by applicable Law.

(b) Transfer Taxes. Transfer Taxes shall be borne and paid equally (50/50) by Acquiror and Holders when due. The party customarily responsible for filing any Tax Return or other document with respect to such Transfer Taxes shall, at its own expense, timely file such Tax Return or other documents (and the non-filing parties shall cooperate with respect thereto as necessary). The parties hereto will reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(c) Tax Returns.

(i) The Holder Representative shall, at the sole expense of the Holders, prepare and timely file, or cause to be prepared and timely filed, all Pass-Through Income Tax Returns (and related Schedules K-1 (and any corresponding or similar schedules required to be filed under state or local Law)) required to be filed for (A) the Tax period ending on the Closing Date and (B) the Tax period ending December 31, 2024; provided, that such Pass-Through Income Tax Returns shall be prepared on a basis consistent with Tax Returns prepared by the Company for prior taxable periods, unless a different treatment is required by applicable Law.

(ii) Acquiror shall prepare and timely file, or cause to be prepared and timely filed, any Tax Return (other than the Pass-Through Income Tax Returns described in clause (i), above) required to be filed by the Acquired Companies that is originally due after the Closing Date (taking into account any extensions of time to file such Tax Return that were validly obtained); provided, that with respect to any such Tax Return that relates to a Pre-Closing Tax Period: (A) the Holder Representative (with respect to any Taxes shown as due and owing on any such Tax Return for a Pre-Closing Tax Period) or Acquiror (with respect to any Taxes shown as due and owing on any such Tax Return for a Post-Closing Tax Period) shall timely pay or cause to be paid all Taxes shown as due and owing on such Tax Returns and (B) Acquiror shall (1) deliver to the Holder Representative a draft of any such Tax Return that shows an amount of Taxes due and owing for a Pre-Closing Tax Period for its review at least thirty (30) days prior to the due date for the filing of such Tax Return and (2) incorporate any reasonable comments that the Holder Representative submits to Acquiror with respect to any such Tax Return at least ten (10) days prior to the due date for such Tax Return.

(iii) In preparing Tax Returns under this Section 8.2(c), Acquiror and the Holders agree that allocations of items of income, gain, loss or deduction of the Acquired Companies shall be apportioned among the Holders and Acquiror using the “interim closing method” (and the “calendar day convention”) under Section 706 of the Code and Treasury Regulations Section 1.706-4, for the taxable year of the Company that includes the Closing Date.

(d) Tax Cooperation. Acquiror and the Holder Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns of the Acquired Companies and in connection with any audit, examination or judicial or administrative proceeding relating to the Taxes of the Acquired Companies. Such cooperation shall include the retention and (upon the other party’s request) the provision of relevant records and information and making appropriate persons available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding anything to the contrary in this Agreement, neither Acquiror nor any of its Affiliates shall be required to disclose to the Holder Representative or any Holder any Tax Return of Acquiror or any of its Affiliates (other than the Acquired Companies).

(e) Post-Closing Actions; State and Local Tax VDAs.

(i) Except for any State and Local Tax VDAs occurring in accordance with Section 8.2(e)(ii), Acquiror and its Affiliates (including, after the Closing, the Acquired Companies) shall not, without the consent of the Holder Representative (not to be unreasonably withheld, conditioned or delayed): (A) amend any previously filed Tax Returns for a Pre-Closing Tax Period, (B) file any Tax Returns for a Pre-Closing Tax Period in a manner inconsistent with past practices or in a jurisdiction where the Acquired Companies has not historically filed Tax Returns, (C) make, change or revoke any Tax election with respect to, or that has a retroactive effect to, a Pre-Closing Tax Period, (D) initiate any discussions or examinations with taxing authorities regarding Taxes with respect to any Pre-Closing Tax Periods, (E) make any voluntary disclosures with respect to Taxes for Pre-Closing Tax Periods, or (F) change any accounting method or adopt any convention that shifts taxable income from a Post-Closing Tax Period to a Pre-Closing Tax Period or shifts deductions or losses from a Pre-Closing Tax Period to a Post-Closing Tax Period, in each case, only if such action would be reasonably expected to result in an increase to the amount of Taxes payable by a Holder or its direct or indirect equityholders.

(ii) Following the Closing, Acquiror shall be entitled to enter into (or to cause the Acquired Companies to enter into) any voluntary disclosure agreement (or any similar arrangement) with a Governmental Authority or initiate any discussions with, or voluntarily approach (or take any similar action) a Governmental Authority, in each case, with respect to (x) a failure of the Acquired Companies to either pay or deduct and withhold and timely pay over to the appropriate Governmental Authority any state or local income Taxes (or gross receipts Taxes or franchise Taxes imposed in lieu of income Taxes) for any Pre-Closing Tax Period or (y) a failure of the Acquired Companies to collect and remit any Texas sales Taxes in connection with the sale of scrap metal in any Pre-Closing Tax Period (each, a “State and Local Tax VDA”); provided, however, that, at all times prior to the time that the Specified Tax Matters Escrow Funds are fully released pursuant to Section 8.2(k)(iii), (A) Acquiror shall not initiate any such State and Local Tax VDA without first obtaining the prior written consent of the Holder Representative (not to be unreasonably withheld, conditioned or delayed), (B) Acquiror shall keep the Holder Representative reasonably informed with respect to the status of such State and Local Tax VDA, and (C) Acquiror shall not settle a State and Local Tax VDA without first obtaining the Holder Representative’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). To the extent reasonably requested by Acquiror, the Holder Representative shall (and shall cause the Holders to) cooperate with Acquiror in connection with any State and Local Tax VDA. Notwithstanding any other provision in this Agreement, Acquiror shall timely pay or remit, or caused to be paid or remitted, any amounts due in connection with the settlement of any State and Local Tax VDA. Acquiror’s sole and exclusive remedy for such liabilities shall be the Specified Tax Matters indemnity as described in Section 8.2(k).

(f) Allocation of Straddle Period Taxes; Apportionment. For purposes of this Agreement, the amount of Taxes of the Acquired Companies arising in a Straddle Period that are allocable to the Pre-Closing Tax Period shall be: (i) in the case of any property or other similar Taxes that are imposed on a periodic basis, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, (A) the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and (B) the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the Tax period of the Acquired Companies terminated at the end of the day on the Closing Date.

(g) Tax Allocation. The parties hereto acknowledge and agree that the Merger Consideration and any other items properly treated as consideration for U.S. federal income Tax purposes shall be allocated among the assets of the Acquired Companies in accordance with Section 751 and Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”). Within thirty (30) days after the Determination Date, Acquiror shall provide to the Holder Representative a draft Allocation, for the Holder Representative’s review and comment. The Holder Representative shall have sixty (60) days after receipt of the draft Allocation to propose any changes to Acquiror’s draft Allocation; provided, that if the Holder Representative does not notify Acquiror in writing of its proposed changes to Acquiror’s draft Allocation within such sixty (60) day period, the Holder Representative will be deemed to have accepted Acquiror’s draft Allocation, which shall be final and binding on the parties hereto. If the Holder Representative delivers to Acquiror its proposed changes to Acquiror’s draft Allocation within sixty (60) days after its receipt of such draft Allocation, Acquiror and the Holder Representative shall reasonably cooperate to promptly resolve any disputes with respect to Acquiror’s draft Allocation. If they are unable to resolve any such dispute within thirty (30) days after Acquiror’s receipt of the Holder Representative’s proposed changes to the Allocation, any remaining disputed items shall be submitted to the Independent Accountant who shall determine only those items in dispute. The Allocation agreed to by Acquiror and the Holder Representative or determined by the Independent Accountant shall become the final Allocation, and in the event there is an adjustment to the Merger Consideration after the final Allocation has been determined, the final Allocation shall be adjusted in accordance with the methodology set forth in this Section 8.2(g) to reflect such adjustment. The costs and expenses of the Independent Accountant in resolving any such dispute shall be borne equally by Acquiror and the Holder Representative. The Holders and Acquiror shall, and shall cause their Affiliates to, report consistently with the final Allocation, as adjusted in accordance with this Section 8.2(g), on all Tax Returns, including IRS Form 8594 (in the case of Acquiror) and any statements required under Treasury Regulations Section 1.751-1(a)(3) (in the case of the Holders), and neither the Holders nor Acquiror shall take any position on any Tax Return that is inconsistent with the final Allocation, as adjusted in accordance with this Section 8.2(g), unless otherwise required by applicable Law; provided, however, that no party or its Affiliates shall be impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings relating to the Allocation.

(h) Section 754 Election. The parties hereto acknowledge and agree that the Company shall have in effect for the Tax period that includes the Closing Date a valid election pursuant to Section 754 of the Code, if such an election is not already in effect for the Company.

(i) Pass-Through Income Tax Contests. The Holders Representative shall, at the sole cost and expense of the Holders, have the sole right and responsibility to represent the interest of the Acquired Companies in any audit, examination, demand, claim or administrative or judicial proceeding that relates to a Pass-Through Income Tax Return of the Company (a “Pass-Through Income Tax Contest”). With respect to a Pass-Through Income Tax Contest, (i) the Holder Representative shall have the right to employ counsel of the Holder Representative’s choice (at the sole cost and expense of the Holders) and (ii) the Holder Representative shall keep Acquiror reasonably apprised of the progress of such Pass-Through Income Tax Contest. Notwithstanding the foregoing, the Holder Representative shall not settle or compromise any claim for Taxes with respect to any Pass-Through Income Tax Return which would adversely affect the liability for Taxes for Acquiror for any Post-Closing Tax Period to any extent without first obtaining the prior written consent of Acquiror (not to be unreasonably withheld, conditioned or delayed). With respect to a Pass-Through Income Tax Contest, the Holder Representative shall (i) make or cause the Company to make a “push-out” election under Section 6226 of the Code (or any analogous election under state or local Law) or (ii) make an arrangement reasonably satisfactory to Acquiror for the Holders to bear the economic burden of any “imputed underpayment,” within the meaning of Section 6225 of the Code (or any analogous election under state or local Law) and any associated interest, adjustments to tax and penalties properly attributable to the Holders for such Pass-Through Income Tax Contest; provided, that if the Person that is the “partnership representative” (within the meaning of Section 6223 of the Code and the Treasury Regulations promulgated thereunder (or any analogous representative under state or local Law)) (the “Partnership Representative”) for a taxable year refuses to make the “push-out” election under Section 6226 of the Code (or any analogous election under state or local Law) on behalf of the

Company for or related to a Pass-Through Income Tax Contest and the Holder Representative is otherwise unable to otherwise make such arrangement described in the preceding clause (ii) for or related to a Pass-Through Income Tax Contest, at the request of Acquiror, (A) the Holder Representative shall, and shall cause the Holders to, use reasonable best efforts to cooperate with Acquiror to revoke the-then current Partnership Representative’s designation and to appoint the Holder Representative as the new Partnership Representative, including by executing any such revocation in accordance with Treasury Regulations Section 301.6223-1(e) and any forms, instructions, and other guidance prescribed by the IRS that are required to effectuate such revocation and appointment, and (B) following its appointment as the new Partnership Representative, the Holder Representative shall make the “push-out” election under Section 6226 of the Code (or any analogous election under state or local Law) on behalf of the Company for or related to such Pass-Through Income Tax Contest.

(j) Tax Forms.

(i) The Company shall use commercially reasonable efforts to deliver or cause to be delivered to Acquiror at or prior to the Closing, an IRS Form W-8 or W-9, as applicable, of each payee of Outstanding Company Expenses or Funded Debt (other than a payee that is an employee of the Acquired Companies).

(ii) The Company shall: (A) use commercially reasonable efforts to deliver or cause to be delivered to Acquiror, at or prior to the Closing, all sales Tax resale certificates from the Top Customers listed on Schedule 4.24(a) (for the twelve (12)-month period ended December 31, 2024), but only to the extent that the Company is required to collect under applicable Law in order to substantiate an applicable exemption from sales Tax for sales made by the Company to such Top Customers, and (B) revise such certificates to reflect any reasonable comments provided by Acquiror prior to the Closing.

(k) Tax Matters Indemnity.

(i) Subject to the limitations set forth herein, from and after the Closing, the Holders shall indemnify, defend and hold harmless Acquiror, the Acquired Companies and their respective Affiliates and each of their respective officers, directors, employees, stockholders, agents, representatives, successors and assigns (the “Acquiror Indemnitees”) from and against all Damages to the extent primarily arising or resulting directly or indirectly from any of the matters set forth on Schedule 8.2(k)(i) (the “Specified Tax Matters”). The indemnification obligations of the Holders with respect to the Specified Tax Matters under this Section 8.2(k)(i) shall survive until the second (2nd) anniversary of the Closing; provided, however, that such indemnification obligations of the Holders under this Section 8.2(k)(i) shall survive as to any Pending Tax Claim existing as of such second (2nd) anniversary until the time that a “final determination” is made as to such Pending Tax Claim in accordance with this Section 8.2(k)(i). Any claim by an Acquiror Indemnitee related to the Specified Tax Matters pursuant to Section 8.2(k)(i) shall be asserted by Acquiror by giving the Holder Representative prompt written notice thereof (a “Specified Tax Matters Claim”). The failure to give such prompt written notice shall not, however, relieve the Holders of its indemnification obligations, except to the extent that the Holders are actually and materially prejudiced by reason of such failure. Such notice by Acquiror shall include copies of all written evidence thereof and shall indicate the estimated amount, if reasonably ascertainable at such time and which shall not be conclusive as to the final amount, of Damages arising or resulting from the Specified Tax Matters that have been sustained or may be sustained by the Acquiror Indemnitees. Any Specified Tax Matters Claim for which there has not been a “final determination” shall be deemed a “Pending Specified Tax Matters Claim”. A “final determination” will exist when (A) the parties to the dispute (including Acquiror or the Acquired Companies, on the one hand, and the applicable Governmental Authority, on the other hand) have reached an agreement in writing, (B) a court of competent jurisdiction has entered a Governmental Order, or (C) an arbitration or like panel has rendered a final determination, in each case, with respect to disputes the parties have agreed to submit thereto.

(ii) In the event of any Specified Tax Matters Claim for indemnification pursuant to Section 8.2(k)(i), the Acquiror Indemnitees shall be entitled to indemnification for the aggregate amount of all such Damages arising or resulting from the Specified Tax Matters from the first dollar up to a maximum of the funds then remaining in the Specified Tax Matters Escrow Funds. Such funds shall be used to satisfy all finally determined Damages for the Specified Tax Matters for which an Acquiror Indemnitee is entitled to indemnification hereunder and subject to the limitations set forth herein. The Specified Tax Matters Escrow Funds shall be the sole and exclusive remedy for all Specified Tax Matters.

(iii) The Specified Tax Matters Escrow Fund shall be held and disbursed by the Escrow Agent in accordance with the terms and provisions of the Escrow Agreement and this Agreement. In the event that an Acquiror Indemnitee is determined to be entitled to recovery of Damages from the Specified Tax Matters Escrow Fund pursuant to the terms of Section 8.2(k)(i), Acquiror and the Holder Representative shall execute and deliver to the Escrow Agent joint written instructions as soon as practicable, but in any event within five (5) Business Days after such determination is made with respect to such Specified Tax Matters, instructing the Escrow Agent to distribute to Acquiror, by wire transfer of immediately available funds from the Specified Tax Matters Escrow Fund, an amount equal to the lesser of (A) the amount of such Damages for the Specified Tax Matters and (B) the amount then remaining in the Specified Tax Matters Escrow Fund, in accordance with such joint written instructions. Within five (5) Business Days following the second (2nd) anniversary of the Closing, Acquiror and the Holder Representative shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay to the Holder Representative (for further distribution to the Holders based on their applicable Escrow Percentages), by wire transfer of immediately available funds from the Specified Tax Matters Escrow Fund, any remaining funds in the Specified Tax Matters Escrow Fund, less (A) any amounts subject to any Pending Specified Tax Matters Claim(s) and (B) the Tax Distribution Amount (as defined in the Escrow Agreement) relating to the Specified Tax Matters Escrow Fund (which Tax Distribution Amount shall be paid to Acquiror). Within five (5) Business Days of final resolution of such Pending Tax Claim(s), Acquiror and the Holder Representative shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay to the Holder Representative (for further distribution to the Holders based on their applicable Escrow Percentages), by wire transfer of immediately available funds from Specified Tax Matters Escrow Fund, any remaining funds in the Specified Tax Matters Escrow Fund.

(l) Specified Employee Matters Indemnity.

(i) Subject to the limitations set forth herein, from and after the Closing, the Holder set forth on Schedule 8.2(l)(i) (the, “Indemnifying Holder”) shall indemnify, defend and hold harmless the Acquiror Indemnitees from and against all Damages to the extent primarily arising or resulting directly or indirectly from any of the matters set forth on Schedule 8.2(l)(i)) (the “Specified Employee Matters”). The indemnification obligations of the Indemnifying Holder with respect to the Specified Employee Matters under this Section 8.2(l)(i) shall survive until the second (2nd) anniversary of the Closing; provided, however, that such indemnification obligations of the Indemnifying Holder under this Section 8.2(l)(i) shall survive as to any Pending Specified Employee Matters Claim existing as of such second (2nd) anniversary until the time that a “final determination” is made as to such Pending Specified Employee Matters in accordance with this Section 8.2(l)(i). Any claim by an Acquiror Indemnitee related to the Specified Employee Matters pursuant to Section 8.2(l)(i) shall be asserted by Acquiror by giving the Holder Representative and the Indemnifying Holder (at the Indemnifying Holder’s address set forth on Schedule 8.2(l)(i)) prompt written notice thereof (a “Specified Employee Matters Claim”). The failure to give such prompt written notice shall not, however, relieve the Indemnifying Holder of its indemnification obligations, except to the extent that the Indemnifying Holder is actually and materially prejudiced by reason of such failure. Such notice by Acquiror shall include copies of all written evidence thereof and shall indicate the estimated amount, if reasonably ascertainable at such time and which shall not be conclusive as to the final amount, of Damages arising or resulting from the Specified Employee Matters that have been sustained or may be sustained by the Acquiror Indemnitees. Any Specified Employee Matters Claim for which there has not been a “final determination” shall be deemed a “Pending Specified Employee Matters Claim”. A “final determination” will exist when (A) the parties to the dispute (including Acquiror or the Acquired Companies, on the one hand, and the applicable Governmental Authority, on the other hand) have reached an agreement in writing, (B) a court of competent jurisdiction has entered a Governmental Order, or (C) an arbitration or like panel has rendered a final determination, in each case, with respect to disputes the parties have agreed to submit thereto.

(ii) In the event of any Specified Employee Matters Claim for indemnification pursuant to Section 8.2(l)(i), the Acquiror Indemnitees shall be entitled to indemnification for the aggregate amount of all such Damages arising or resulting from the Specified Employee Matters from the first dollar up to a maximum of the funds then remaining in the Specified Employee Matters Escrow Funds. Such funds shall be used to satisfy all finally determined Damages for the Specified Employee Matters for which an Acquiror Indemnitee is entitled to indemnification hereunder and subject to the limitations set forth herein. The Specified Employee Matters Escrow Funds shall be the sole and exclusive remedy for all Specified Employee Matters.

(iii) The Specified Employee Matters Escrow Fund shall be held and disbursed by the Escrow Agent in accordance with the terms and provisions of the Escrow Agreement and this Agreement. In the event that an Acquiror Indemnitee is determined to be entitled to recovery of Damages from the Specified Employee Matters Escrow Fund pursuant to the terms of Section 8.2(l)(i), Acquiror and the Holder Representative shall execute and deliver to the Escrow Agent joint written instructions as soon as practicable, but in any event within five (5) Business Days after such determination is made with respect to such Specified Employee Matters, instructing the Escrow Agent to distribute to Acquiror, by wire transfer of immediately available funds from the Specified Employee Matters Escrow Fund, an amount equal to the lesser of (A) the amount of such Damages for the Specified Employee Matters and (B) the amount then remaining in the Specified Employee Matters Escrow Fund, in accordance with such joint written instructions. Within five (5) Business Days following the second (2nd) anniversary of the Closing, Acquiror and the Holder Representative shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay to the Holder Representative (for further distribution to the Indemnifying Holder), by wire transfer of immediately available funds from the Specified Employee Matters Escrow Fund, any remaining funds in the Specified Employee Matters Escrow Fund, less (A) any amounts subject to any Pending Specified Employee Matters Claim(s) and (B) the Tax Distribution Amount (as defined in the Escrow Agreement) relating to the Specified Employee Matters Escrow Fund (which Tax Distribution Amount shall be paid to Acquiror). Within five (5) Business Days of final resolution of such Pending Specified Employee Matters Claim(s), Acquiror and the Holder Representative shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay to the Holder Representative (for further distribution to the Indemnifying Holder), by wire transfer of immediately available funds from Specified Employee Matters Escrow Fund, any remaining funds in the Specified Employee Matters Escrow Fund.

8.3 Further Assurances. Each party agrees that, from time to time after the Closing, it will execute and deliver or cause its respective Affiliates to execute and deliver such further instruments, and take (or cause their respective Affiliates to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement.

ARTICLE IX.

CONDITIONS TO OBLIGATIONS

9.1 Conditions to Obligations of Acquiror, Merger Sub and the Company. The obligations of the parties to consummate, or cause to be consummated, the Transactions, are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a) All waiting periods (and any extensions thereof) applicable to the consummation of the Transactions under the HSR Act, and any commitment to, or agreement (including any timing agreement) with, any Governmental Authority to delay the consummation of, or not to consummate before a certain date, the Transactions, shall have expired or been terminated.

(b) There shall not be in force any Law or Governmental Order enjoining, preventing, making unlawful or otherwise prohibiting the consummation of the Transactions.

9.2 Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Acquired Companies contained in Article IV of this Agreement (without giving effect to any materiality or “Material Adverse Effect” or similar qualifications therein), other than the representations and warranties set forth in Section 4.1(a) (Organization of the Company), the first and second sentences of Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.6 (Capitalization), Section 4.15 (Brokers’ Fees), and Section 4.20(a) (No Material Adverse Effect) (the “Fundamental Representations”), shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made anew at and as of that time (except with respect to those representations and warranties which expressly speak as to a specific date, in which case such representations and warranties shall be true and correct in all respects at and as of such date), except for, in each case, such failures to be true and correct as would not reasonably be expected to have a Material Adverse Effect.

(ii) Each of the Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as if made anew at and as of that time (except with respect to those representations and warranties which expressly speak as to a specific date, in which case such representations and warranties shall be true and correct in all respects (other than de minimis inaccuracies) at and as of such date); provided, however, that the representations and warranties set forth in Section 4.6(e) (without giving effect to any materiality or “Material Adverse Effect” or similar qualifications therein) shall be true and correct in all material respects.

(b) Covenants. Each of the covenants and agreements of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with by the Company in all material respects.

(c) Closing Certificate. The Company shall have delivered to Acquiror a certificate duly executed by an officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(d) have been satisfied.

(d) No Material Adverse Effect. From the date of this Agreement, there shall not have occurred a Material Adverse Effect.

(e) Deliverables. The Company shall have delivered each of the deliveries contemplated by Section 2.6(a).

(f) Company Member Approval. The Company Member Approval shall have been obtained.

(g) Acknowledgement. Each of the Acknowledgement Agreements shall continue to be in full force and effect.

9.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Transactions is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties. Each of the representations and warranties of Acquiror contained in Article V of this Agreement (without giving effect to any materiality or “Acquiror Material Adverse Effect” or similar qualifications therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made anew at and as of that time (except with respect to those representations and warranties which expressly speak as to a specific date, in which case such representations and warranties shall be true and correct in all respects at and as of such date), except for, in each case, such failures to be true and correct as would not reasonably be expected to have an Acquiror Material Adverse Effect.

(b) Covenants. Each of the covenants and agreements of Acquiror to be performed or complied with as of or prior to the Closing shall have been performed or complied with by Acquiror in all material respects.

(c) Deliverables. At or prior to the Closing, Acquiror shall have delivered, or caused to be delivered, the deliveries set forth in Section 2.6(b).

(d) Closing Certificate. Acquiror shall have delivered to the Company a certificate duly executed by an officer of Acquiror, dated the Closing Date, certifying that the conditions specified in Section 9.3(a) and Section 9.3(b) have been satisfied.

9.4 Satisfaction of Conditions. All conditions to the obligations of the Company, Acquiror and Merger Sub to proceed with the Closing under this Agreement will be deemed to have been fully and completely satisfied or waived for all purposes upon the Closing.

ARTICLE X.

TERMINATION/EFFECTIVENESS

10.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the Transactions abandoned as follows (and the party seeking to terminate this Agreement pursuant to this Section 10.1 (other than Section 10.1(a)) shall give written notice of such termination to the other parties setting forth a brief description of the basis on which it is terminating this Agreement):

(a) by written consent of the Company and Acquiror;

(b) by the Company or Acquiror if any Governmental Authority having competent jurisdiction has issued a final, non-appealable Governmental Order, or enacted, promulgated or enforced a Law that is in force, in each case, permanently enjoining, prohibiting, preventing or making unlawful the Transactions; provided, that this right of termination shall not be available to any party whose failure to materially comply with or perform its obligations under this Agreement has been the principal cause of, or resulted in, the issuance of such Governmental Order or Law;

(c) by written notice to the Company from Acquiror, if:

(i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the breaching party, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the breaching party continues to use reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; or

(ii) the Closing has not occurred on or before September 17, 2025 (the “Termination Date”);

provided, that the right to terminate this Agreement under subsections (i) or (ii) of this Section 10.1(c) shall not be available to Acquiror if Acquiror is in breach of any representation, warranty, covenant or agreement contained in this Agreement such that the conditions specified in Section 9.3(a) or Section 9.3(b) would not be satisfied;

(d) by written notice to Acquiror from the Company if:

(i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) or Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured in all material respects within the Acquiror Cure Period; or

(ii) the Closing has not occurred on or before the Termination Date;

provided, that the right to terminate this Agreement under subsection (i) or (ii) of this Section 10.1(d) shall not be available to the Company if the Company is in breach of any representation, warranty, covenant or agreement contained in this Agreement such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied; or

(e) by written notice to the Company from Acquiror, if the Company Member Approval is not obtained within 24 hours of the execution of this Agreement.

10.2 Effect of Termination. Except as otherwise set forth in this Section 10.2, in the event of the proper and valid termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no further force and effect, without any liability on the part of any party or its respective Affiliates, officers, directors or equityholders, other than liability of any party for any Intentional and Willful Breach by such party occurring prior to such termination (which the parties hereto acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs and may include the benefit of the bargain lost by the Company or the Holders (taking into consideration relevant matters, including the total amount payable to the Holders under this Agreement and the time value of money), which shall be deemed in such event to be damages of the Company). Any failure of Acquiror and Merger Sub to consummate the Closing when required pursuant to Section 2.3 shall be an Intentional and Willful Breach. Notwithstanding anything in this Section 10.2 to the contrary, (a) the provisions of this Section

10.2, Article XI, and Article XII (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall, in each case, survive any termination of this Agreement and (b) no such termination shall relieve any party from any Liability arising out of Fraud.

ARTICLE XI.

HOLDER REPRESENTATIVE

11.1 Designation and Replacement of Holder Representative. The parties hereto have agreed that it is desirable to designate a representative to act on behalf of the Holders for certain limited purposes, as specified herein (the “Holder Representative”).

(a) Michael Kutsch, shall be the agent and attorney-in-fact for each of the Holders to act as the Holder Representative under this Agreement, the Escrow Agreement, and Letter of Transmittal (together with the Acknowledgement Agreements, the “Ancillary Documents”) in accordance with the terms of this Section 11.1. In the event of the resignation of the Holder Representative, a successor Holder Representative, appointed by the resigning Holder Representative, shall thereafter be appointed by an instrument in writing signed by such successor Holder Representative, subject to the prior written approval of Acquiror (which approval will not be unreasonably withheld, conditioned or delayed).

(b) The Holder Representative is hereby (and each Letter of Transmittal shall provide that the Holder Representative is) authorized and empowered to act for, and on behalf of, any or all of the Holders (with full power of substitution in the premises) in connection with (i) the purchase price adjustment set forth in Section 3.4, (ii) the indemnification matters set forth in Section 8.2(k) and Section 8.2(l) and (iii) such other matters as are reasonably necessary for the consummation of the Transactions, including (A) to receive or direct the receipt or distribution of all payments owing to the Holders under this Agreement, (B) to withhold any amounts received on behalf of the Holders in order to satisfy any actual or potential liabilities of the Holders under this Agreement, (C) to make any payments on behalf of the Holders and collect from the Holders (in accordance with each Holder’s Escrow Percentage) any amounts paid in settlement of any claims under this Agreement, (D) to execute and deliver the Escrow Agreement and any instructions or directions to the Escrow Agent with respect to the disbursement or other matters thereunder as the representative of the Holders, (E) to terminate, amend, waive any provision of or abandon this Agreement or any of the Ancillary Documents, (F) to act as the representative of the Holders to review and authorize all claims and disputes or question the accuracy thereof, (G) to negotiate and compromise on their behalf with Acquiror any claims asserted hereunder and to authorize payments to be made with respect thereto, (H) to distribute or direct the distribution of any payments to Holders as contemplated by this Agreement or the Escrow Agreement, (I) to take such further actions as are authorized in this Agreement or the Ancillary Documents and (J) in general, do all things and perform all acts, including executing and delivering all agreements (including the Ancillary Documents), certificates, receipts, consents, elections, instructions and other documents contemplated by or deemed by the Holder Representative to be necessary, desirable or incidental in connection with the foregoing, this Agreement, the Ancillary Documents and the Transactions. Acquiror and Merger Sub shall be entitled to rely on such appointment and to treat the Holder Representative as the duly appointed attorney-in-fact of each Holder. Notices given to the Holder Representative in accordance with the provisions of this Agreement shall constitute notice to each of the Holders for all purposes under this Agreement. The Holder Representative shall not have any duties or responsibilities except those expressly set forth in this Agreement, the Letter of Transmittal, and any other Ancillary Document to which it is a party, and no implied covenants, agreements, functions, duties, responsibilities, obligations or liabilities shall be read into this Agreement, the Letter of Transmittal or shall otherwise exist against the Holder Representative.

(c) The appointment of the Holder Representative is an agency coupled with an interest and is irrevocable and any action taken by the Holder Representative pursuant to the authority granted in this Section 11.1 shall be effective and absolutely binding on each Holder notwithstanding any contrary action of or direction from such Holder, and the death or incapacity, or dissolution or other termination of existence, of any Holder shall not terminate the authority and agency of the Holder Representative, and each Letter of Transmittal shall provide for the foregoing. Acquiror, Merger Sub and any other party to an Ancillary Document in dealing with the Holder Representative may conclusively rely, without inquiry, upon any act or instruction of the Holder Representative as the act or instruction of the Holders, without any Liability to any Holder for any action taken by such Person in reliance upon any such actions or instructions.

(d) The Holder Representative shall not be (and each Letter of Transmittal shall provide that the Holder Representative shall not be) liable to any Holder, with respect to any action taken or omitted to be taken by the Holder Representative in its role as the Holder Representative under or in connection with this Agreement or any Ancillary Document, unless such action or omission results from or arises out of gross negligence, willful misconduct or bad faith on the part of the Holder Representative. Each of Acquiror and Merger Sub acknowledges and agrees that the Holder Representative is party to this Agreement solely for purposes of serving as the “Holder Representative”.

(e) The Holder Representative shall receive no compensation for service as such but shall receive reimbursement from, and be indemnified from, the Holder Allocable Expenses, by the Holders for any and all expenses, charges and liabilities, including reasonable attorneys’ fees (collectively, the “Holder Representative Expenses”), incurred by the Holder Representative in the performance or discharge of its duties set forth in this Section 11.1. If the amount of the Holder Allocable Expenses is less than the Holder Representative Expenses, each Holder shall pay (and shall agree in its respective Letter of Transmittal to pay or cause to be paid) to the Holder Representative an amount equal to the product of (i) such Holder’s Escrow Percentage times (ii) the difference between (1) the Holder Representative Expenses and (2) the Holder Allocable Expenses. In the event that the Holder Allocable Expenses exceed the Holder Representative Expenses upon the final release of the Escrow Funds, such excess amount shall be distributed to the Escrow Agent and the Escrow Agent shall pay to each Holder an amount in cash equal to (i) the balance of such excess, multiplied by (ii) such Holder’s Escrow Percentage. For applicable Tax purposes, each Holder shall be treated as having received and voluntarily set aside at the Closing an amount of cash equal to the product of the Holder Allocable Expenses and such Holder’s Escrow Percentage.

ARTICLE XII.

MISCELLANEOUS

12.1 Non-Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement shall survive the Closing, except for those covenants and agreements contained herein and therein which by their terms expressly apply in whole or in part after the Closing and then only to such extent until such covenants and agreements have been fully performed. In furtherance of the foregoing, each party hereby waives (on behalf of itself and each of its Affiliates), to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (including any statutory rights to contribution or indemnification) for any breach of any representation or warranty or covenant or obligation to have been performed prior to the Closing set forth herein or otherwise relating to the Acquired Companies, or the subject matter of this Agreement that such party may have against the other parties or any of their Affiliates or any of their respective Representatives arising under or based upon any theory whatsoever, under any Law, Contract, tort or otherwise. Notwithstanding anything to the contrary in this Agreement (including this Section 12.1), nothing in this Agreement shall limit the rights or remedies of (x) any party under this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement based upon or in connection with Fraud or Intentional and Willful Breach or (y) Acquiror and its Affiliates under the RWI Policy.

12.2 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, similar governing body or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement in writing executed by the party so waiving in the same manner (but not necessarily by the same Persons) as this Agreement. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

12.3 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered in person prior to 5:00 p.m. (Central time) on a Business Day, otherwise on the next Business Day, (b) one (1) Business Day following deposit or mailing if sent by a nationally recognized overnight courier or by registered or certified mail, return receipt requested, or (c) on the date sent, if sent by email prior to 5:00 p.m. (Central time) a Business Day, otherwise on the next Business Day (in each case in this clause (c), so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:

(a) If to Acquiror, Merger Sub or the Company (following the Closing), to:

CSW Industrials, Inc.

5420 Lyndon B. Johnson Freeway, Suite 500

Dallas, Texas 75240

Attention: Luke Alverson, General Counsel

Email: luke.alverson@cswindustrials.com

with a copy to:

Allen Overy Shearman Sterling US LLP

2601 Olive Street, 17th Floor

Dallas, Texas 75201

Attention: Robert J. Cardone and Efren Lemus

Email: robert.cardone@aoshearman.com and

efren.lemus@aoshearman.com

(b) If to the Company (prior to the Closing), to:

Aspen Manufacturing, LLC

373 Atascocita Road

Humble, Texas 77396

Attention: Jason Ludeke

Email: jason.ludeke@aspenmfg.com

with a copy to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention: James Garrett

Email: james.garrett@lw.com

(c) If to the Holder Representative (prior to the Closing) to:

Michael Kutsch

373 Atascocita Road

Humble, Texas 77396

Email: mike@amikekutsch.com

with a copy to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention: James Garrett

Email: james.garrett@lw.com

(d) If to the Holder Representative (following the Closing) to:

Michael Kutsch

Sixth Street N

Naples, FL 34102

Email: mike@amikekutsch.com

with a copy to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention: James Garrett

Email: james.garrett@lw.com

or to such other address or addresses as the parties may from time to time designate in writing by notice to the other parties in accordance with this Section 12.3.

12.4 Assignment. No party shall assign this Agreement or any part hereof without the prior written consent of the other parties; provided, that Acquiror may assign its rights, interests and obligations hereunder to its Affiliates so long as such assignment does not result in any costs or expenses for which the Company or Holders would be responsible; provided, further that such assignment will not relieve Acquiror of its obligations or liabilities hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and its Subsidiaries (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.2, (b) the past, present and future directors, managers, officers, employees, incorporators, members, partners, equityholders, Affiliates, agents, attorneys, advisors and Representatives of the parties and any Affiliate of any of the foregoing (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, this Section 12.5 and Section 12.16, (c) Latham & Watkins LLP (“L&W”) is an intended third-party beneficiary of, and may enforce, this Section 12.5 and Section 12.17 and (d) the Seller Parties are intended third party beneficiaries of, and may enforce, this Section 12.5 and Section 12.16 (if applicable).

12.6 Expenses. Except as otherwise provided herein (including in the definition of Outstanding Company Expenses, Section 6.2, Section 7.1(d) and Section 8.2), each party, other than the Holder Representative (whose expenses shall be paid out of the Holder Allocable Expenses), shall bear its own expenses incurred in connection with this Agreement and the Transactions, whether or not such Transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, that (a) the Acquiror, on the one hand, and the Holders, on the other hand, shall each be responsible for 50% of any fees and expenses payable to the Escrow Agent pursuant to the Escrow Agreement and (b) the fees and expenses of the Independent Accountant, if any, shall be paid in accordance with Section 3.4; provided, further, that, in the event that the Transactions are not consummated, the Company shall reimburse the Holder Representative for all costs and expenses incurred by the Holder Representative in connection with the Transactions.

12.7 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

12.8 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement and the Ancillary Documents may be executed and delivered by original signature or by digital or other electronic signature (including, without limitation, DocuSign and AdobeSign) and in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile or .pdf copies hereof or signatures hereon shall, for all purposes, be deemed to have the same legal effect as delivery of an original executed copy of this Agreement, or such Ancillary Document for all purposes.

12.9 Schedules and Annexes. The Schedules and Annexes referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Annexes shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be disclosed and incorporated by reference in each other section or schedule as though fully set forth in such other section or schedule to the extent the relevance of such information to such other section or schedule is reasonably apparent on the face of such disclosure without further inquiry or independent knowledge on the part of the reader regarding the information disclosed. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality (except to the extent the applicable representation or warranty specifically requires that a particular item be disclosed).

12.10 Entire Agreement. This Agreement (together with the Schedules and Annexes to this Agreement), the Ancillary Documents, and that certain Confidentiality Agreement, dated as of May 26, 2022 by and between CSW Industrials, Inc. (“CSWI”) and the Company (as amended, the “Confidentiality Agreement”), constitute the entire agreement among the parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the parties except as expressly set forth in this Agreement and the Confidentiality Agreement.

12.11 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the parties hereto in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the Holders shall not restrict the ability of the board of managers of the Company to terminate this Agreement in accordance with Section 10.1 or to cause the Company to enter into an amendment to this Agreement pursuant to this Section 12.11 to the extent permitted under Section 18-209(b) of the DLLCA.

12.12 Publicity. The parties agree that no press releases or other public communications of any nature whatsoever relating to the Transactions, shall be issued or made by any party or its Affiliates without the prior written approval of the other parties hereto. The parties hereto agree to keep the terms of this Agreement confidential, except to the extent and to the Persons to whom disclosure is required by applicable Law or for purposes of compliance with financial reporting obligations; provided, that the parties may disclose such terms to their respective directors, officers, employees, accountants, advisors and other Representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to keep the terms of this Agreement confidential in accordance with the terms of this Agreement). Notwithstanding anything in this Section 12.12 to the contrary, the Company acknowledges that CSWI, the parent of Acquiror, is a publicly listed entity and will be required to disclose, and nothing herein shall prohibit CSWI from disclosing, as necessary any material information relating to the Transactions or the entry into this Agreement in accordance with applicable securities Laws, including filing this Agreement, to the extent necessary as determined by Acquiror in its sole discretion.

12.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement by a court of competent jurisdiction, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

12.14 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transactions may be brought in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.14. EACH OF THE PARTIES HERETO (I) ACKNOWLEDGES AND AGREES THAT ANY ACTION THAT MAY ARISE UNDER OR RELATE TO THIS AGREEMENT OR THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND (II) HEREBY

IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS. EACH PARTY (A) CERTIFIES AND ACKNOWLEDGES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) CERTIFIES AND ACKNOWLEDGES THAT IT AND ANY OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION OF THIS AGREEMENT, (C) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (D) MAKES THIS WAIVER VOLUNTARILY.

12.15 Enforcement.

(a) The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (i) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages or inadequacy of any remedy at law, prior to the valid termination of this Agreement in accordance with Section 10.1 (except with respect to the Surviving Provisions), this being in addition to any other remedy to which they are entitled under this Agreement and (ii) the right of specific performance is an integral part of the Transactions and without that right, no party would have entered into this Agreement.

(b) Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 12.15 shall not be required to provide any bond or other security in connection with any such injunction.

12.16 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or Transactions may only be brought against, the Persons that are expressly named as parties hereto (or CSWI in accordance with the Confidentiality Agreement) and then only with respect to the specific obligations set forth herein with respect to such party or, with respect to CSWI, set forth in the Confidentiality Agreement. Without limiting the obligations of CSWI pursuant to the Confidentiality Agreement, except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any of the foregoing, in each case of the Persons described in the foregoing clauses (a) and (b), shall have any Liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or Acquiror under this Agreement (whether for indemnification or otherwise) of or for any claim based on, arising out of, or related to this Agreement or Transactions, except in the case of Fraud.

12.17 Acknowledgement and Waiver.

(a) It is acknowledged by each of the parties hereto that the Holder Representative and the Company have retained L&W to act as their counsel in connection with the Transactions and that L&W has not acted as counsel for any other Person in connection with the Transactions for conflict of interest or any other purposes. Acquiror, Merger Sub and the Company agree that any attorney-client privilege and the expectation of client confidence attaching as a result of L&W’s representation of the Company and the Holder Representative related to the preparation for, and negotiation and consummation of, the Transactions, including all communications among L&W and the Company, the Holders, the Holder Representatives or their respective Affiliates, related to the preparation for, and negotiation and consummation of, the Transactions, shall survive the Closing and shall remain in effect. Furthermore, effective as of the Closing, (i) all communications (and materials primarily relating thereto) between the Acquired Companies and L&W related to the preparation for, and negotiation and consummation of, the Transactions are hereby assigned and transferred to the Holder Representative, (ii) the Acquired Companies hereby release all of their respective rights and interests to and in such communications and related materials and (iii) the Acquired Companies hereby release any right to assert or waive any privilege related to the communications referenced in this Section 12.17(a) (the “Privileged Deal Communications”) and acknowledge and agree that all such rights shall reside with the Holder Representative. Notwithstanding the foregoing, in the event that a dispute arises between Acquiror or the Company, on the one hand, and a third party other than a party to this Agreement, on the other hand, after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of Privileged Deal Communications to such third party; provided, however, that the Company may not waive such privilege without the prior written consent of the Holder Representative (not to be unreasonably withheld, conditioned or delayed).

(b) Acquiror, Merger Sub and the Company agree that, notwithstanding any current or prior representation of the Company by L&W, L&W shall be allowed to represent any Holder, the Holder Representative or any of their respective Affiliates in any matters and disputes adverse to Acquiror, Merger Sub or the Company that either is existing on the date of this Agreement or arises in the future and relates to this Agreement and the Transactions; and Acquiror, Merger Sub and the Company hereby waive any conflicts or claim of privilege that may arise in connection with such representation. Further, Acquiror, Merger Sub and the Company agree that, in the event that a dispute arises after Closing between Acquiror, Merger Sub or the Company, on the one hand, and any Holder, the Holder Representative or any of their respective Affiliates, on the other, L&W may represent such Holder, the Holder Representative or Affiliate in such dispute even though the interests of such Holder, the Holder Representative or Affiliate may be directly adverse to Acquiror or the Company and even though L&W may have represented the Company in a matter substantially related to such dispute.

(c) Each of Acquiror and Merger Sub acknowledges, on behalf of itself and its Affiliates (including, from and after the Closing, the Acquired Companies), that any advice given to or communication with any Holder, the Holder Representative or any of their respective Affiliates (other than the Company) shall not be subject to any joint privilege and shall be owned solely by such Holder, the Holder Representative and any Affiliate of each such party (other than the Company). Acquiror, Merger Sub and the Company each hereby acknowledge that each of them have had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than L&W.

12.18 Release. Effective upon the Effective Time, Acquiror and Merger Sub and their Affiliates, from and after the Closing, the Acquired Companies, and any successors or assigns of any of the foregoing (each an “Acquiror Releasor”) hereby waives and releases any claims that any of the Acquiror Releasors currently has or, in the future, may have against any of the Seller Parties for any of such Person’s actions or omissions prior to the Closing in relation to or arising from the Acquired Companies and their respective pre-Closing businesses, operations and properties, other than claims expressly permitted under this Agreement; provided, however, that nothing contained in this Section 12.18 shall release, waive, discharge or otherwise affect the rights or obligations of any Person under this Agreement, the Escrow Agreement or any other Ancillary Document. Each of Acquiror and Merger Sub hereby acknowledges the release set forth in the preceding sentence and covenants and agrees that it will honor such release and will not, and will cause the Acquired Companies (and each Acquiror Releasor) not to, take any action inconsistent therewith (including commencing litigation with respect to, or directly or indirectly transferring to another Person, any released claims).

[Signature Pages Immediately Follow]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first written above.

RECTORSEAL, LLC

By:	/s/ Luke Alverson
Name: Luke Alverson
Title: Vice President and Secretary

RS ACQUISITION SUB, LLC

By:	/s/ Luke Alverson
Name: Luke Alverson
Title: Vice President and Secretary

[Signature Page to Agreement and Plan of Merger]

ASPEN MANUFACTURING, LLC

By:	/s/ Jason Ludeke
Name: Jason Ludeke
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

/s/ Michael Kutsch
MICHAEL KUTSCH, solely in his capacity as the initial Holder Representative

[Signature Page to Agreement and Plan of Merger]